Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 8th day of June, 2015, among (i) Global Defense & National Security Systems, Inc., a Delaware corporation (the “Buyer”), (ii) Global Defense & National Security Holdings LLC, a Delaware limited liability company (the “Sponsor”), solely for purposes of Sections 1.2 and 6.5(i), (iii) STG Group, Inc., a Delaware corporation (the “Company”), (iv) each of the Persons set forth on Annex A (the “Stockholders”, and, together with the Company, the “Seller Parties”) and (v) Simon Lee, as Stockholders’ Representative, solely for purposes of Sections 1.2, 1.3, 1.4, 6.3, 6.5, 6.7, 6.10 and 6.23 and ARTICLES IX and XII, and, individually, solely for purposes of ARTICLE X. The Buyer, the Company and the Stockholders are referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms not otherwise defined herein have the respective meanings ascribed to them in Appendix A.

RECITALS

WHEREAS, the Stockholders are the record and beneficial owners of all of the issued and outstanding capital stock and other equity securities of the Company;

WHEREAS, upon the terms and subject to the conditions set forth herein, the Buyer desires to purchase from the Stockholders, and the Stockholders desire to sell to the Buyer, all of the issued and outstanding capital stock and other equity securities of the Company (the “Stock Purchase”); and

WHEREAS, the Parties intend that the Stock Purchase be part of an integrated transaction with the contemporaneous consummation of the Contribution Agreements, such that the Stock Purchase will qualify as an exchange described in Section 351 of the Code and the rules and regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES

1.1           Stock Purchase. On the terms and subject to the conditions of this Agreement, for the consideration specified in Section 1.2, the Buyer agrees to purchase from each of the Stockholders, and each of the Stockholders agrees to sell, transfer, assign and deliver to the Buyer, the Shares, free and clear of all Encumbrances, which Shares collectively constitute all of the issued and outstanding capital stock of the Company.

1.2           Consideration.

(a)          The aggregate maximum consideration to be paid in exchange for the acquisition by the Buyer of all issued and outstanding capital stock of the Company and any other equity securities of the Company (including all outstanding unexpired and unexercised options, warrants or other rights to acquire or receive any capital stock of the Company, or stock appreciation, phantom stock, profit participation or other similar rights with respect thereto, whether vested or unvested, if any) and the covenants of the Stockholders pursuant to ARTICLE X, the provisions of Appendix B and otherwise hereunder, shall consist of (i) Seventy-Five Million Dollars ($75,000,000) in cash (the “Cash Consideration”) (subject to the terms and conditions set forth herein, including the Cash Consideration adjustments set forth in Section 1.4), (ii) Eight Million Five Hundred Seventy-Eight Thousand One Hundred Ninety-Nine (8,578,199) Buyer Shares with an aggregate value equal to approximately Ninety Million Five Hundred Thousand Dollars ($90,500,000), or $10.55 per Buyer Share (the “Buyer Per Share Price”), and (iii) an additional Four Hundred Forty-Five Thousand One Hundred Sixty-One (445,161) Buyer Shares (the “Sponsor Shares”), less any Forfeited Shares (together with the Buyer Shares described in clause (ii), the “Share Consideration”). The Sponsor shall contribute the Sponsor Shares, immediately prior to the Closing, to the Buyer for reissuance to the Stockholders as part of the Share Consideration under this Agreement (the “Sponsor Transfer”).

(b)          The Cash Consideration (as adjusted), less the Cash Escrow Deposit (the “Closing Cash Consideration”), shall be paid, and the Share Consideration, less the Escrow Shares (the “Closing Share Consideration”), shall be issued, by the Buyer to the Stockholders at the Closing pursuant to the flow of funds memorandum referenced in Section 1.4(b), which shall provide that each Stockholder shall receive (1) an amount in cash, without interest, equal to the product of (A) the Closing Cash Consideration, multiplied by (B) such Stockholder’s Per Share Portion and (2) a number of Buyer Shares rounded down to the nearest whole share equal to the product of (A) the Closing Share Consideration, multiplied by (B) such Stockholder’s Per Share Portion.

(c)          In the event that the Share Consideration immediately following the Closing (after taking into account any Equity Financing and the shares to be received by the Sponsor in connection with the Transaction, including all transactions contemplated by the Contribution Agreements) would, in the aggregate, equal less than fifty-six and 7/10ths percent (56.7%) of the outstanding Buyer Shares as of the Closing, by providing the Buyer with written notice at least five (5) Business Days prior to the Closing, the Stockholders’ Representative may elect to (x) receive additional Buyer Shares as Share Consideration, so that the Stockholders shall own, in the aggregate, fifty-six and 7/10ths percent (56.7%) of the outstanding Buyer Shares following the Closing, and (y) reduce the Cash Consideration by an amount equal to the value of the additional Buyer Shares received based upon the Buyer Per Share Price. Additionally, in the event that the Transaction otherwise would not qualify for treatment under Section 351 of the Code as a result of failure to satisfy the Control Requirement (after taking into account any Equity Financing and the shares to be received by the Sponsor in connection with the Transaction, including as contemplated by the Contribution Agreements), by providing the Buyer with written notice at least five (5) Business Days prior to the Closing, the Stockholders’ Representative may elect to (x) receive additional Buyer Shares as Share Consideration, so that the Stockholders shall own a number of additional shares of the outstanding Buyer Shares following the Closing necessary to satisfy the Control Requirement as agreed upon by the Buyer and the Stockholders’ Representative, and (y) reduce the Cash Consideration by an amount equal to the value of the additional Buyer Shares so received based upon the Buyer Per Share Price.

1.3           Indemnity Escrow. On the Closing Date, the Buyer, the Stockholders’ Representative and Branch Banking and Trust Company, a North Carolina banking corporation (the “Escrow Agent”), shall enter into an escrow agreement in substantially the form attached hereto as Exhibit A (the “Indemnity Escrow Agreement”) to serve as partial security for the indemnification obligations of the Stockholders set forth in this Agreement. The Buyer shall withhold (a) Three Million Three Hundred Ten Thousand Dollars ($3,310,000) (the “Cash Escrow Deposit”) from the Cash Consideration and (b) Three Hundred Thirteen Thousand Seven Hundred Forty-Four (313,744) Buyer Shares (the “Escrow Shares”), with an aggregate value equal to approximately Three Million Three Hundred Ten Thousand Dollars ($3,310,000), or $10.55 per Buyer Share, from the Share Consideration (collectively, the “Indemnity Escrow Deposit”) and deposit such amounts into escrow pursuant to the terms of the Indemnity Escrow Agreement. Notwithstanding any provisions of this Agreement to the contrary and pursuant to and subject to the terms and conditions of the Indemnity Escrow Agreement, the Indemnity Escrow Deposit shall be held in escrow to partially secure the payment of the indemnity obligations of the Indemnifying Securityholders pursuant to ARTICLE IX.

1.4           Cash Consideration Adjustments.

(a)          At least three (3) Business Days prior to the Closing, the Company and the Buyer shall finalize an estimated Closing Statement (the “Estimated Closing Statement”), which shall set forth the Estimated Closing Balance Sheet prepared in accordance with the form, methodology and principles used in preparing the Reference Balance Sheet, the Indebtedness for Borrowed Money of the Company and its Subsidiaries, the Non-Ordinary Course Liabilities of the Company and its Subsidiaries, the Cash of the Company and its Subsidiaries and the Estimated Closing Working Capital, in each case, estimated as of 11:59 p.m., Eastern time, on the Closing Date. The Closing Cash Consideration shall be reduced by the amount of the Estimated Working Capital Deficit, if any, or increased by the amount of the Estimated Working Capital Surplus, if any. The Closing Cash Consideration shall also be reduced by the following amounts, if any, as set forth on the Estimated Closing Statement: (i) the amount of any Indebtedness for Borrowed Money of the Company and its Subsidiaries and (ii) the amount of any Non-Ordinary Course Liabilities of the Company and its Subsidiaries, and shall be increased by the amount of Cash of the Company and its Subsidiaries, if any, as set forth on the Estimated Closing Statement. Such adjustments to the Cash Consideration shall be referred to herein collectively as the “Estimated Closing Adjustment.” The Estimated Closing Adjustment shall be determined without regard to the limitations set forth in Sections 9.4 and 9.5 hereof.

(b)          At least three (3) Business Days prior to the Closing Date, the Company shall provide to Buyer the following information as of immediately prior to the Closing: (i) the names, addresses and taxpayer identification numbers of each holder of Company Common Stock, (ii) the number of shares of Company Common Stock held by each such Person, and (iii) such other information with respect to payments to be made pursuant to this Agreement as the Buyer may reasonably request. At least two (2) Business Days prior to the Closing, the Parties shall agree upon a flow of funds memorandum, which shall set forth all payments required to be made by or on behalf of each of the Parties at the Closing, including for each such payment an identification of the payor, the payee, the amount and the wire transfer information.

(c)          Within one hundred twenty (120) days following the Closing Date, the Buyer shall deliver to the Stockholders’ Representative a Closing Statement (the “Closing Statement”), prepared in accordance with the form, methodology and principles used in preparing the Reference Balance Sheet, which shall set forth the Closing Balance Sheet, the Indebtedness for Borrowed Money of the Company and its Subsidiaries, the Non-Ordinary Course Liabilities of the Company and its Subsidiaries, the Cash of the Company and its Subsidiaries and the Closing Working Capital, and shall set forth any Closing Adjustment, in each case determined as of 11:59 p.m., Eastern time, on the Closing Date. The Stockholders’ Representative shall assist the Buyer in the preparation of the Closing Statement as reasonably requested by the Buyer.

(d)          The Stockholders’ Representative shall have a period of thirty (30) days following the Buyer’s delivery of the Closing Statement to notify the Buyer of the Stockholders’ Representative’s election to dispute the Closing Statement or any portion thereof. During such thirty (30) day period, the Buyer shall provide the Stockholders’ Representative with the working papers of the Buyer relating to the Closing Statement. If (i) at any time during such thirty (30)-day review period, the Stockholders’ Representative delivers written notice to the Buyer of its acceptance of the Closing Statement or (ii) prior to the expiration of such thirty (30)-day review period, the Stockholders’ Representative does not deliver to the Buyer written notice of its disagreement specifying the nature and amount of any disputed item (a “Notice of Disagreement”), then the Closing Statement and any required adjustments resulting therefrom shall be deemed final and binding on the Stockholders and the Stockholders’ Representative. To the extent that the Stockholders’ Representative delivers a timely Notice of Disagreement, the Stockholders shall be deemed to have agreed with all items and amounts in the Closing Statement not specifically referenced in such Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with this Section 1.4(d). Any Notice of Disagreement may reference only disagreements (i) based upon either mathematical errors or amounts reflected in the Closing Statement or (ii) that either the Closing Statement or the calculation of the Closing Adjustment was not prepared in accordance with this Section 1.4.

(e)          During the thirty (30)-day period following timely delivery of a Notice of Disagreement by the Stockholders’ Representative to the Buyer, the Buyer and the Stockholders’ Representative shall in good faith seek to resolve in writing any differences that they may have with respect to the matters identified therein. During such thirty (30)-day period, the Stockholders’ Representative shall provide the Buyer and its Representatives with reasonable access, during normal business hours and upon reasonable prior notice to the Stockholders’ Representative, to the working papers of the Stockholders’ Representative and its Representatives relating to such Notice of Disagreement. Any disputed items resolved in writing between the Stockholders’ Representative and the Buyer within such thirty (30)-day period shall be final and binding with respect to such items, and if the Stockholders’ Representative and the Buyer agree in writing on the resolution of each disputed item specified by the Stockholders’ Representative in the Notice of Disagreement and the amount of the Closing Adjustment, the amount so determined shall be final and binding on the Stockholders.

(f)          In the event that the Stockholders’ Representative and the Buyer are unable to resolve all disputed portions of the Closing Adjustment within thirty (30) days following the date upon which the Buyer received written notice from the Stockholders’ Representative disputing the Closing Statement, then within ten (10) days after the expiration of such thirty (30)-day period, the Buyer and the Stockholders’ Representative shall engage the Accounting Firm and shall submit, in writing, to the Accounting Firm, their briefs detailing their views as to the nature and amount of each item remaining in dispute and the amount of the Closing Adjustment, and the Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Adjustment, which determination shall be, in the absence of fraud or manifest error by the Accounting Firm, final and binding for purposes of this Agreement. The Accounting Firm shall be (i) engaged by the Buyer and the Stockholders’ Representative on a joint basis and (ii) authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 1.4 within the range of the difference between the Buyer’s position with respect thereto and the Stockholders’ Representative’s position with respect thereto. The Accounting Firm shall resolve each item remaining in dispute based solely on the briefs and supporting material provided by the Buyer and the Stockholders’ Representative and not pursuant to any independent review. The determination of the Accounting Firm shall be accompanied by a certificate of the Accounting Firm that it reached such determination in accordance with the provisions of this Section 1.4. The Buyer and the Stockholders’ Representative shall request that the Accounting Firm render its determination prior to the expiration of sixty (60) days after the dispute is submitted to the Accounting Firm, and such determination and any required adjustments resulting therefrom shall be, in the absence of fraud or manifest error by the Accounting Firm, final and binding on all of the Parties and the Stockholders’ Representative. The fees and expenses of the Accounting Firm shall be allocated to be paid by the Buyer and/or the Stockholders’ Representative, respectively, based upon the proportion of the amount contested and not awarded to the Buyer or the Stockholders’ Representative, as applicable, bears to the total amount contested by such party, as determined by the Accounting Firm.

(g)          If the Closing Adjustment as finally determined in accordance with the provisions of this Section 1.4 is in the Buyer’s favor, the amount thereof shall be paid as an adjustment to the Cash Consideration by the Stockholders, pro rata based upon their Per Share Portion, to the Buyer by wire transfer of immediately available funds.

(h)          If the Closing Adjustment as finally determined in accordance with the provisions of this Section 1.4 is in the Stockholders’ Representative’s favor, the amount thereof (the “Aggregate Overage”) shall be paid as an adjustment to the Cash Consideration by the Buyer to the Stockholders so that each Stockholder shall receive a portion of the Aggregate Overage equal to (x) the dollar value of the Aggregate Overage multiplied by (y) the Per Share Portion.

1.5           Withholding of Tax. The Buyer shall be entitled (but not obligated) to deduct and withhold from the consideration otherwise payable to the Stockholders pursuant to this Agreement such amounts as the Buyer (or any Affiliate thereof) shall determine in good faith are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholders.

ARTICLE II
CLOSING

2.1           Time and Place of the Closing. The Closing shall take place at the offices of Morrison & Foerster LLP, 1650 Tysons Boulevard, Suite 400, McLean, Virginia, remotely via the exchange of documents and signatures by facsimile or electronic delivery, on the later of (a) the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VII and ARTICLE VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and (b) the earlier of (i) a date during the Marketing Period to be specified by the Buyer on no fewer than two (2) Business Days’ notice to the Company and (ii) the third (3rd) Business Day after the end of the Marketing Period (subject, in each case, to the satisfaction or waiver of all of the conditions set forth in ARTICLE VII and ARTICLE VIII as of the date determined pursuant to this clause (b) other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or on such other date as the Buyer and the Stockholders’ Representative mutually agree.

2.2           Deliveries. At the time of the Closing, (a) each of the Seller Parties and the Stockholders’ Representative shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 7.7 below and (b) the Buyer shall deliver to the Stockholders’ Representative the certificates, instruments and documents referred to in Section 8.4 below.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Buyer pursuant hereto (the “Company Disclosure Schedules”), the Company and each of the Stockholders represents and warrants, jointly and severally, to the Buyer, as of the date hereof and as of the Closing Date, taking into account any and all supplements to the Company Disclosure Schedules pursuant to Section 6.4 (in each case except to the extent that a representation, warranty or Company Disclosure Schedule expressly states that such representation or warranty, or the information in such Company Disclosure Schedule, is accurate only as of an earlier date), as follows:

3.1           Organization and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and is qualified or registered to do business and in good standing in each jurisdiction where the nature of its activities makes such qualification or registration necessary, except where the failure to be so qualified, registered or in good standing would not reasonably be expected to result in a Material Adverse Effect on the Company. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and is qualified or registered to do business and in good standing in each jurisdiction where the nature of its activities makes such qualification or registration necessary, except where the failure to be so qualified, registered or in good standing would not reasonably be expected to result in a Material Adverse Effect on the Company. Schedule 3.1 lists each Subsidiary of the Company. The Company has the corporate power and authority necessary to own and operate its properties, to conduct its business as now conducted and to perform its obligations under the Contracts to which it is a party or by which it is bound. The copies of the organizational documents of the Company and its Subsidiaries that have been made available to the Buyer reflect all amendments made thereto which are in effect prior to the date of this Agreement and are true, correct and complete. The stock records of the Company and its Subsidiaries are accurate, up-to-date and complete and have been maintained in accordance with all applicable Laws, and the minute books of the Company and its Subsidiaries are accurate, up-to-date and complete in all material respects and have been maintained in all material respects in accordance with all applicable Laws. There have been no formal meetings of the stockholders of the Company or any of its Subsidiaries or the boards of directors of the Company or any of its Subsidiaries or other material corporate actions, resolutions or consents of the stockholders of the Company or any of its Subsidiaries or the boards of directors of the Company or any of its Subsidiaries that are not reflected in such minutes or other records. Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of its certificate of incorporation or bylaws. For the five (5) years immediately preceding the date of this Agreement, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name or trade name.

3.2           Authority for Agreement. The Company has the corporate power and authority to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The board of directors and the stockholders of the Company have unanimously authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company, or any stockholder of the Company, are, or will be, necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby or the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer, are legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and the exercise of judicial discretion in accordance with general equitable principles.

3.3           No Violation to Result. Except as set forth on Schedule 3.3, the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time, or both): (a) violate or conflict with (i) any of the terms of the certificate of incorporation or bylaws of the Company or (ii) any Law applicable to the Company or any of its Subsidiaries, (b) in any material respect violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by any Material Contract to which the Company or any of its Subsidiaries is a party or by which they or their assets are bound; (c) give any Person the right to declare a default or exercise any remedy under any Material Contract or cancel, terminate or modify any Material Contract; (d) give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any material permit or license that is held by the Company or any of its Subsidiaries; or (e) result in the creation or imposition of any Encumbrance other than a Permitted Encumbrance in favor of any Person upon any of the Shares or any of the properties or assets of the Company or any of its Subsidiaries. Other than as set forth on Schedule 3.3, (i) with respect to Material Contracts, no notice to, filing with, or consent or approval of, any Person is necessary in connection with, and no “change of control” provision in any Material Contract or otherwise is, or will be, triggered by, and (ii) other than with respect to Material Contracts, no notice to, filing with, or consent or approval of, any Person is necessary in connection with, the authorization, approval, execution, delivery or performance by the Company of this Agreement and the other documents contemplated hereby or the consummation by the Company of the transactions contemplated hereby or thereby, except for (w) the filing of a joint voluntary notice with the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended by the Foreign Investment and Security Act of 2007, 50 U.S.C. App. §2170 (“FINSA”), and written confirmation by CFIUS of the successful completion of the FINSA review process; (x) compliance with and filings under the National Industrial Security Program Operating Manual (“NISPOM”); (y) compliance with and filings under the International Traffic in Arms Regulations (“ITAR”); and (z) the filing of a notification and report form by the Company under the HSR Act, if required, and any other filings under applicable antitrust, competition, trade regulation or merger control Law (together with the HSR Act, the “Antitrust Laws”), and the expiration or termination of the waiting period required thereunder.

3.4          Capitalization.

(a)          The authorized capital stock of the Company consists of 2,000 shares of Company Common Stock, of which 1,111 shares are issued and outstanding. There are no shares of capital stock held in the treasury of the Company. The Stockholders are the sole record and beneficial owners of all of the issued and outstanding shares of the Company. The Stockholders and their ownership percentages of the Company are set forth on Schedule 3.4(a). In the last five (5) years, the Company has never repurchased or redeemed any shares of its capital stock or other equity securities. The stock ledger or stock records of the Company and its Subsidiaries accurately and completely reflect all transactions involving the capital stock and other equity securities of the Company and its Subsidiaries.

(b)          All of the issued and outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly authorized and validly issued, and are fully paid and non-assessable. All of the outstanding capital stock or other voting securities or ownership interest in each Subsidiary of the Company is owned by the Company, free and clear of any Encumbrances. Except as set forth on Schedule 3.4(b), no restrictions on transfer, repurchase option, right of redemption, preemptive rights, proxies, stockholder agreements, rights of first refusal or other agreements or rights exist with respect to the shares of capital stock of the Company or any of its Subsidiaries, and no such rights arise by virtue of or in connection with the transactions contemplated hereby; and to the extent permitted by Law, each of the Stockholders, the Company and each of its Subsidiaries have waived (or hereby waive) any and all such rights.

(c)          Except as set forth on Schedule 3.4(c), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or sell or issue, or otherwise relating to, any shares of the capital stock of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (iii) Contract under which the Company or any of its Subsidiaries is or may become obligated to acquire, sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.4(c), there are no outstanding restricted stock, stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(d)          All shares of the capital stock or other equity securities or ownership interests of the Company and each of its Subsidiaries have been issued in compliance in all material respects with all applicable federal and state securities Laws and other applicable legal requirements. Neither the Company nor any of its Subsidiaries is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock or other equity securities or ownership interests.

(e)          Except as set forth on Schedule 3.4(e), neither the Company nor any of its Subsidiaries has any (i) direct or indirect debt, equity or other investment or interest in any Person or joint venture or (ii) written strategic alliance agreement, other than teaming agreements, with any Person. Neither the Company nor any of its Subsidiaries has any commitments to contribute to the capital of, or make loans to or share losses of, any Person (either pursuant to a written Contract or a Contract in the process of being negotiated).

3.5           Financial Statements.

(a)          Schedule 3.5(a) includes true, complete and correct copies of (i) the Year-End Financials and (ii) the Interim Financials. Each of the Financial Statements (x) is consistent with the Company’s and its Subsidiaries’ books and records in all material respects (which, in turn, are accurate and complete in all material respects) and (y) presents fairly in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates and for the periods indicated, except as set forth on Schedule 3.5(a)(i) has been prepared in accordance with GAAP subject, in the case of the Interim Financials, to year-end adjustments and the absence of footnotes and to the extent required for inclusion in the filings with the SEC and mailings or other distributions to the Buyer’s stockholders as relates to the Public Disclosure Documents, when filed, mailed or distributed, as applicable, shall comply, in all material respects, with the applicable requirements of Regulation S-X and the SEC Financial Reporting Manual as in effect as of January 12, 2015. During the periods covered by the Financial Statements and since the Balance Sheet Date, there has been no material change in the Company’s or its Subsidiaries’ accounting policies. The balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. There have been no transactions involving the business of the Company or any of its Subsidiaries that properly should have been set forth in the Financial Statements and that have not been accurately so set forth. Schedule 3.5(a)(ii) sets forth a list of any off-balance sheet financing arrangements of the Company or any of its Subsidiaries for the fiscal years ended, 2012, 2013, and 2014 and any interim quarter thereafter. Since December 31, 2011, the Company’s accounting firm has not informed the Company that it has any material questions, challenges or disagreements regarding or pertaining to the Company’s or any of its Subsidiaries’ accounting policies or practices. The Company has made available to the Buyer copies of each management letter delivered to the Company or any of its Subsidiaries by its accounting firm on or after January 1, 2012 in connection with the Financial Statements or relating to any review by such accounting firm of the internal controls of the Company and its Subsidiaries.

(b)          Any additional financial statements of the Company and its Subsidiaries delivered pursuant to the terms of this Agreement for use in connection with the Public Disclosure Documents or other filings by the Buyer with the SEC, shall, when delivered, (i) be consistent with the Company’s and its Subsidiaries’ books and records in all material respects (which, in turn, shall be accurate and complete in all material respects) and (y) present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates and for the periods indicated, be prepared in accordance with GAAP, subject to year-end adjustments and the absence of footnotes, and to the extent required for inclusion in the filings with the SEC and mailings or other distributions to the Buyer’s stockholders as related to the Public Disclosure Documents, when filed, mailed or distributed, as applicable, shall comply, in all material respects, with the applicable requirements of Regulation S-X and the SEC Financial Reporting Manual as in effect as of January 12, 2015.

(c)          Except as set forth on Schedule 3.5(c), all existing accounts receivable, including unbilled receivables, of the Company and its Subsidiaries (including such receivables reflected on the Balance Sheet that have not yet been collected and such receivables that have arisen since the Balance Sheet Date and have not yet been collected) represent valid obligations of the customers of the Company and its Subsidiaries arising from bona fide transactions entered into in the Ordinary Course of Business. Except as set forth on Schedule 3.5(c), all such receivables and all notes receivable and other receivables are current and will be collected in full, without any counterclaim or set off, when due (and in no event later than one hundred eighty (180) days after the Closing Date), other than accounts receivable resulting from Contracts with special milestones, which following the Closing the Company fails to achieve. No Person has any Encumbrance on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment shall have been made with respect to any such receivables, except for such agreements made in the Ordinary Course of Business with a value of Five Thousand Dollars ($5,000) or less.

(d)          The Company has established and maintains, adheres to and enforces a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Neither the Company nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (B) any fraud (including violations of the Foreign Corrupt Practices Act of 1977, as amended), whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing. To the Knowledge of the Company, there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that would reasonably be expected to adversely affect in a material way the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information, and to the Knowledge of the Company, there is no fraud that involves management of the Company, any of its Subsidiaries or any of the Stockholders.

3.6           Liabilities. Except as disclosed on Schedule 3.6(a), there are no Liabilities of a nature required by GAAP to be accrued or reserved against on the Company’s balance sheet or that involve off-balance sheet transactions within the meaning of Item 303(a)(4)(ii)(B) of Regulation S-K were the Company required to file periodic reports under the Exchange Act other than: (a) liabilities reflected on the Balance Sheet and not previously paid or discharged; and (b) accounts payable incurred after the Balance Sheet Date arising in the Ordinary Course of Business (none of which, in either case, results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law). Neither the Company nor any of its Subsidiaries is a guarantor or otherwise liable for any Liabilities of any other Person other than endorsements for collection in the Ordinary Course of Business. Schedule 3.6(b) provides an accurate and complete breakdown and aging as of the Balance Sheet Date, in all material respects, of (x) all accounts payable of the Company and its Subsidiaries, (y) all notes payable of the Company and its Subsidiaries and (z) all Indebtedness for Borrowed Money of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, (a) any Contract associated with off-balance sheet financing, including any arrangement for the sale of receivables, (b) any hedging, derivatives or similar Contract or arrangement or (c) any Contract pursuant to which the Company or any of its Subsidiaries is obligated to make any capital contribution or other investment in or loan to any Person.

3.7           Adverse Changes. Except as set forth on Schedule 3.7, since the Balance Sheet Date, (a) the Company and each of its Subsidiaries has operated its business in the ordinary course and consistent with past practice, (b) neither the Company nor any of its Subsidiaries, taken as a whole, has suffered a Material Adverse Effect; and (c) the Company has not taken any action, omitted to take any action or entered into any agreement or understanding that, if taken, omitted or entered into during the period from the date of this Agreement until the Closing Date, would constitute a breach of Section 6.2 hereof.

3.8           Employee Benefit Plans.

(a)          Schedule 3.8(a) sets forth a true, correct, and complete list of (i) each Benefit Plan and (ii) each ERISA Affiliate.

(b)          There has been made available to the Buyer, with respect to each Benefit Plan, the following: (i) a copy of the annual report (if required under ERISA) with respect to each such Benefit Plan for the last three (3) years (including all schedules and attachments); (ii) a copy of the summary plan description, together with each summary of material modification required under ERISA with respect to such Benefit Plan; (iii) a true and complete copy of each written Benefit Plan and each written plan document and all amendments thereto that have been adopted since the latest restatement of such plan; (iv) all trust agreements, insurance contracts and similar instruments with respect to each funded or insured Benefit Plan; (v) copies of all nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Benefit Plan that is subject to nondiscrimination and/or top-heavy testing; and (vi) any investment management agreements, administrative services contracts or similar agreements that are in effect as of the date hereof relating to the ongoing administration and investment of any Benefit Plan.

(c)          Each Benefit Plan (and each related trust, insurance Contract or fund) has been maintained and administered in all material respects in accordance with its governing instruments and all applicable Laws, including, but not limited to, ERISA and the Code and the Company has performed all material obligations required to be performed by it. All unpaid amounts attributable to any such Benefit Plan for any period prior to the Closing Date are accrued on the Company’s and its Subsidiaries’ books and records in accordance with GAAP, and except for such accruals, neither the Company nor any of its Subsidiaries has any Liability arising out of or in connection with the form or operation of the Benefit Plans or benefits accrued thereunder on or prior to the Closing Date.

(d)          Each Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received and is entitled to rely upon a favorable determination or opinion letter from the IRS with respect to such Benefit Plan as to its qualified status under the Code, and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect such determination or opinion or cause such Benefit Plan to lose its tax-exempt status. No such Benefit Plan currently holds, or within the past five (5) years has held, securities of the Company, any of its Subsidiaries, or any ERISA Affiliate. Within the past five (5) years, no such Benefit Plan has been merged with or accepted transfers pursuant to Section 414(k) of the Code from another employee pension benefit plan (within the meaning of Section 3(2) of ERISA).

(e)          With respect to each applicable Benefit Plan: (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred, which would subject the Company or any of its Subsidiaries to any material Liability; (ii) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any such Benefit Plan or fiduciary thereto or against the assets of any such Benefit Plan; (iii) there are no audits, inquiries or Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to any such Benefit Plan; (iv) no matters are currently pending with respect to any such Benefit Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Governmental Authority; and (v) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) that has resulted or could reasonably be expected to result in a material Liability to the Company or any of its Subsidiaries, its ERISA Affiliates or, to the Knowledge of the Company, any Benefit Plan fiduciaries.

(f)          Neither the Company nor any of its Subsidiaries has ever sponsored, maintained, administered, contributed to, had any obligation to contribute to, or incurred any other Liability under or with respect to any Benefit Plan that provides health, life or other coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA, or similar provisions of state law.

(g)          Benefits under each Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code, are (i) provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization or similar organization unrelated to the Company or any of its Subsidiaries, or any ERISA Affiliate, the premiums for which are paid directly by the Company or any of its Subsidiaries or any ERISA Affiliate, from its general assets or partly from its general assets and partly from contributions by its employees, or (ii) subject to a stop-loss insurance policy under which the Company is an insured party, and the Company has complied with all terms of such stop-loss policy and has timely paid all premiums owing with respect to such stop-loss policy through the date of this Agreement.  The transactions contemplated by this Agreement will not cancel, impair, or reduce amounts payable under any such stop-loss insurance policy. Unpaid claims incurred prior to the Closing Date, whether submitted by the Closing Date or not, that are timely submitted (as required by the applicable Benefit Plan’s time limit for submitting claims) to the plan or claims administrator under all Benefit Plans that are self-insured “employee welfare benefit plans” (within the meaning of Section 3(1) of ERISA, with the exception of any medical expense reimbursement arrangements subject to Sections 105 and 125 of the Code), do not exceed Ten Thousand Dollars ($10,000).  No insurance policy or Contract relating to any such Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder.  The Company has not, since January 1, 2014, paid for or reimbursed any employee’s health or medical insurance premiums for any coverage other than through the Company’s group health plan.

(h)          Each Benefit Plan, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Section 601 through 608 of ERISA, the Patient Protection and Affordable Care Act of 2010 and the regulations thereunder, the Health Care and Education Reconciliation Act of 2010 and the regulations thereunder, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder (including, but not limited to, 45 C.F.R. Parts 142, 160, 162 and 164), the Womens Health and Cancer Rights Act of 1998, the Mental Health Parity Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996 and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect the Company or any of its Subsidiaries and any ERISA Affiliate thereof and their respective employees. There are no outstanding, uncorrected violations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to any of the Benefit Plans, covered employees or qualified beneficiaries that would be reasonably likely to result in a material Liability to the Company or any of its Subsidiaries or any ERISA Affiliate thereof, or the Buyer.

(i)          No Benefit Plan is, and neither the Company nor any of its Subsidiaries nor any ERISA Affiliate thereof currently maintains, contributes to or participates in, nor does the Company or any of its Subsidiaries or any ERISA Affiliate thereof have any obligation to maintain, contribute to or otherwise participate in, or have any Liability or other obligation (whether accrued, absolute, contingent or otherwise) under, any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) plan that is subject to the provisions of Title IV of ERISA or Sections 412 or 430 of the Code. No Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization or other similar vendor or provider.

(j)          All reports, forms and other documents required to be filed with any Governmental Authority or furnished to employees with respect to any Benefit Plan (including summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are accurate in all material respects.

(k)          Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, with no more than ninety (90) days’ advance notice without material Liability to the Company or any of its Subsidiaries or the Buyer (except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA and other than ordinary administration expenses typically incurred in a termination event, or short term or excessive trading restrictions).

(l)          Except as set forth on Schedule 3.8(l), the execution and delivery by the Company of this Agreement and the other documents contemplated hereby, either alone or in combination with another event, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, bonus, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

(m)          Except as set forth on Schedule 3.8(m), none of the Benefit Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any Person or (ii) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated herein.

(n)          Except as set forth on Schedule 3.8(n), the consummation of the transactions contemplated hereby and thereby, will not will not result in any “excess parachute payment” as defined in Section 280G of the Code (without regard to Section 280G(b)(4) thereof) nor any payment that would not be deductible by reason of Section 162(m) of the Code. There is no written or unwritten agreement, plan, arrangement or other Contract by which the Company or any of its Subsidiaries or any of its ERISA Affiliates are bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.

(o)          Each Benefit Plan, employment agreement, or other contract, plan, program, agreement or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been in compliance with Section 409A of the Code and the applicable guidance thereunder in all material respects; and no additional Tax under Section 409A(a)(1)(B) of the Code has been incurred by a participant in any such Benefit Plan, employment agreement, or other contract, plan, program, agreement or arrangement. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate thereof, is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code.

(p)          Except as set forth on Schedule 3.8(p). neither the Company nor any of its Subsidiaries nor any ERISA Affiliate thereof sponsors, maintains or contributes to, or is obligated to contribute to, any material employment, severance or similar Contract or arrangement (whether or not written) or any material plan, policy, fund, program or arrangement or contract, including any multiemployer plan, retirement savings, superannuation, pension, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and any other employee benefit plan, agreement, program, policy or other arrangement that is maintained outside the United States primarily for the benefit of Persons substantially all of whom are “nonresident aliens” within the meaning of Section 4(b)(4) of ERISA.

3.9           Employee Matters.

(a)          Schedule 3.9(a)(i) contains a complete and correct list (a) as of May 28, 2015 of all employees of the Company and its Subsidiaries (the “Company Employees”), including each Company Employee’s name, work location, employing entity, title or position, hire date, base salary or wage rate, target annual incentive compensation (if any), status as exempt or non-exempt, the 2014 compensation paid to such employee, the date and amount of such employee’s most recent salary increase and the accrued vacation time and sick leave or other paid time off of such employee and (b) all individuals performing services for the Company or its Subsidiaries as consultants or independent contractors, including each such individual’s name, engaging entity, and compensation. Except as set forth on Schedule 3.9(a)(ii), (i) the terms of employment or engagement of all officers and Company Employees, agents, consultants and professional advisers of the Company and its Subsidiaries are such that their employment or engagement may be terminated at will upon notice given at any time and without Liability for payment of compensation (other than accrued salary or wages earned prior to the time of termination) or damages, (ii) the Company and each of its Subsidiaries has paid in full to all Company Employees all wages, salaries, commissions, bonuses and other compensation due and owing to such employees; (iii) there are no severance payments that are or will become payable by the Company or any of its Subsidiaries to any such Person under the terms of any Contract or any Law, (iv) as of the date hereof, except as set forth on Schedule 3.9(a)(iv), to the Knowledge of the Company, no executive officer or material number of management level or senior technical employees of the Company and its Subsidiaries has provided notice to the Company or any of its Subsidiaries of plans to terminate his or her employment or relationship with the Company or any of its Subsidiaries, and (v) to the Knowledge of the Company, there are no agreements between any Company Employee and any other Person that would restrict, in any manner, such Person’s ability to perform services for the Company, its Subsidiaries or the Buyer or the right of any of them to compete with any Person or the right of any of them to sell to or purchase from any other Person.

(b)          Neither the Company nor any of its Subsidiaries is, or has ever been during the past five (5) years, bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union or other collective bargaining representative. No employee of the Company or its Subsidiaries is, or has ever been represented by any labor union or covered by any collective bargaining agreement while employed by the Company or its Subsidiaries and no informal or formal efforts or campaign to establish such representation is in progress. With respect to the Company and its Subsidiaries, there is no pending or, to the Knowledge of the Company, threatened (i) strike, slowdown, picketing, work stoppage or employee grievance process, (ii) material complaint or grievance, (iii) Proceeding against or affecting the Company or any of its Subsidiaries relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority, (iv) employee or union organizational activity or other labor or employment dispute against or affecting the Company or any of its Subsidiaries, or (v) application for certification of a collective bargaining agent.

(c)          The Company and each of its Subsidiaries is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including any such Laws regarding employment documentation, equal employment opportunities, fair employment practices, plant closings and mass layoffs (including the Worker Adjustment and Retraining Notification Act and similar applicable Laws), sexual harassment, discrimination based on sex, race, disability, health status, pregnancy, religion, national origin, age or other protected characteristic, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and the Company and its Subsidiaries have not engaged in any unfair labor practice. Neither the Company nor any of its Subsidiaries is, and has never been, liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing. All Persons classified by the Company and its Subsidiaries as non-employees, including but not limited to independent contractors, consultants or otherwise, do satisfy and have satisfied the requirements of Law to be so classified, and the Company and each of its Subsidiaries has fully and accurately reported its compensation on IRS Forms 1099 when required to do so. Neither the Company nor any of its Subsidiaries has any direct or indirect Liability, whether absolute or contingent, with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. Without limiting the generality of the foregoing, no individual who has performed services for or on behalf of the Company or any of its Subsidiaries and who has been treated by the Company or any of its Subsidiaries as a non-employee, whether as an independent contractor, consultant or otherwise, is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to the Company or any of its Subsidiaries.

(d)          No third party has claimed, or to the Knowledge of the Company, has threatened, that any Person employed by or performing services for the Company or any of its Subsidiaries (i) has violated or may be violating any of the terms or conditions of his employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) has or may have disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (iii) has interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. To the Knowledge of the Company, no Person employed by or performing services for the Company or any of its Subsidiaries has employed any trade secret or any information or documentation proprietary to any former employer without such former employer’s consent or violated any confidential relationship that such Person may have had with any third party, in connection with the development, manufacture or sale of any Product currently in development by the Company or its Subsidiaries or the development or sale of any service of the Company or any of its Subsidiaries.

(e)          Schedule 3.9(e) lists all Company Employees who are currently on leave relating to work-related injuries and/or receiving disability benefits under any Benefit Plan. Schedule 3.9(e) also lists all Company Employees who are on a leave of absence (whether paid or unpaid), the nature of the leave of absence (such as military leave or medical leave), the expected return date, and whether reinstatement of each Company Employee on a leave of absence is dictated by Contract or applicable Laws (including the Family and Medical Leave Act).

3.10         Taxes. Except as set forth on Schedule 3.10:

(a)          The Company and each of its Subsidiaries have filed (or has had filed on its behalf) on a timely basis all material Tax Returns it is required to have filed, and all such Tax Returns are correct and complete in all material respects. Neither the Company nor any of its Subsidiaries has requested or been granted an extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b)          All Taxes required to have been paid by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid on a timely basis. There are no Encumbrances for Taxes on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to timely pay any Tax. The accruals and reserves for Taxes reflected in the Balance Sheet are adequate to cover all taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the date of the Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto), and (ii) will not, at the beginning of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the Balance Sheet Date, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business. Neither the Company nor any of its Subsidiaries has, during the past five (5) years, participated in a “Tax amnesty” or similar program offered by any Taxing Authority to avoid the assessment of any Tax.

(c)          The Company and each of its Subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over by them, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. The Company and each of its Subsidiaries has complied in all material respects with all documentation requirements relating to transactions in which the Company or such Subsidiary has either claimed an exemption from payment of sales or use Tax or has not collected sales Tax from another Person in reliance on an exemption from such Tax, including retention of sale for resale certificates provided by any such Person.

(d)          No written claim has been received since January 1, 2012 by the Company or any of its Subsidiaries (or any of the Stockholders relating to the Company or any of its Subsidiaries) from a Taxing Authority for a jurisdiction in which the Company or any of its Subsidiaries did not file Tax Returns that the Company or its Subsidiaries is or may be required to file Tax Returns or is or may be subject to Tax by that jurisdiction. Neither the Company nor any of its Subsidiaries has conducted activities in any jurisdiction since January 1, 2015 that requires the Company or such Subsidiary to pay Tax or file any Tax Return in such jurisdiction of a type that the Company or such Subsidiary had not previously been required to pay or file in the most recently ended previous taxable period for which such type of Tax or Tax Return would be due (as reflected on Schedule 3.10(e)).

(e)          Schedule 3.10(e) identifies all Tax Returns that the Company and its Subsidiaries have filed for taxable periods ending after, or transactions occurring on or after, January 1, 2009 and the taxable period covered by each such Tax Return, and identifies those Tax Returns or taxable periods that have been audited or are currently the subject of an audit by a Taxing Authority (including any audit of the Stockholders relating to the Company or any of its Subsidiaries), and all income Tax Returns of the Company and its Subsidiaries as to which the statute of limitations for assessment of additional Tax for the taxable period covered thereby has not yet expired. The Company has made available to the Buyer true, correct and complete copies of (i) all income Tax Returns (and all other Tax Returns reasonably requested by the Buyer) filed by the Company since January 1, 2010, and all examination reports and statements of deficiencies issued by any Taxing Authority with respect to the Company since January 1, 2010, and (ii) with respect to each Subsidiary, all income Tax Returns (and all other Tax Returns reasonably requested by the Buyer) filed by each Subsidiary, and all examination reports and statements of deficiencies issued by any Taxing Authority with respect to such Subsidiary, in either case since the later of (x) January 1, 2010, or (y) the date of the direct or indirect acquisition of such Subsidiary by the Company.

(f)          There is no audit or other Proceeding presently pending or, to the Knowledge of the Company, threatened with regard to any Tax Liability or Tax Return of the Company or any of its Subsidiaries or any of the Stockholders relating to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor any Person on behalf of the Company or any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which the Company or any of its Subsidiaries may be held liable. There is not currently in effect any power of attorney authorizing any Person to act on behalf of the Company or any of its Subsidiaries, or receive information relating to the Company or any of its Subsidiaries, with respect to any Tax matter (other than authorizations to contact Tax Return preparers included in Tax Returns).

(g)          Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was, is or, to the Knowledge of the Company, will be required to be disclosed under Treasury Regulations Section 1.6011-4. No Tax Return filed by or on behalf of the Company or any of its Subsidiaries has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law).

(h)          Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar agreement. Neither the Company nor any of its Subsidiaries is (and has never been) a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or similar group of entities with which the Company or any of its Subsidiaries joined, or was or may be required to join, for any taxable period in making a consolidated federal income Tax Return or other Tax Return in which Tax Liability was or would be required to be computed on a consolidated, combined, unitary or similar basis, and neither the Company nor any of its Subsidiaries has, nor has ever had, a relationship to any other Person that would cause it to be liable for Tax Liability of such other Person (other than as a payor required to effect Tax withholding from payments to another Person), including Tax payable by reason of Contract (other than Taxes in connection with a lease, loan or similar Contract entered into in the Ordinary Course of Business, if such agreement’s primary purpose is not the sharing of Taxes and the provisions dealing with Taxes are of a type typically included in such agreements, and such agreement is not an employment agreement or agreement for acquisition of a substantial part of a business or an entity), assumption, transferee Liability, operation of Law or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law).

(i)          Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)          Neither the Company nor any of its Subsidiaries has been, during the past five (5) years, either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

(k)          Neither the Company nor any of its Subsidiaries has participated in an international boycott as defined in Section 999 of the Code.

(l)          Neither the Company nor any of its Subsidiaries has made or agreed to make, and neither the Company nor any of its Subsidiaries is required to make (except by reason of the Closing), any change in method of accounting previously used by it in any Tax Return (other than as required by the consummation of the Stock Purchase), which change in method would require the Company or any of its Subsidiaries to make an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision) for any taxable period as to which the Company or any of its Subsidiaries has not yet filed a Tax Return. No application is pending with any Taxing Authority requesting permission for the Company or any of its Subsidiaries to make any change in any accounting method that would require such an adjustment under Section 481(a) of the Code, nor has the Company or any of its Subsidiaries received any written notice that a Taxing Authority proposes to require a change in method of accounting used in any Tax Return previously filed by the Company or any its Subsidiaries that would require such an adjustment.

(m)          Neither the Company nor any of its Subsidiaries has taken any action not in accordance with past practice (as reflected in the Financials and the notes thereto) that would have the effect of deferring a material amount of income or Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date. Schedule 3.10(m) sets forth the amount of deferred income Tax liability attributable to timing differences that would be required to be shown on a financial statement of the Company and its Subsidiaries prepared in compliance with GAAP for a fiscal period ending on the ending date of the Interim Financials, and the components thereof in the manner as would be set forth in the notes thereto.  None of the Company and its Subsidiaries will be required to include any amount in income on or after the Closing Date pursuant to a transaction occurring before the Closing Date by reason of (A) use of the installment method pursuant to Section 453 of the Code or treatment of such transaction as an open transaction for federal income Tax purposes (or any similar doctrine for foreign, state or local tax purposes) or (B) receipt of any prepaid amount for goods or services on or before the Closing Date.

(n)          Neither the Company nor any of its Subsidiaries has a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country or has engaged in activity that will require it to file Tax Returns or pay any material amount of Tax to any non-U.S. taxing jurisdiction, except for Tax Returns of a type previously filed and Taxes paid by the Company since January 1, 2013. The Company and each of its Subsidiaries is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Taxing Authority to which it may be subject. Since January 1, 2014, none of the Company or any of its Subsidiaries were the beneficiaries of any aid granted by a Governmental Authority, in whatever form, in the nature of Tax incentives or benefits that are not generally available to all similarly situated taxpayers without specific application.

(o)          The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.

(p)          No property owned by the Company or any of its Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code or (iv) used predominately outside the United States within the meaning of Section 168(g)(1)(A) of the Code. Neither the Company nor any of its Subsidiaries has ever been subject to (i) the dual consolidated loss provisions of the Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(q)          Neither the Company nor any of its Subsidiaries is a party to any agreement under which it is treated as a lessor or lessee of “limited use property” within the meaning of Rev. Proc. 2001-28.

(r)          Except as set forth on Schedule 3.10(r), neither the Company nor any of its Subsidiaries has (i) acquired assets from another Person (and has not been treated or required to be treated for Tax purposes as acquiring assets of a Person by reason of change in Tax status of such Person) in a transaction in which the Company’s or any of its Subsidiaries’ federal income Tax basis for the acquired assets was required to have been determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of such transferring Person or (ii) become a successor to any Person by reason of any acquisition of a substantial part of the assets of another Person, whether by Contract or by operation of Law pursuant to a merger or consolidation or similar transaction. Schedule 3.10(r) sets forth a list of (w) any Person that has, during the past ten (10) years, merged with or into the Company or any of its Subsidiaries, (x) any Person, a majority of whose capital stock (or similar outstanding ownership interests) has, during the past ten (10) years, been acquired by the Company or any of its Subsidiaries (other than as disclosed with respect to clause (i) of this Section 3.10(r)), (y) any Person, all or substantially all of whose assets have, during the past ten (10) years, been acquired by the Company or any of its Subsidiaries and (z) any prior names of any Person described in clauses (w) through (y).

(s)          Neither the Company nor any of its Subsidiaries (i) has, during the past five (5) years, been a party to any joint venture, partnership or other agreement or arrangement that was or is treated or required to be treated as a partnership for federal income Tax purposes or (ii) except as set forth on Schedule 3.10(s), has, during the past five (5) years, owned any interest in an entity that either was or is treated or required to be treated as an entity disregarded as separate from its owner for federal Tax purposes or is an entity as to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made.

(t)          The Company has been a validly elected “S corporation” within the meaning of Section 1361 of the Code at all times since July 17, 2012. Between the date of the Company’s incorporation on July 12, 2012 and July 17, 2012, the Company had no assets and conducted no activities other than as required to effect the Transfer Agreement and Plan of Reorganization dated July 17, 2012. From January 1, 1996 until July 17, 2012, STG, Inc. was a validly electing “S corporation” within the meaning of Section 1361 of the Code and since (and including) July 17, 2012 has been a qualified subchapter S subsidiary of the Company within the meaning of Section 1361(b)(3) of the Code.

(u)          From June 15, 1992 until December 31, 2012, Access Systems, Incorporated was a validly electing “S corporation” within the meaning of Section 1361 of the Code and since (and including) December 31, 2012 has been a qualified subchapter S subsidiary of the Company or of STG, Inc. within the meaning of Section 1361(b)(3) of the Code.

(v)         Notwithstanding any other provision of this Agreement, Damages recoverable by the Buyer pursuant to Section 9.1(b)(i) shall not include any Taxes for any taxable period beginning after the Closing Date, other than (i) solely in respect of Taxes required to be shown on any Straddle Period Return required to be filed by the Buyer pursuant to Section 6.5(a)(ii), breach of representations made in the first sentence of Section 3.10(a), Section 3.10(e) or Section 3.10(n), and (ii) as to any taxable year, breach of representations made in Section 3.10(b) (other than the first sentence thereof), the second sentences of Sections 3.10(c) or 3.10(d), or Sections 3.10(i), 3.10(j), 3.10(k), 3.10(l), 3.10(m), 3.10(p), 3.10(q) or 3.10(r).

3.11        Property.

(a)          Neither the Company nor any of its Subsidiaries owns, or has owned in the past five (5) years, any real property. Schedule 3.11(a) sets forth an accurate and complete list of all real property leased by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries may have any leasehold rights (collectively, the “Facilities”). True, complete and correct copies of all leases for the Facilities, including any amendments thereto, listed or required to be listed on Schedule 3.11(a) have been made available to the Buyer. To the Knowledge of the Company, no Person other than the owner of such real property and the Company or any of its Subsidiaries, as applicable, has any rights (including rights arising under an installment contract, option to purchase, easement, right-of-way or otherwise) with respect to the Facilities or any part thereof. All leases and any amendments thereto set forth on Schedule 3.11(a) are in full force and effect and constitute valid and binding agreements of the Company or its Subsidiaries, as applicable, and the other party or parties thereto in accordance with their respective terms.

(b)          True, complete and correct copies of all leases of tangible personal property and equipment of the Company or any of its Subsidiaries having a value as of the Balance Sheet Date in excess of Five Thousand Dollars ($5,000) have been made available to the Buyer. Except as set forth on Schedule 3.11(b), all of the tangible personal property and equipment owned or leased by the Company or any of its Subsidiaries having a value as of the Balance Sheet Date in excess of Five Thousand Dollars ($5,000) is in good working order and condition, ordinary wear and tear excepted. All tangible personal property and equipment used by the Company or its Subsidiaries is either owned by the Company or its Subsidiaries or leased under a lease agreement which is in full force and effect and constitutes a valid and binding agreement of the Company or its Subsidiaries, as applicable, assuming the due authorization and enforceability of the same with respect to the other parties thereto. The Company and its Subsidiaries have good and marketable title to all tangible personal property, equipment, Contracts, Intellectual Property rights, instruments, privileges and other assets, whether personal, tangible or intangible, that the Company or its Subsidiaries represent to own, including the assets listed on Schedule 3.11(b), the assets reflected on the Balance Sheet, and the assets acquired by the Company or its Subsidiaries since the Balance Sheet Date, all of which are free and clear of any and all Encumbrances (except Permitted Encumbrances). The Company’s and its Subsidiaries’ owned, leased or licensed assets, taken together, are sufficient for the operation of their businesses as currently conducted. To the Knowledge of the Company, there are no facts or conditions affecting the Company’s or any of its Subsidiaries’ assets that would, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated by the Company or its Subsidiaries.

(c)          Schedule 3.11(c) provides an accurate and complete aging of the inventory of the Company and its Subsidiaries. All inventory of the Company and its Subsidiaries, whether or not reflected on the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the Balance Sheet or on the accounting records of the Company or its Subsidiaries as of the Closing Date, as the case may be. The quantities of each item of inventory (whether raw materials, works-in-process or finished goods) are not excessive, but are reasonable in relation to the present circumstances of the Company and its Subsidiaries or the requirements of their businesses.

3.12         Litigation. Except as set forth on Schedule 3.12, there is no Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or their assets before any court, agency, authority or arbitration tribunal. Neither the Company nor any of its Subsidiaries has received in the past five (5) years any written legal opinion or memorandum to the effect that it is exposed from a legal standpoint to any Liability or disadvantage that may be material to the business of the Company or any of its Subsidiaries as previously or presently conducted or as presently proposed to be conducted. To the Knowledge of the Company, there are no facts that would likely result in any such Proceeding. Neither the Company nor any of its Subsidiaries nor any of their officers or other employees is subject to or in default with respect to any notice, order, writ, injunction or decree of any Governmental Authority or arbitration tribunal.

3.13         Compliance with Laws. The Company and each of its Subsidiaries is currently in compliance in all material respects with all Laws applicable to the business of the Company and its Subsidiaries, including, but not limited to, the False Claims Act, the anti-fraud provisions of the Contract Disputes Act, the Small Business Act, the Anti-Kickback Act, the Federal Election Campaign Act, the Sherman Act, the Clayton Act, the Truth in Negotiations Act, the Services Contract Act, the Procurement Integrity Act, the Byrd Amendment (31 U.S.C. § 1352), the Arms Export Control Act, the Export Administration Act of 1979, as amended and implemented under the International Emergency Economic Powers Act or otherwise, the Laws under the administration of the Office of Foreign Asset Control, and in compliance in all material respects with applicable privacy Laws. The Company and its Subsidiaries have all licenses, permits, material approvals, qualifications or the like, from any Governmental Authority or any Person used in or necessary for the conduct of their businesses as conducted, all such items are in full force and effect and the Company and each of its Subsidiaries is in compliance in all material respects with the terms thereof. Schedule 3.13 sets forth all material government issued licenses and permits held by the Company and its Subsidiaries and designates such licenses and permits that terminate or become renewable at any time prior to the first anniversary of the date of this Agreement. Except as set forth on Schedule 3.13, there are no facts or circumstances in existence that are reasonably likely to prevent the Company or any of its Subsidiaries from renewing each such license and permit. Except as set forth on Schedule 3.13, neither the Company nor any of its Subsidiaries has received any allegations from employees, consultants or independent contractors with respect to any alleged act or omission arising under or relating to any material noncompliance with Law, and neither has conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any material noncompliance with Law that is pending.

3.14         Foreign Corrupt Practices Act. The Company and its Subsidiaries are in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended. Neither the Company nor any of its Subsidiaries (nor any of their respective employees, partners, principals, agents or other Representatives) has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made, attempted, offered, promised, or authorized any unlawful payment to foreign or domestic government officials or employees, including employees of government owned or controlled entities, public international organizations within the meaning of 22 C.F.R. 288, or candidates for office or members of political parties; or made, attempted or conspired to pay any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any person; established or maintained any fund or asset for any such unlawful payment or provision that was not properly recorded in the Company’s books and records; or taken any action which would cause it to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended.

3.15         Government Contracts and Bids.

(a)          Schedule 3.15(a) lists, with respect to the Company and each of its Subsidiaries, all: (i) Government Contracts the period of performance of which has not yet expired or terminated or has not yet been closed or for which final payment has not yet been received (the “Current Government Contracts”); and (ii) quotations, bids and proposals for awards of new Government Contracts made by the Company or its Subsidiaries for which no award has been made and for which the Company believes there is a reasonable prospect that such an award to the Company or any of its Subsidiaries may yet be made (the “Government Contract Bids”). With respect to each Current Government Contract, Schedule 3.15(a) accurately lists (A) the contract number, (B) the award date and (C) the contract end date. With respect to each such Government Contract Bid, Schedule 3.15(a) accurately lists: (A) the request for proposal (RFP) number or, if such Government Contract Bid is for a task order under a prime contract, the applicable prime contract number; (B) the date of proposal submission; (C) the expected award date, if known; (D) the estimated period of performance; and (E) the estimated value based on the proposal, if any. The Company has made available to the Buyer true and complete copies of all Current Government Contracts and of all Government Contract Bids, including any and all amendments and other modifications thereto, and has provided the Buyer with access to true and correct copies of all documentation related thereto requested by the Buyer, to the extent permitted by Law. All of the Current Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect. The Current Government Contracts (or, where applicable, the prime Government Contracts under which the Current Government Contracts were awarded) are not currently the subject of bid or award protest Proceedings, and to the Knowledge of the Company, and no such Current Government Contracts (or, where applicable, the prime Government Contracts under which the Current Government Contracts were awarded) are reasonably likely to become the subject of bid or award protest Proceedings.

(b)          The Company and each of its Subsidiaries has complied in all material respects with all terms and conditions of each Current Government Contract and Government Contract Bid to which it is a party, and has performed all obligations required to be performed by it thereunder. The Company and each of its Subsidiaries has complied in all material respects with all statutory and regulatory requirements, including the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Truth in Negotiations Act, any Federal Acquisition Regulation (“FAR”), any applicable agency-specific FAR supplement or acquisition regulation and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Current Government Contracts and the Government Contract Bids. The representations, certifications and warranties made by the Company and each of its Subsidiaries with respect to the Current Government Contracts or Government Contract Bids were accurate in all material respects as of their effective dates, and the Company and each of its Subsidiaries has complied in all material respects with all such certifications. Neither the Company nor any of its Subsidiaries has received a substantially adverse or negative government past performance evaluation or rating in writing that could reasonably be expected to materially adversely affect the evaluation by the Governmental Authority or other potential customer of the Company’s or any of its Subsidiaries’ bids or proposals for future Government Contracts.

(c)          With respect to the Current Government Contracts, no Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified the Company or any of its Subsidiaries in writing, or, to the Knowledge of the Company or any of its Subsidiaries, orally, of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification, including the Procurement Integrity Act, the Service Contract Act, the Trade Agreements Act and the Buy American Act.

(d)          Except as set forth on Schedule 3.15(d), none of the Current Government Contracts or Government Contract Bids is premised upon the Company’s or any of its Subsidiaries’ small business status, small disadvantaged business status, protégé status, or other preferential status, nor did any Governmental Authority, prime contractor or higher-tier subcontractor under a Current Government Contract rely upon the Company’s or any of its Subsidiaries’ small business status, small disadvantaged business status, protégé status, or other preferential status in evaluating any of the Company’s or any of its Subsidiaries’ quotations, bids or proposals, or in making award of any Current Government Contract to the Company or any of its Subsidiaries. Each representation and/or certification made by the Company or any of its Subsidiaries that it was a small business concern and/or was qualified for other preferential status in each of its Current Government Contracts and Government Contract Bids was current and accurate as of its effective date. Except as set forth on Schedule 3.15(d), neither the Company nor any of its Subsidiaries has been required to recertify its small business status, small disadvantaged business status, protégé status or other preferential status in connection with the submission of any proposal for, or award of, any Current Government Contract or task order, delivery order, purchase order or subcontract related to any small-business set-aside Contract. Schedule 3.15(d) identifies the set-aside basis and the applicable NAICS codes that apply to the work being provided.

(e)          Except as set forth on Schedule 3.15(e), neither the Company nor any of its Subsidiaries has taken any action or is party to any litigation that, to the Knowledge of the Company or any of its Subsidiaries, could reasonably be expected to give rise to (i) Liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act or (iii) any other request for a reduction in the price of any Government Contracts, including claims based on actual or alleged defective pricing or actual or alleged violations of price reduction clauses or provisions. To the Knowledge of the Company and its Subsidiaries, there exists no basis for a claim of any Liability of the Company or any of its Subsidiaries by any Governmental Authority as a result of defective cost and pricing data submitted to any Governmental Authority. Except as set forth on Schedule 3.15(e), within the five (5) years preceding the date hereof, neither the Company nor any of its Subsidiaries has received any allegations from employees, consultants or independent contractors with respect to any alleged act or omission arising under or relating to (i) Liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act or (iii) any other request for a reduction in the price of any Government Contracts, including claims based on actual or alleged defective pricing. Except as set forth on Schedule 3.15(e), within the five (5) years preceding the date hereof, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Governmental Authority with respect to (i) Liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act or (iii) any other request for a reduction in the price of any Government Contracts, including claims based on actual or alleged defective pricing.

(f)          Except as described on Schedule 3.15(f) and within the five (5) year period preceding the date hereof: (i) neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company or any of its Subsidiaries, oral, show cause, cure, deficiency, default or similar notice relating to the Current Government Contracts; (ii) no termination for default, cure notice or show cause notice has been issued or threatened and remains unresolved with respect to any Government Contract, and, to the Knowledge of the Company and its Subsidiaries, no event, condition or omission has occurred or exists that would constitute grounds for such action; (iii) no past performance evaluation received by the Company or any of its Subsidiaries with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof; (iv) there has not been any material withholding or setoff in connection with a Government Contract; (v) all invoices and claims (including requests for progress payments and provisional costs payments) submitted under each Government Contract were current, accurate and complete in all material respects as of their submission date; and (vi) none of the execution, delivery or performance of this Agreement and the other documents contemplated hereby does or will conflict with or result in a breach of or default under any Current Government Contract or cause a termination of any Current Government Contract due to loss of preferential status. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company or any of its Subsidiaries, oral, notice terminating any of the Current Government Contracts for convenience or indicating an intent to terminate any of the Current Government Contracts for convenience.

(g)          Except as described on Schedule 3.15(g) and within the five (5) year period preceding the date hereof, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company or any of its Subsidiaries, oral, notice of any outstanding claims or Contract disputes to which the Company or any of its Subsidiaries is a party (i) relating to the Government Contracts or Government Contract Bids and involving a Governmental Authority or any prime contractor, higher-tier subcontractor, vendor or other third party or (ii) relating to the Government Contracts under the Contract Disputes Act or any other federal statute.

(h)          Within the five (5) year period preceding the date hereof, none of the Company, any of its Subsidiaries, nor any of the Principals of the Company or its Subsidiaries as that term is defined in 48 C.F.R. 52.209-5(a)(2), has been debarred, suspended or proposed for suspension or debarment from bidding on any Government Contract, declared nonresponsible or ineligible or otherwise excluded from participation in the award of any Government Contract, or for any reason listed on the List of Parties Excluded from Federal Procurement Non-procurement Programs. Within the five (5) year period preceding the date hereof, no debarment, suspension or exclusion Proceeding has been initiated against the Company, any of its Subsidiaries, or any of the Principals of the Company or any of its Subsidiaries. To the Knowledge of the Company, no circumstances exist that would warrant the institution of suspension or debarment Proceedings against the Company, any of its Subsidiaries, or any of the Principals of the Company or any of its Subsidiaries.

(i)          Within the five (5) year period preceding the date hereof, no negative determination of responsibility has been issued in writing against the Company or any of its Subsidiaries with respect to any quotation, bid or proposal for a Government Contract.

(j)          Except for any audit, inspection, investigation, or examination of a Government Contract or Government Contract Bid in the Ordinary Course of Business and not with respect to any questioned costs or cost disallowance, irregularity, misstatement or omission arising under or relating to any Government Contract or Government Contract Bid and within the five (5) year period preceding the date hereof, (i) neither the Company nor any of its Subsidiaries has undergone, nor is it currently undergoing, any audit, review, inspection, investigation, survey or examination of records relating to any Government Contracts, (ii) neither the Company nor any of its Subsidiaries has received written notice of, and neither the Company nor any of its Subsidiaries has undergone or is undergoing, any investigation or review relating to any Government Contract, (iii) no such audit, review, inspection, investigation, survey or examination of records is threatened or pending, (iv) neither the Company nor any of its Subsidiaries has received any official notice that it is or was being specifically audited or investigated by the Government Accountability Office, the Defense Contract Audit Agency of the United States Government (the “DCAA”), the U.S. Congress, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract, or the Department of Justice (including any United States Attorney) and (v) neither the Company nor any of its Subsidiaries has received any written notice or otherwise become aware that any audit, review, inspection, investigation, survey or examination of records has revealed any fact, occurrence or practice that could reasonably be expected to materially adversely affect the Company or any of its Subsidiaries.

(k)          Except as set forth on Schedule 3.15(k), and within the five (5) year period preceding the date hereof, neither the Company nor any of its Subsidiaries has conducted any internal investigation or audit in connection with which the Company or any of its Subsidiaries has used any legal counsel, auditor, accountant or investigator. Except as set forth on Schedule 3.15(k), and within the five (5) year period preceding the date hereof, neither the Company nor any of its Subsidiaries has made any disclosure to any Governmental Authority or other customer or any prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a Government Contract requirement, any apparent or alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Contract Bid, or any violation of Law or regulation.

(l)          Except as set forth on Schedule 3.15(l), neither the Company nor any of its Subsidiaries performs any activities under Current Government Contracts, or has any other relationships with any other Person, that qualify as or could result in an “organizational conflict of interest” as defined in Subpart 9.5 of the Federal Acquisition Regulation and agency supplements thereto, or Section 207 of the Weapon Systems Reform Act of 2009.

(m)          Within the five (5) year period preceding the date hereof, neither the Company nor any of its Subsidiaries has engaged in or been charged with, or received or been advised in writing, or, to the Knowledge of the Company or any of its Subsidiaries, orally, of any charge, investigation, claim or assertion of, nor has the Company or any of its Subsidiaries nor any of the Principals of the Company or its Subsidiaries as that term is defined in 48 C.F.R. 52.209-5(a)(2), been subject to any criminal indictment, lawsuit, subpoena, civil investigative demand, discovery request, administrative Proceeding, voluntary disclosure, claim, dispute, mediation or arbitration with regard to, any material violation of any requirement pertaining to a Current Government Contract or Government Contract Bid, including material violations of any statutory or regulatory requirements or violations of any Laws relating thereto.

(n)          Neither the Company nor any of its Subsidiaries is participating in any pending claim, and, to the Knowledge of the Company, there is no potential claim, under the Contract Disputes Act against or by the United States Government; nor is there any claim against or by any prime contractor, subcontractor or vendor arising under or relating to any Current Government Contract or Government Contract Bid.

(o)          All Indirect Cost rates are being billed consistent with DCAA-approved rates or provisional rate agreements.

(p)          The Company and each of its Subsidiaries is in compliance with all applicable national security obligations, including those specified in the NISPOM, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

(q)          To the Knowledge of the Company and its Subsidiaries, there are no events or omissions that could reasonably be expected to result in (i) a claim against the Company or any of its Subsidiaries by a Governmental Authority or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Current Government Contract or Government Contract Bid or (ii) a dispute between the Company or any of its Subsidiaries, on the one hand, and a Governmental Authority or any prime contractor, subcontractor, vendor or other third party, on the other hand, arising under or relating to any Current Government Contract or Government Contract Bid.

(r)          No Government Contract has incurred or currently projects costs in excess of the total ceiling price, cost ceiling or funding ceiling of such Government Contract as amended (each, an “overrun”), nor is any Government Contract Bid or other bid, offer or proposal, if accepted or entered into, currently projected to obligate the Company or any of its Subsidiaries to process, manufacture or deliver products or perform services that could reasonably be expected to incur such an overrun as of completion of Contract performance. To the Knowledge of the Company and its Subsidiaries, no payment has been made by the Company or any of its Subsidiaries or by a Person acting on the Company’s or any of its Subsidiaries’ behalf to any Person (other than to any bona fide employee or agent of the Company or any of its Subsidiaries, as defined in subpart 3.4 of the Federal Acquisition Regulation), that is or was contingent upon the award of any Government Contract or that would otherwise be in violation of any applicable procurement Law or regulation or any other Laws.

(s)          Except as set forth on Schedule 3.15(s), neither the Company nor any of its Subsidiaries has assigned or otherwise conveyed or transferred, or agreed to assign or otherwise convey or transfer, to any Person any Government Contract or any account receivable relating thereto, whether as a security interest or otherwise.

(t)          Except as set forth on Schedule 3.15(t), no personal property, equipment or fixtures are loaned, bailed or otherwise furnished to the Company or any of its Subsidiaries by or on behalf of the United States Government.

(u)          No written claims, or claims threatened in writing, exist against the Company or any of its Subsidiaries with respect to express warranties and guarantees contained in Government Contracts on products or services provided by the Company or any of its Subsidiaries; and no such claims have been made against the Company or any of its Subsidiaries within the five (5) year period preceding the date hereof. No amendment has been made to any written warranty or guarantee contained in any Government Contract that could reasonably be expected to result in an adverse effect on the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action that could reasonably be expected to give any Person a right to make a claim under any written warranty or guarantee contained in any Government Contract.

(v)         Except to the extent prohibited by applicable Law, Schedule 3.15(v) sets forth all facility security clearances held by the Company and its Subsidiaries.

(w)          Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company and its Subsidiaries, any of the employees, officers or agents of the Company or any of its Subsidiaries, has violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a state, local or federal government (regardless of the branch of government), including the so-called “revolving door” restrictions set forth at 18 U.S.C. § 207.

(x)          All Company costs (both Direct Costs and/or Indirect Costs) that have been, prior to the Closing, charged to a Governmental Authority under any Current Government Contract were allowable in accordance with the applicable FAR or agency supplement thereto and allocable in accordance with the applicable FAR or agency supplement thereto (except for costs properly charged to a reserve account appearing on the Balance Sheet).

(y)          The Company and each of its Subsidiaries is in compliance in all material respects with FAR Part 3 and Part 9 (the “FAR Ethics Rules”). The Company and each of its Subsidiaries has undertaken the appropriate level of review or investigation to determine whether the Company or any of its Subsidiaries is required to make any disclosures to any Governmental Authority under the FAR Ethics Rules. To the Knowledge of the Company and its Subsidiaries, there exist no facts or circumstances that, with the passage of time or the giving of notice or both, would constitute a violation of the FAR Ethics Rules. All of the terms and conditions set forth in that certain Agreement between Access Systems, Incorporated and the Department of the Navy (the “Access Agreement”, which was entered into relative to the Navy’s Notice of Suspension to Access dated November 21, 2006) were fully satisfied, and the term of the Access Agreement has expired.

(z)          Except as set forth on Schedule 3.15(z), to the Knowledge of the Company and its Subsidiaries, the Company and each of its Subsidiaries within the five (5) year period preceding the date hereof: (a) has not at any time charged the U.S. Government a price higher than the Basis of Award Customer for each such multiple award schedule Government Contract; (b) has complied in all material respects with the notice and pricing requirements of the Price Reduction clause in each such multiple award schedule Government Contract and, there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. Government for a refund based upon the Company’s or any of its Subsidiaries’ failure to comply with the Price Reductions clause; and (c) has complied in all respects with all payment requirements of the Industrial Funding Fee in each such multiple award schedule Government Contract and there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. Government for additional payment(s) based upon the Company’s or any of its Subsidiaries’ failure to comply with the Industrial Funding Fee payments.

(aa)         The Company and each of its Subsidiaries, and, to the Knowledge of the Company and its Subsidiaries, each of their respective employees, has complied in all material respects with all timekeeping/time recordation requirements of the applicable Current Government Contracts, and to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in an investigation by the U.S. Government based upon the Company’s or any of its Subsidiaries’ failure to comply with such applicable timekeeping/time recordation requirements.

(bb)         In the past five (5) years, all personnel who performed or are currently performing under any Government Contract met or meet all express qualification requirements for the labor categories, under which they have been charged, or are being charged. In the past five (5) years, all personnel listed in any Government Contract Bid or other bid, offer, or proposal meet all applicable requirements set forth in the applicable solicitation. In the past five (5) years, neither the Company nor any of its Subsidiaries has replaced any personnel performing a Government Contract without obtaining all required approvals from the applicable Governmental Authority and any other party whose consent is required for replacement of personnel.

(cc)         Neither the Company nor any of its Subsidiaries has any Current Government Contracts that were awarded as Small Business Administration 8(a) contracts, nor has the Company or any of its Subsidiaries ever represented to any Governmental Authority that it is an 8(a) company (as defined by the Small Business Administration).

3.16         Material Contracts. Schedule 3.16 sets forth an accurate and complete list of each Material Contract in effect on the date of this Agreement, each of which has been made available to the Buyer (other than leases of the Facilities, Government Contracts, commercial Contracts, under other Governmental Authority prime contractors or Company Licensed Intellectual Property, which are disclosed on Schedule 3.11(a), Schedule 3.15(a), or Schedule 3.19(d)). No Material Contract has been breached or cancelled by the other party, and, to the Knowledge of the Company, there is no threatened breach by any other party to any such Material Contract (with or without notice or lapse of time, or both). The Company and each of its Subsidiaries has performed in all material respects all of the obligations required to be performed by it in connection with such Material Contracts and is not in default under or in breach of any such Material Contract, and no event has occurred that with the passage of time or the giving of notice or both would: (i) result in a default or breach under any such Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any such Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any such Material Contract; or (iv) give any Person the right to cancel, terminate or materially modify any such Material Contract. Neither the Company nor any of its Subsidiaries has waived any of its material rights under any Material Contract, nor, to the Knowledge of the Company, does the Company or any of its Subsidiaries have any present expectation or intention of not fully performing any obligation pursuant to any Material Contract. Each Material Contract is legal, valid, binding and enforceable, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and the exercise of judicial discretion, and in full force and effect. Except as set forth on Schedule 3.16, no Material Contract obligates the Company or any of its Subsidiaries to process, manufacture or deliver products or perform services that are reasonably expected to result in a loss to the Company or any of its Subsidiaries upon completion of performance. Schedule 3.16 contains an accurate and complete description of all material terms of all oral Material Contracts.

3.17         Environmental and Safety Matters. The Company and each of its Subsidiaries has conducted its business at all times in compliance in all material respects with all applicable Environmental Laws. None of the properties currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries contain any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws. No Seller Party has received any notices, demand letters or requests for information from any Governmental Authority or other Person that have not heretofore been resolved with such Governmental Authority or other Person, indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law. There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any violation, or alleged violation, of any Environmental Law. No reports have been filed with any Governmental Authority, or are required to be filed, by the Company or any of its Subsidiaries concerning the Release of any Hazardous Substance or the threatened or actual violation of any Environmental Law that have not heretofore been resolved. No Hazardous Substance has been disposed of, Released or transported in material violation of any applicable Environmental Law from any properties owned or operated, or formerly owned or operated, by the Company or any of its Subsidiaries. No remediation or investigation of Hazardous Substances is occurring at any property owned or operated, or formerly owned or operated, by the Company or any of its Subsidiaries. Neither the Company and its properties, nor any of the Company’s Subsidiaries and its properties, are subject to any Liabilities relating to any Proceeding, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or relating to a violation or alleged violation of any Environmental Law by the Company, any of its Subsidiaries or any other Person.

3.18         Insurance. Schedule 3.18 lists each insurance policy maintained by, on behalf of, for the benefit of or at the expense of the Company or any of its Subsidiaries and any active claims being made thereunder. The Company has made available to the Buyer such insurance policies. All such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default with respect to its payment obligations under any such insurance policies. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any such policies. To the Knowledge of the Company, there are no claims under such policies which are reasonably likely to exhaust the applicable limit of liability. Neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Neither the Company nor any of its Subsidiaries has any written self-insurance or co-insurance plan.

3.19         Intellectual Property.

(a)          Schedule 3.19(a) sets forth a complete and accurate list of all United States and foreign Company Registered Intellectual Property and material unregistered trademarks, trade names and fictitious names, and, with respect to Company Registered Intellectual Property, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owner(s), the current status of the application and any steps required to be taken in the ninety (90) days following the Closing Date in connection with such application and the deadlines therefore, as applicable, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property. The Company has made available to the Buyer correct and complete copies of all registrations and pending applications for Company Registered Intellectual Property, as amended to date. All registration, maintenance and renewal fees which are due and payable in connection with each item of Company Registered Intellectual Property have been paid and all necessary documents and certificates currently required to have been filed in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

(b)          Except as set forth on Schedule 3.19(b), the Company or its Subsidiaries, as applicable, is the sole and exclusive owner of all Company Intellectual Property (except the Company Licensed Intellectual Property), free and clear of any Encumbrances other than Permitted Encumbrances. Neither the Company nor any of its Subsidiaries has permitted, in the past five (5) years, its rights in any Company Owned Intellectual Property to lapse or enter the public domain, other than Company Owned Intellectual Property that is immaterial in the aggregate to the operations of the business of the Company and its Subsidiaries. The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the products and services distributed, licensed or sold by the Company or any of its Subsidiaries in the manner so done currently by the Company or its Subsidiaries, (ii) to Exploit the Internal Systems as they are currently used by the Company or its Subsidiaries and (iii) otherwise to conduct the business of the Company and its Subsidiaries in all material respects in the manner currently conducted.

(c)          Except as set forth on Schedule 3.19(c), neither the Company nor any of its Subsidiaries is a party to any claim, suit, action or Proceeding, nor is any claim, suit, action or Proceeding, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that involves a claim of infringement, unauthorized use or violation of any Company Intellectual Property, or challenging the ownership, right to use, sell, distribute, license or sublicense, validity or enforceability of any Company Intellectual Property. To the Company’s Knowledge, the operation of the business as it is currently conducted does not and will not infringe or misappropriate any Intellectual Property rights of any Person or constitute unfair competition or trade practices under applicable Laws, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice from any Person claiming that such operation infringes or misappropriates any Intellectual Property rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction. To the Knowledge of the Company, no third party is infringing upon or misappropriating, or has infringed upon or misappropriated, any Company Owned Intellectual Property or any Company Licensed Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries.

(d)          Schedule 3.19(d) identifies: (i) each Inbound License pursuant to which the Company or any of its Subsidiaries Exploits Company Licensed Intellectual Property (excluding (A) commercial off-the-shelf software licenses with per-user license fees or annual license fees of Five Thousand Dollars ($5,000) or less and (B) government-furnished equipment or information); (ii) each Contract, assignment or other instrument pursuant to which the Company or any of its Subsidiaries has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property; and (iii) all such licenses, sublicenses and other Contracts that require the Company or any of its Subsidiaries to license, assign or otherwise grant rights to additions, modifications or improvements to Company Licensed Intellectual Property made by or for the Company or any of its Subsidiaries to any third party. The Company has made available to the Buyer copies of all licenses, sublicenses and other Contracts identified above. The Company and each of its Subsidiaries is in compliance with all material terms and conditions of all such licenses, sublicenses, and other Contracts. Neither the Company nor any of its Subsidiaries is a party to any oral license, sublicense or other Contract or understanding that, if reduced to written form, would be required to be listed on Schedule 3.19(d) under the terms of this Section 3.19(d). To the Knowledge of the Company, no third party inventions, methods, services, materials, processes or Software are included in or required to Exploit any product or service of the Company offered or sold prior to the Closing, other than pursuant to the license agreements listed on Schedule 3.19(d) or such Inbound Licenses not required to be listed on Schedule 3.19(d). To the Knowledge of the Company, none of the Products distributed, licensed or sold by the Company or any of its Subsidiaries, includes “shareware,” “freeware” or other Software or other material that was obtained by the Company or any of its Subsidiaries from third parties other than pursuant to the license agreements listed on Schedule 3.19(d) or such Inbound Licenses not required to be listed on Schedule 3.19(d).

(e)          Schedule 3.19(e) identifies each license, sublicense, covenant or other agreement pursuant to which the Company or any of its Subsidiaries has at any time during the previous five (5) year period assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any Company Intellectual Property excluding (i) rights granted under the Government Contract Bids or Government Contracts, (ii) access to employees who have executed confidentiality agreements, (iii) access to Company Intellectual Property made available on the Company’s or its Subsidiaries’ websites. The Company and each of its Subsidiaries is in compliance with all material terms and conditions of such licenses, sublicenses, covenants and other Contracts. Except as described on Schedule 3.19(e), neither the Company nor any of its Subsidiaries has agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Product or service distributed, licensed or sold by the Company or any of its Subsidiaries pursuant to existing Contracts or any third party Intellectual Property rights.

(f)          The Company and each of its Subsidiaries has taken commercially reasonable security measures to protect and enforce its material trade secrets and otherwise safeguard and maintain the confidential and proprietary nature of all confidential information in its possession in the conduct of its business. The Company and each of its Subsidiaries has complied with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any of its Subsidiaries or (ii) breach of the Company’s or any of its Subsidiaries’ security procedures wherein confidential information has been disclosed to a third Person. In the past five (5) years, all officers, employees, consultants and independent contractors of the Company and each of its Subsidiaries have executed and delivered to the Company or its Subsidiary, as applicable, valid and binding agreements (copies of which have been made available to the Buyer) (A) requiring each such employee, consultant or independent contractor to protect and preserve the confidentiality of the information and (B) if employed to develop Intellectual Property for the Company, expressly assigning to the Company or its Subsidiaries, as applicable, all such Person’s Intellectual Property rights assignable under applicable Law arising from the services performed for the Company or its Subsidiaries, as applicable, by such Persons.

(g)          Except as provided under the Government Contracts, no government funding, facilities or resources of a university, college, other educational institution or research center, was used in the development of any Company Owned Intellectual Property, and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Company Owned Intellectual Property other than as provided under the Government Contracts.

3.20         Related Party Transactions. Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or officer (or equivalent thereof) of the Company or any of its Subsidiaries or to or for any of the Stockholders. No officer or director of the Company or any of its Subsidiaries nor any of the Stockholders has received, nor is entitled to receive, any material compensation from any Person that has engaged in or is engaging in any material transaction with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any Contract or other commitment or transaction with any Related Party, nor do any Related Parties have any legal or beneficial interest in the assets or property owned or used by the Company or any of its Subsidiaries, in any Contracts to which the Company or any of its Subsidiaries is a party, or in any other Person with which the Company or any of its Subsidiaries is or has been party to a Contract. Except as set forth on Schedule 3.20, there are no outstanding claims, accounts payable or receivable, intercompany loans, indebtedness or other Liabilities between the Company or any of its Subsidiaries, on the one hand, and any of the Stockholders or any Related Parties, on the other hand, and all such Liabilities have been repaid in full. Any such arrangement with a Related Party is referred to herein as a “Related Party Arrangement”. The terms and conditions of any such Related Party Arrangement are no less favorable to the Company or any of its Subsidiaries than could have been obtained from an unrelated third party and such Related Party Arrangement was negotiated and entered into on an arms-length, commercially reasonable basis. Since December 31, 2012, there has been no change in any Related Party Arrangement. No Stockholder nor any other Related Party conducts any of the Company’s or any of its Subsidiaries’ business, directly or indirectly, other than indirectly through the Stockholders’ collective ownership of the Company.

3.21         Customers and Suppliers.

(a)          Schedule 3.21(a) identifies the revenues received from the top ten (10) customers of the Company and its Subsidiaries taken as a whole in the fiscal year ended December 31, 2014, and during the first quarter of calendar year 2015. The relationship of the Company and its Subsidiaries with each such customer is a good working relationship, and since the fiscal year ended December 31, 2014, there has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any such customer. Except for the expiration of Government Contracts in the Ordinary Course of Business, no such customer has terminated, or to the Knowledge of the Company, threatened to terminate its relationship with the Company or any of its Subsidiaries or has during the last twelve (12) months materially decreased, limited or otherwise changed the terms and conditions for, the purchase of goods or services from the Company and its Subsidiaries taken as a whole, or, to the Knowledge of the Company, threatened to do so, and to the Knowledge of the Company, there is no written or oral communication, fact or event that exists or has occurred that would indicate that any customer of the Company or any of its Subsidiaries would do so, whether as a result of the transactions contemplated hereby or otherwise.

(b)          Schedule 3.21(b) sets forth a list of the Company’s and its Subsidiaries’, taken as a whole, top ten (10) suppliers (other than subcontractors of the Company and its Subsidiaries under any Government Contract) of goods or services in terms of aggregate purchases by the Company for the last completed fiscal year and for the first quarter of calendar year 2015, showing the aggregate amount that the Company or its Subsidiary paid to each such supplier during such periods. No such supplier has terminated, or, to the Knowledge of the Company, threatened to terminate, its relationship with the Company or its Subsidiaries or has during the last twelve (12) months materially decreased or limited, or changed the terms and conditions for, the supply of its goods or services to the Company, or, to the Knowledge of the Company, threatened to do any of the foregoing. Except as set forth on Schedule 3.21(b), no supplier for the Company or any of its Subsidiaries is a sole source of supply of any good or service to the Company or such Subsidiary.

3.22         Bank Accounts; Powers of Attorney. Schedule 3.22 sets forth a true, correct and complete list of the names and locations of all banks, other financial institutions and similar entities at which the Company or any of its Subsidiaries maintains a deposit account or safe deposit box, the names of all Persons authorized to access such deposit accounts or safe deposit boxes and the names of all Persons holding powers of attorney or other similar authorizations from the Company or any of its Subsidiaries and a summary statement of the terms thereof.

3.23         Brokers. Except as set forth on Schedule 3.23, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Buyer, the Company, any of its Subsidiaries or any of the Stockholders or any of their respective Affiliates for any commission, fee or other compensation payable as a finder or broker resulting or arising from any act or omission by the Company or any of its Subsidiaries.

3.24         Information Supplied. None of the information supplied or to be supplied by the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference: (a) in any Report on Form 8-K and any exhibits thereto filed with the SEC or any other report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement and/or any agreements ancillary hereto; (b) in the Extension Proxy Solicitation, the Proxy Solicitation and the Redemption Offer; or (c) in the mailings or other distributions to the Buyer’s stockholders with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. As long as the Buyer supplies the Company with drafts of the Public Disclosure Documents with reasonable time for the Company to comment on the same, and as long as the Buyer accepts all reasonable comments provided by the Company, none of the information supplied or to be supplied by the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in any of the Public Disclosure Documents will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither the Company nor the Stockholders make any representation, warranty or covenant with respect to any information supplied by or on behalf of the Buyer.

3.25         No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (and in any certificate delivered by the Company or any of the Stockholders pursuant hereto), no Person (a) makes any representation or warranty, express or implied, as to condition, suitability or fitness for a particular purpose of any of the assets used in the business or held by the Company or any of its Subsidiaries, or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any of the Company or any Subsidiary of the Company or the business conducted by such Person (including any representation or warranty of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of any such Person, which the Company hereby expressly disclaims any liability in connection therewith), in each case except as expressly set forth in this Agreement and the Disclosure Schedules.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Except as set forth in the disclosure schedules delivered by the Stockholders to the Buyer pursuant hereto (the “Stockholders Disclosure Schedules”), each of the Stockholders represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, taking into account any and all supplements to the Stockholders Disclosure Schedules pursuant to Section 6.4 (in each case except to the extent that a representation, warranty or Stockholders Disclosure Schedule expressly states that such representation or warranty, or the information in such Stockholders Disclosure Schedule, is accurate only as of an earlier date), as follows:

4.1           Authority for Agreement. Such Stockholder has full power, authority and legal right and capacity to enter into and perform such Stockholder’s obligations under this Agreement and each other document contemplated hereby to which such Stockholder is or will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby to which such Stockholder is a party have been duly executed and delivered by such Stockholder and are legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general.

4.2           No Violation to Result. Except as set forth on Schedule 4.2, the execution, delivery and performance by such Stockholder of this Agreement and the other documents contemplated hereby and the consummation by such Stockholder of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time or both): (a) violate or conflict with (i) any of the terms of the organizational documents of such Stockholder or (ii) any Law applicable to such Stockholder; (b) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by any Contract to which such Stockholder is a party or by which such Stockholder or such Stockholder’s assets are bound; or (c) result in the creation or imposition of any Encumbrance, other than a Permitted Encumbrance in favor of any Person upon any of the Shares or any of the properties or assets of the Company or any of its Subsidiaries. Other than as set forth on Schedule 4.2, no notice to, filing with, or consent or approval of, any Person is necessary in connection with, the execution, delivery or performance by such Stockholder of this Agreement and the other documents contemplated hereby or the consummation by such Stockholder of the transactions contemplated hereby or thereby, except for (w) the filing of a joint voluntary notice with CFIUS pursuant to FINSA, and written confirmation by CFIUS of the successful completion of the FINSA review process; (x) compliance with and filings under the NISPOM; (y) compliance with and filings under the ITAR; and (z) the filing of a notification and report form by the Company under the HSR Act, if required, and any other filings under other applicable Antitrust Laws, and the expiration or termination of the waiting period required thereunder.

4.3           Ownership. Such Stockholder holds of record and beneficially the number of Shares as are set forth opposite such Stockholder’s name on Schedule 3.4(a) (as updated as of the Closing by the information provided by the Company to the Buyer pursuant to Section 1.4(b)), free and clear of any Encumbrance other than restrictions imposed by federal and state securities Laws. Except as set forth on Schedule 3.4(b), there are no proxies, voting rights, stockholders agreements or other agreements or understandings, to which such Stockholder is a party or by which such Stockholder is bound, with respect to the voting or transfer of the capital stock of the Company.

4.4          Accredited Investor.

(a)          Such Stockholder acknowledges that it can bear the economic risk of its investment, and has such knowledge, sophistication and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Buyer Shares. Such Stockholder acknowledges that any investment in the Buyer Shares involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Buyer Shares for an indefinite period of time and to suffer a complete loss of its investment.

(b)          Such Stockholder represents that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

(c)          Such Stockholder represents that it is acquiring the Buyer Shares for investment (for its own account or for accounts over which it exercises investment control), and not with a view to, or for offer or sale in connection with, any distribution thereof, which would be in violation of the Securities Act or any applicable state securities law. The acquisition by such Stockholder of any of the Buyer Shares shall constitute confirmation of the representation by such Stockholder that such Stockholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Buyer Shares.

(d)          Such Stockholder represents that it has reviewed all the information it considers necessary or appropriate for deciding whether to acquire the Buyer Shares. Such Stockholder further represents that it has had an opportunity to ask questions and receive answers regarding the terms and conditions of the Stock Purchase and the other transactions contemplated hereby.

4.5          Brokers. Except as set forth on Schedule 3.23, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Buyer, the Company, any of its Subsidiaries, such Stockholder or any of their respective Affiliates for any commission, fee or other compensation payable as a finder or broker resulting or arising from any act or omission by such Stockholder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in Buyer SEC Reports and the disclosure schedules delivered by the Buyer to the Company pursuant hereto (the “Buyer Disclosure Schedules”), the Buyer represents and warrants to the Stockholders, as of the date hereof and as of the Closing Date, taking into account any and all supplements to the Stockholders Disclosure Schedules pursuant to Section 6.4 (in each case except to the extent that a representation, warranty or Buyer Disclosure Schedule expressly states that such representation or warranty, or the information in such Buyer Disclosure Schedule, is accurate only as of an earlier date), as follows:

5.1           Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified or registered to do business and in good standing in each jurisdiction where the nature of its activities makes such qualification or registration necessary, except where the failure to be so qualified, registered or in good standing would not reasonably be expected to result in a Material Adverse Effect on the Buyer. The Buyer has the corporate power and authority necessary to own and operate its properties, to conduct its business as now conducted and to perform its obligations under the Contracts to which it is a party or by which it is bound, this Agreement and the other agreements contemplated hereby.

5.2           Authority for Agreement. Subject to receipt of the Required Buyer Stockholder Approval and the Required Buyer Stockholder Extension Approval, the Buyer has the corporate power and authority to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Buyer has unanimously authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. Subject to receipt of the Required Buyer Stockholder Approval, the Required Buyer Stockholder Extension Approval and the Redemption Offer, no other corporate proceedings on the part of the Buyer are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby to which the Buyer is a party have been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Company and the Stockholders, are legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights in general and the exercise of judicial discretion in accordance with general principles.

5.3           No Violation to Result. The execution, delivery and performance by the Buyer of this Agreement and the other documents contemplated hereby and the consummation by the Buyer of the transactions contemplated hereby and thereby and of the Extension, do not and will not, directly or indirectly (with or without notice or lapse of time, or both): (a) violate or conflict with (i) any of the terms of the Buyer Certificate of Incorporation or bylaws of the Buyer or (ii) any Law or other legal requirement of any Governmental Authority applicable to the Buyer; (b) violate, breach, conflict with, constitute a default under or accelerate or permit the acceleration of the performance required by any Contract to which the Buyer is a party or by which it or its assets are bound; or (c) give any Person the right to declare a default or exercise any remedy under any Contract or cancel, terminate or modify any Contract. No notice to, filing with, or consent or approval of, any Person is necessary in connection with, and no “change of control” provision in any Contract or otherwise is, or will be, triggered by, the authorization, approval, execution, delivery or performance by the Buyer of this Agreement and the other documents contemplated hereby or the consummation by the Buyer of the transactions contemplated hereby or thereby, except for (v) the filing of a joint voluntary notice with CFIUS pursuant to FINSA, and written confirmation by CFIUS of the successful completion of the FINSA review process; (w) compliance with and filings under the NISPOM; (x) compliance with and filings under the ITAR; (y) the filing of a notification and report form by the Buyer under the HSR Act, if required, and any other applicable Antitrust Laws and the expiration or termination of the waiting period required thereunder; and (z) the actions to be taken in connection with the Proxy Solicitation and the Extension Proxy Solicitation. To the knowledge of the Buyer, no fact or condition exists with respect to Buyer’s organization, ownership or operation that would prohibit successful completion of the FINSA review process by CFIUS or the successful review process by the DSS under NISPOM.

5.4          SEC Reports; Internal Controls and Procedures.

(a)          The Buyer has filed or otherwise transmitted all forms, reports, schedules, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted, as applicable, by it since the Buyer’s formation, and will file or otherwise transmit all forms, reports, schedules, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted, as applicable, by it subsequent to the date of this Agreement through and including the Closing Date, with the SEC (such documents, the “Buyer SEC Reports”), and such Buyer SEC Reports are, or will be, as applicable, available in full without redaction on the SEC’s website through EDGAR. As of their respective dates, each of the Buyer SEC Reports complied, or will comply, in all material respects with the applicable requirements of all applicable Laws, including the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the respective rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the Buyer SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Buyer relating to the Buyer SEC Reports. The Buyer has heretofore made available to the Seller Parties, through EDGAR or otherwise, true, correct and complete copies of all material written correspondence between the Buyer and the SEC. None of the Buyer SEC Reports is, to the knowledge of the Buyer, the subject of ongoing SEC review.

(b)          The financial statements (including in all cases the notes thereto, if any) of the Buyer included in the Buyer SEC Reports (i) in all material respects, were prepared consistent with the Buyer’s books and records, (ii) in all material respects, present fairly the financial position of the Buyer as of the respective dates thereof and the results of operations and cash flows of the Buyer for the periods thereof, and (iii) have been prepared in accordance with GAAP; provided, that, any unaudited, interim period financial statements need not include footnote disclosures and other presentation items or year-end adjustments that are required by GAAP to be included in year-end financial statements, and (iv) comply in all material respects with the applicable accounting requirements of the SEC, the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder. The Buyer does not have, nor has ever had, any off-balance sheet financing arrangements. There have been no transactions involving the business of the Buyer or any of its Subsidiaries that properly should have been set forth on the financial statements included in the Buyer SEC Reports. The Buyer has made available to the Company and the Stockholders’ Representative copies of each management letter delivered to the Buyer or any of its Subsidiaries by its accounting firm in connection with the financial statements included in the Buyer SEC Reports or relating to any review by such accounting firm of the internal controls of the Buyer and its Subsidiaries.

5.5           Liabilities. There are no Liabilities of a nature required by GAAP to be accrued or reserved against on the Buyer’s balance sheet or that involve off-balance sheet transactions within the meaning of Item 303(a)(4)(ii)(B) of Regulation S-K other than: (a) Liabilities reflected on the balance sheet set forth in the Buyer SEC Reports and not previously paid or discharged; and (b) accounts payable incurred after March 31, 2015 arising in the Ordinary Course of Business (none of which, in either case, results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law). Neither the Buyer nor any of its Subsidiaries is a guarantor or otherwise liable for any Liabilities of any other Person other than endorsements for collection in the Ordinary Course of Business.

5.6           Litigation. There is no Proceeding pending or threatened against or affecting the Buyer, any of its Subsidiaries or their assets before any court, agency, authority or arbitration tribunal. To the knowledge of the Buyer, there are no facts that would likely result in any such Proceeding. Neither the Buyer nor any of its Subsidiaries nor any of their officers or other employees is subject to or in default with respect to any notice, order, writ, injunction or decree of any Governmental Authority or arbitration tribunal.

5.7           Foreign Ownership. Except as set forth on Schedule 5.7, which shall be current as of the date hereof and updated once to be current as of the Closing Date, (i) no foreign government, agency of a foreign government, or representative of a foreign government; no business enterprise or other entity organized, chartered or incorporated under the laws of any country other than the United States or its territories; nor any person who is not a citizen or national of the United States (each a “Foreign Interest”) has, to the knowledge of the Buyer, the power to direct or decide matters affecting the management or operations of the Buyer; (ii) the Buyer, directly or indirectly through Subsidiaries, does not own five percent (5%) or more of any Foreign Interest; and (iii) to the knowledge of the Buyer based on the Buyer’s review, as of the date hereof and as of the Closing Date, of Schedules 13D and 13G filed in respect of the Buyer’s capital stock with the Securities and Exchange Commission, no Foreign Interest directly owns five percent (5%) or more of the Buyer. The Buyer further acknowledges that the Seller Parties shall have no liability for any breach of any representation or warranty to the extent that such breach results from the Buyer or any of its Affiliates having any direct or indirect foreign ownership not set forth on Schedule 5.7.

5.8           Brokers. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Buyer, the Company, any of its Subsidiaries or any of the Stockholders or any of their respective Affiliates for any commission, fee or other compensation payable as a finder or broker resulting or arising from any act or omission by the Buyer.

5.9           No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (and in any certificate delivered by the Buyer pursuant hereto), no Person (a) makes any representation or warranty, express or implied, as to condition, suitability or fitness for a particular purpose of any of the assets used in the business or held by the Buyer or any of its Subsidiaries, or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any of the Buyer or any Subsidiary of the Buyer or the business conducted by such Person (including any representation or warranty of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of any such Person, which the Buyer hereby expressly disclaims any liability in connection therewith), in each case except as expressly set forth in this Agreement and the Schedules hereto.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1           Access to Properties and Records. The Seller Parties shall, and shall cause the Subsidiaries of the Company and each of their respective Representatives to, afford to the Buyer and its Representatives access to all of the assets, properties, books, records, employees and customers of the Company and its Subsidiaries in order to afford the Buyer and its Representatives a full opportunity to review, examine and investigate the affairs of the Company and its Subsidiaries as it shall reasonably request, and the Buyer and its Representatives shall be permitted to make extracts from, or take copies of, such books, records (including the stock record and minute books) or other documentation as may be reasonably necessary, in each case subject to limitations set forth in applicable Laws. Neither the Buyer nor its Representatives shall contact any employee of the Company or its Subsidiaries without the prior written consent of an executive officer of the Company. The Company shall, and shall cause its Subsidiaries to, furnish or cause to be furnished to the Buyer such reasonable financial and operating data and other information about the Company and its Subsidiaries, their respective businesses as presently conducted, conducted in the past and presently proposed to be conducted in the future, and properties and assets that the Buyer and its Representatives may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify in any way any representation or warranty of any Seller Party contained herein (or in any list, certificate, schedule or other instrument, document, agreement or writing furnished or to be furnished to or made with the Buyer pursuant hereto), the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement or the indemnification obligations of any Person hereunder. Any and all information provided to the Buyer under this Section 6.1 shall be subject to Section 6.3(c).

6.2           Interim Covenants of the Seller Parties. From the date of this Agreement until the Closing Date, except to the extent expressly permitted by this Agreement, or as required by applicable Law, or otherwise consented to by an instrument in writing signed by the Buyer or as otherwise set forth on Schedule 6.2, the Seller Parties shall, and shall cause the Subsidiaries of the Company to, (i) keep intact the Company, its Subsidiaries and their respective businesses, as presently conducted, and shall not take or permit to be taken or do or suffer to be done anything other than in the Ordinary Course of Business; (ii) use commercially reasonable efforts to keep available the services of the directors, officers, employees, independent contractors and agents of the Company and its Subsidiaries, maintain the Company’s and its Subsidiaries’ insurance policies as currently in effect, retain and maintain good relationships with the Company’s and its Subsidiaries’ customers and maintain the Company’s and its Subsidiaries’ assets and the Facilities in good condition, subject to ordinary wear and tear; (iii) perform their obligations under the Contracts and comply with Laws; and (iv) maintain the goodwill and reputation associated with the Company and its Subsidiaries. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, except to the extent expressly permitted by this Agreement, or as required by applicable Law, or otherwise consented to by an instrument in writing signed by the Buyer, such consent not to be unreasonably withheld, conditioned or delayed, or as otherwise set forth on Schedule 6.2, the Company shall not, and none of the Stockholders shall, and the Company shall cause its Subsidiaries not to, cause, authorize or permit the Company or any of its Subsidiaries to:

(a)          adopt or propose any change to the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;

(b)          merge or consolidate the Company or any of its Subsidiaries with any other Person or acquire a material amount of stock or assets of any other Person or effect any business combination, recapitalization or similar transaction;

(c)          sell, lease or dispose of or make any Contract for the sale, lease or disposition of, or make subject to a security interest or any other Encumbrance, any of the Company’s or its Subsidiaries’ properties or assets, other than leases in connection with awards of new Government Contracts to the Company or any of its Subsidiaries;

(d)          grant any salary increase to, or increase the draw of, any of the officers, directors, employees or agents of the Company or any of its Subsidiaries, except for increases in salary, wages or the accrual for payment of bonuses payable to employees in the Ordinary Course of Business, or enter into any new, or amend or alter any existing, Benefit Plan, trust agreement or other similar or dissimilar arrangement, or any employment or consulting agreement;

(e)          incur any bank indebtedness or borrowings, except in the Ordinary Course of Business, or issue any commercial paper;

(f)          enter into any leases of real property;

(g)          enter into any leases of equipment and machinery, except in the Ordinary Course of Business;

(h)          enter into any Contract (i) that would be required to be listed on Schedule 3.13 or Schedule 3.15(a) had it been entered into prior to the date hereof, except for Contracts entered into in the Ordinary Course of Business, or (ii) in which any Related Party has any beneficial interest;

(i)          amend or prematurely terminate, or waive any material right or remedy under, any Contract, except in the Ordinary Course of Business;

(j)          write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other receivable, except for receivables in the Ordinary Course of Business;

(k)          authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or any other securities of the Company or any of its Subsidiaries;

(l)          redeem, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock or debt securities of the Company or any of its Subsidiaries or any option, warrant or other right to purchase or acquire any such stock or securities,

(m)          declare, accrue, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to such capital stock or securities in excess of $1,000,000 in the aggregate, except as provided in Section 6.15;

(n)          create, incur or assume any Liability, except in the Ordinary Course of Business; or postpone or defer the creation, incurrence or assumption of any Liability that would otherwise be created, incurred or assumed in the Ordinary Course of Business absent the execution of this Agreement;

(o)          except for dividends permitted pursuant to Section 6.2(m), pay or apply any of the Company’s or its Subsidiaries’ assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount, directly or indirectly, to or for the benefit of the Stockholder or any Affiliate thereof;

(p)          change any of its methods of accounting or accounting practices in any respect, other than as required by GAAP or as a result of a change in Law;

(q)          commence or settle any Proceeding;

(r)          make, amend or revoke any election with respect to Taxes, amend any Tax Return, change any accounting method relating to Taxes, consent to any waiver or extension of any statute of limitations with respect to Taxes or Tax Returns, or settle or compromise any Tax Liability that would reasonably be expected to have a material effect on Tax liabilities or obligations of the Company or its Subsidiaries for any taxable period ending after the Closing Date;

(s)          commit a breach of or, except in the Ordinary Course of Business, amend or terminate any Material Contract or any permit, license or other right; or

(t)          agree or commit to do any of the foregoing.

Nothing in this Agreement shall give the Buyer, directly or indirectly, rights to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

6.3           Publicity and Disclosure.

(a)          The Buyer and the Company shall mutually agree as to the form and substance of any press release, publicity or other public communication related to this Agreement or the transactions contemplated hereby. No Party nor the Stockholders’ Representative shall make any disclosure of this Agreement or the existence, terms and conditions hereof (whether or not in response to an inquiry about the existence or subject matter of this Agreement), unless previously approved by the Buyer or the Company. Notwithstanding the foregoing, nothing contained herein shall prohibit the Buyer from making any disclosure that the Buyer in good faith believes is required by, or advisable according to, applicable Laws, regulations or stock market rules.

(b)          The Company, the Stockholders’ Representative and each of the Stockholders hereby agree that each shall hold, that the Company shall cause its Subsidiaries to hold, and that each shall use commercially reasonable efforts to cause its Representatives to hold, in strict confidence from any Person (other than such Representatives), all Buyer Confidential Information, except to the extent: (i) compelled to disclosure by judicial or administrative process or by other requirements of Law, (ii) previously known without violation of Law or any confidentiality obligation by the Person receiving such Buyer Confidential Information or (iii) in the public domain through no fault of the receiving Person, in each case, subject to the obligations, terms and conditions set forth in Appendix B. In the event that the transactions contemplated hereby are not consummated, the Company, the Stockholders’ Representative and each of the Stockholders shall, the Company shall cause its Subsidiaries to, and each shall cause their respective Representatives to, promptly deliver to the Buyer all copies of Buyer Confidential Information to the extent concerning the Buyer or any of its Representatives and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(c)          The Buyer hereby agrees that it shall hold, and shall use commercially reasonable efforts to cause its Representatives to hold, in strict confidence from any Person (other than such Representatives), all Seller Confidential Information, except to the extent: (i) compelled to disclosure by judicial or administrative process or by other requirements of Law, (ii) previously known without violation of Law or any confidentiality obligation by the Person receiving such Seller Confidential Information or (iii) in the public domain through no fault of the receiving Person. In the event that the transactions contemplated hereby are not consummated, the Buyer shall, and shall cause its Representatives to, promptly deliver to the Company all copies of Seller Confidential Information to the extent concerning the Company or any of its Subsidiaries, the Stockholders’ Representative or any of the Stockholders or any of their respective Representatives and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

6.4          Notification of Certain Matters.

(a)          The Seller Parties shall give prompt notice to the Buyer of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause any representation or warranty of any of the Seller Parties contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any failure of any Seller Party to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Seller Party hereunder. The delivery of any notice pursuant to this Section 6.4(a) shall not be deemed to (x) modify the representations or warranties hereunder of any Seller Party, (y) modify the conditions set forth in ARTICLE VII or (z) limit or otherwise affect the remedies available hereunder to the Buyer.

(b)          The Company may supplement the Company Disclosure Schedules and the Stockholders may supplement the Stockholders Disclosure Schedules (and the Buyer may supplement the Buyer Disclosure Schedules) (i) from time to time between the date hereof and the Closing, with respect to matters that occur following the date hereof in the Ordinary Course of Business, which disclosure shall be effective for all purposes under this Agreement for any representation or warranty provided by the Parties following the date hereof; provided that the disclosure provided in any such supplemented schedule shall in no way be effective for purposes of the conditions set forth in ARTICLES VI and VII or limit or cure any misrepresentation or breach of warranty made as of the date hereof, (ii) on or before June 15, 2015, to revise the items set forth on Schedule 3.3 to reflect the list of Material Contracts which are violated, breached, conflicted, constitute a default under, accelerated or permit the acceleration of the performance as a result of the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby; provided, that in event that the Company supplements Schedule 3.3 pursuant to this Section 6.4(b)(ii), the Buyer may add to Schedule 7.7(i) any Contracts so added to Schedule 3.3 that it believes in its reasonable discretion are required in connection with the Closing and (iii) on or before June 15, 2015, to add to Schedule 3.15(a) additional Government Contracts or descriptions thereof required pursuant to Section 3.15(a).

6.5          Tax Matters.

(a)          Post-Closing Tax Returns.

(i)          The Stockholders’ Representative shall prepare (or cause to be prepared) each Tax Return required to be filed by the Company and its Subsidiaries after the Closing Date for a taxable period ending on or before the Closing Date (each a “Seller Prepared Return”) and shall (A) prepare such Tax Return in a manner consistent with the prior practice of the Company and its Subsidiaries unless otherwise required by applicable Tax Law or the change from prior practice would not increase the Tax liabilities of the Buyer or its Affiliates for which the Stockholders are not obligated to indemnify the Buyer Indemnified Parties pursuant to Section 9.1(f), (B) provide a draft of such Tax Return to the Buyer at least fifteen (15) days before the due date for filing such Seller Prepared Return (or, if required to be filed within thirty (30) days after the Closing or within thirty (30) days after the end of the taxable period to which such Tax Return relates, as soon as reasonably practicable following the Closing) and (C) provide the Buyer with the right to review and comment on each such Seller Prepared Return before filing, and shall make such revisions to such Tax Returns as are reasonably requested by the Buyer. For purposes of the foregoing, a change in Tax Return reporting position requested by the Buyer shall be considered reasonably requested if (x) there is not substantial authority for the Stockholders’ Representative’s proposed position within the meaning of Section 6662 of the Code, (y) a reserve for Tax liability would be required to be established pursuant to GAAP in the financial statements relating to the Buyer or its Affiliates as a result of potential Tax liability that is not shown as due on such Tax Return, and (z) such reporting position is inconsistent with prior practices of the Company and its Subsidiaries and will be binding on the Buyer and its Affiliates in the preparation of Tax Returns in any taxable period ending after the Closing Date. The Buyer shall (1) cause each agreed Seller Prepared Return to be filed, (2) cause to be paid the Tax shown as due on each such Seller Prepared Return and (3) be entitled to indemnification in respect of such Tax to the extent provided by ARTICLE IX at the time provided in Section 6.5(a)(iii).

(ii)         The Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) each Tax Return of the Company and its Subsidiaries for any Straddle Period (each a “Straddle Period Tax Return”). Each such Straddle Period Tax Return (A) shall be prepared in a manner consistent with the prior practice of the Company and its Subsidiaries unless otherwise required by applicable Tax Law or the change from prior practice would not increase the amount of Tax payable by the Company or its Subsidiaries for which the Stockholders are obligated to indemnify the Buyer Indemnified Parties pursuant to Section 9.1(f), (B) shall be provided to the Stockholders’ Representative for review at least fifteen (15) days before the due date for filing such Straddle Period Tax Return (or, if required to be filed within thirty (30) days after the Closing or within thirty (30) days after the end of the taxable period to which such Tax Return relates, as soon as reasonably practicable following the Closing), and the Stockholders’ Representative shall have the right to review and comment on each such Straddle Period Tax Return before filing. The Buyer shall make such revisions to the Straddle Period Tax Returns as are reasonably requested by the Stockholders’ Representative.

(iii)        Pursuant to, and to the extent of, the indemnity obligation in Section 9.1(f) in connection with any Tax Return described in clause (i) or (ii) above, promptly upon request by the Buyer, and not less than two (2) Business Days before the required payment date of the Taxes shown (or estimated to be required to be shown) on such Tax Return, the Stockholders’ Representative shall pay in immediately available funds to an account designated by the Buyer the indemnified amount of any Taxes paid or required to be paid by the Company or its Subsidiaries. The Buyer shall promptly pay to the Stockholders’ Representative any excess of (x) the amount of any Taxes paid on or prior to the Closing Date with respect to any such Tax Return (whether as payments of estimated Tax, credits of prior years’ Tax Refunds or amounts included as a liability in computing the Closing Adjustment) over (y) the indemnified amount of any Taxes paid or required to be paid with respect to such Tax Return; provided that if such excess is reflected as a Tax overpayment on the relevant Tax Return, and the Buyer requests such Tax overpayment to be refunded in the relevant Tax Return, the Buyer’s payment of such amount to the Stockholders’ Representative shall not be required until actual receipt by the Buyer or its Affiliates of such overpayment by refund or credit against a Tax otherwise due and payable that is not subject to indemnification by the Stockholders pursuant to Section 9.1(f). Any difference of the estimate from the subsequently reported Tax liability shall be reconciled in the Closing Adjustment or thereafter by direct payment between the Buyer and Stockholders’ Representative.

(iv)        If either the Buyer or the Stockholders’ Representative disagrees with the manner of preparation of a Tax Return prepared pursuant to this Section 6.5(a), within fifteen (15) days after receipt of such Tax Return, the party entitled to review such Tax Return shall provide to the other party a notice of such dispute (a “Tax Statement Dispute”), along with a statement setting forth the reason(s) for the disagreement with such Tax Return. If the parties are unable to resolve the disagreement within fifteen (15) days after delivery of the notice of a Tax Statement Dispute, the disputed matter shall be submitted to an arbitrator (the “Tax Arbitrator”). Within thirty (30) days after delivery of the notice of a Tax Statement Dispute, the parties shall jointly select the Tax Arbitrator from a nationally recognized independent public accounting firm that is not the independent auditor of any of the Buyer or the Company or their respective Affiliates and has not provided services to the Buyer or the Company since December 31, 2012 (or such other arbiter as the parties shall mutually select). If the parties are unable to select the Tax Arbitrator within such time period, the American Arbitration Association shall make such selection. The decision of the Tax Arbitrator with respect to such dispute shall be binding upon the Parties.

(b)          The Parties shall, to the extent permitted by applicable Law, treat the taxable period of the Company and its Subsidiaries as ending at the close of business on the Closing Date; provided that the Parties acknowledge that for federal income Tax purposes, the taxable period of the Company and its corporate Subsidiaries will end on the close of business on the day before the Closing Date, and the Company and its corporate Subsidiaries will become members of the consolidated group of which the Buyer is the common parent starting on the opening of business on the Closing Date. For purposes of this Agreement, Taxes incurred by the Company or its Subsidiaries with respect to a taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”), shall be allocated to the portion of the period ending on the Closing Date: (i) to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to such Tax and in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date, and (ii) with respect to periodically assessed ad valorem Taxes and Taxes not otherwise reasonably allocable to specific transactions or events, in proportion to the number of days in such period occurring through the Closing Date compared to the total number of days in such period. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. For purposes of this Section 6.5(b), all Transaction Tax Deductions shall be treated as allocable to a Tax period ending on or before the Closing Date or the portion of a Straddle Period ending on the Closing Date, as applicable, to the extent permitted by applicable Tax Law, except as otherwise consented to by the Stockholders’ Representative. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company and its Subsidiaries.

(c)          The Stockholders’ Representative, the Company and the Buyer shall cooperate, and the Company shall cause its Subsidiaries to cooperate, as and to the extent reasonably requested by any other Party in connection with the preparation and filing of Tax Returns as provided herein and any Proceeding with respect to Taxes and preparation of financial statements. Such cooperation shall include the provision of records and information that are reasonably relevant to any such Tax Return or Proceeding with respect to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer shall (i) retain all books and records with respect to Taxes of the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until ninety (90) days after the expiration of all applicable statutes of limitations (including waivers and extensions) for assessment of Taxes to which such books and records are relevant or (ii) give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, allow such other Party to take possession of or copy such books and records. The parties hereto further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement; provided, in each case, that such cooperation would not cause the requested party to incur any material additional Tax liabilities or other adverse consequences.

(d)          The Company shall, and shall cause its Subsidiaries to, cause all obligations that it or any of its Subsidiaries has under all Tax sharing agreements or similar agreements to be terminated on or before the Closing Date, and after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any Liability thereunder.

(e)          Any Party who receives any notice of a pending or threatened Tax Proceeding against or with respect to the Company or any of its Subsidiaries that may give rise to Liability of another Party shall promptly notify such other Party after receipt of such notice; provided that delay in providing such notice shall not impair any Party’s entitlement to indemnification under ARTICLE IX; provided, further, that any failure on the part of the Buyer to so notify the Stockholders’ Representative shall not limit any of the obligations of any of the Stockholders or the Stockholders’ Representative, or any of the rights of any Indemnified Party under ARTICLE IX (except to the extent that such failure materially adversely prejudices the defense of such claim, demand or Proceeding). The Parties each agree to consult with and to keep the other Parties informed on a regular basis regarding the status of any Tax Proceeding to the extent that such Proceeding could affect a Liability of such other Parties (including indemnity obligations hereunder). The Buyer shall have the right to control all Tax Proceedings relating to the Company or any of its Subsidiaries for any Straddle Period; the Stockholders’ Representative shall have the right to control any Tax Proceeding that relates solely to taxable periods ending on or before the Closing Date; and each Party shall be entitled to participate in any such Tax Proceeding that it does not control. Both the Buyer and the Stockholders’ Representative shall be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for related Taxes, at their own expense, in any Tax Proceeding involving a Straddle Period or involving both a taxable period of the Company ending on or before the Closing Date and a taxable period ending after the Closing Date. No such Tax Proceeding conducted pursuant to this Section 6.5(e) for taxable periods beginning before the Closing Date (other than a Tax Proceeding that does not affect any Tax liability of the Stockholders (including indemnification for Taxes under Section 9.1)) may be settled or compromised by either the Stockholders’ Representative or the Buyer without the consent of both the Stockholders’ Representative and the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. This Section 6.5, rather than the provisions of ARTICLE IX, shall govern the manner in which Tax Proceedings are conducted and resolved.

(f)          No Party or its Affiliates may amend or modify a Tax Return of the Company or any of its Subsidiaries or file or amend or revoke any Tax election, including any election under Section 338 of the Code, Treasury Regulation Section 1.1502-76(b)(2)(ii) or similar provisions of state, local or foreign Law, of the Company, in each case, for a taxable period ending on or before the Closing Date or a Straddle Period (other than the income tax Straddle Period beginning on the Closing Date), without the prior written consent of the Stockholders’ Representative and the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)          To the extent not included as an asset in computing the Closing Adjustment and not attributable to the application of any loss, deduction or credit attributable to any Tax period or portion of a Straddle Period (determined in accordance with Section 6.5(b)) commencing after the Closing Date, the amount of any Tax refund or Tax credit (including any interest paid or credited with respect thereto) arising with respect to a taxable period or portion of a Straddle Period of the Company or any of its Subsidiaries (determined in accordance with Section 6.5(b)) ending on or before the Closing Date shall be paid over to the Stockholders’ Representative promptly after being received (or, in the case of a credit of Taxes, applied) by the Buyer, the Company, any Subsidiary or any Affiliate thereof, less any reasonable costs or expenses incurred in connection with obtaining and receiving such refund or credit and any Taxes imposed with respect to the receipt of such refund or credit and related interest income. The Buyer shall, if the Stockholders’ Representative so requests and at the Stockholders’ Representative’s expense, reasonably cooperate with the Stockholders’ Representative in filing any amended returns or taking such other steps as may be necessary for obtaining any refund or claiming any tax credits to which the Stockholders are entitled under this Section 6.5(g) in connection with any Tax Proceeding subject to Section 6.5(e) or in connection with Taxes of the Stockholders with respect to income and deductions of Company and its Subsidiaries.

(h)          The Buyer covenants that it will not, and will not cause or permit the Company or any Subsidiary to, take any action on the Closing Date other than an action in the Ordinary Course of Business, including the distribution of any dividend or the effectuation of any redemption that would result in any Tax liability to the Stockholders, except as contemplated by this Agreement or consented to by the Stockholders’ Representative.

(i)          The Parties mutually intend and agree that, for all income tax purposes, the Stock Purchase will be part of an integrated transaction with the contemporaneous consummation of the Contribution Agreements, such that the Stock Purchase will qualify as an exchange described in Section 351 of the Code and the rules and regulations promulgated thereunder, and the Stock Purchase shall not constitute a reorganization within the meaning of Section 368(a) of the Code or a purchase of assets of the Company. The Parties shall take no position inconsistent with such characterization in any Tax Return unless advised by Tax counsel that such position is not supported by substantial authority within the meaning of Section 6662. In support of the foregoing, the Buyer represents that it has no obligation, plan or intention to cause the Company to engage in transactions following the Closing that are integrated with the Closing and that would cause such transactions and the Stock Purchase together not to qualify under Section 351 of the Code or to be treated for federal income Tax purposes as a transfer of assets of the Company to the Buyer or its Affiliates, and the Buyer covenants that it shall not undertake, or permit the Company to undertake, any action following the Stock Purchase that would cause the Stock Purchase, either alone or as a part of any integrated series of transactions, not to qualify under Section 351 of the Code or to be treated for federal income Tax purposes as a purchase of assets of the Company. In addition, the Sponsor covenants that it will not take any action or enter into any agreement with respect to any Buyer Common Stock it owns or will receive pursuant to its Contribution Agreement regarding its right to continued ownership of such Buyer Common Stock that would prevent the Stock Purchase from qualifying under Section 351 of the Code, and the Buyer covenants that it will seek representations to the same effect from all Persons who will acquire Buyer Common Stock pursuant to a Contribution Agreement.

6.6           Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint or other Proceeding by any Person that is not a Party in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, each of the other Parties shall, and the Company shall cause its Subsidiaries to, cooperate with such Party or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary or desirable in connection with such contest or defense, including entering into a joint defense agreement or confidentiality agreement with respect thereto, all at the sole cost and expense of the contesting or defending Party (except to the extent that the contesting or defending Party is entitled to indemnification therefor pursuant to ARTICLE IX below).

6.7           Reasonable Efforts.

(a)          Each Party and the Stockholders’ Representative agrees to use all commercially reasonable efforts promptly to take, or cause to be taken, and the Company shall cause its Subsidiaries to take, all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to (i) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Authorities (including under FINSA, in compliance with the NISPOM and ITAR, under the HSR Act and under any other applicable Antitrust Laws) or any other public or private third parties required to consummate the Stock Purchase and the other matters contemplated hereby, (ii) provide such other information and communications to such Governmental Authorities or other public or private Persons as the other Party or such Governmental Authorities or other public or private Persons may reasonably request in connection therewith, and (iii) consummate and make effective the transactions contemplated by this Agreement, including the satisfaction of all conditions hereto; provided that the foregoing shall not require acceptance by the Buyer of any mitigation arrangement or any condition required or imposed on the Buyer, the Buyer’s Affiliates and/or the Company or its Subsidiaries that are unacceptable to the Buyer in its sole discretion and without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)          Without prejudice to the foregoing, each of the Parties shall (i) no later than ten (10) Business Days after the date of this Agreement file any required or recommended filings with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) in accordance with the HSR Act, and (ii) no later than ten (10) Business Days after the date of this Agreement file an antitrust notification in any other jurisdiction if required by any other applicable Antitrust Law, as determined by the Buyer in its reasonable judgment. Without limiting any Party’s obligations under Section 6.7(a), each Party shall use its commercially reasonable efforts to make as soon as practicable any other required submissions under the HSR Act and any other applicable Antitrust Laws that the Company or the Buyer determines should be made, in each case with respect to the Stock Purchase, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Laws as soon as practicable. Each of the Parties shall furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Authority any additional information requested pursuant to the HSR Act or any other Antitrust Laws in connection with such filings. Each Party shall notify the other parties promptly upon the receipt of any comments from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 6.7(b). To the extent permitted by applicable Law, and subject to all applicable privileges (including attorney client privilege), each of the Parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with Proceedings under or relating to the HSR Act or any other Antitrust Law. Each of the Parties shall cooperate reasonably with each other in connection with the making of all such filings or responses and to the extent reasonably practicable and permitted by applicable Law and the applicable Governmental Authority, all discussions, telephone calls and meetings with a Governmental Authority regarding the Stock Purchase shall include Representatives of the Company and the Buyer. Notwithstanding the foregoing or anything in this Agreement to the contrary, it is expressly understood and agreed that (i) the Buyer shall not have any obligation to litigate or contest any administrative or judicial action or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent brought by or before an administrative tribunal, court or other similar tribunal or body and (ii) nothing shall require the Buyer to accept, and no Seller Party shall accept, or permit any Subsidiary of the Company to accept, without the Buyer’s consent, any requirement, condition or arrangement imposed upon the Buyer, the Company or any of its Subsidiaries or their respective business operations as a condition to obtaining approval or resolving any objection of a Governmental Authority with respect to the transactions contemplated hereby, in each case to the extent that such actions, requirements, conditions or arrangements are unacceptable to the Buyer in its sole discretion.

(c)          The Parties shall comply with the applicable requirements of CFIUS under FINSA. The Parties shall (i) pre-file a draft voluntary joint notification to CFIUS under FINSA as soon as practicable after the date of this Agreement, and (ii) file a final CFIUS notification no earlier than five (5) Business Days following the pre-filing. Each of the Buyer and the Company will provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the CFIUS review process within three (3) Business Days of receipt of such request, or if the Parties agree to seek an extension in relation thereto, such longer period as CFIUS may allow, and, in cooperation with each other, will take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the CFIUS review process as promptly as practicable. Each Party will make any other submissions under CFIUS that are requested by CFIUS to be made or that the Buyer and the Company mutually agree should be made in connection with the matters contemplated hereby. Notwithstanding the foregoing or anything in this Agreement to the contrary, it is expressly understood and agreed that neither Party shall have any obligation to accept, and no Party shall accept, or permit any Affiliate to accept, any mitigation arrangement or any condition imposed by CFIUS on the Buyer, the Company or any of its Subsidiaries, including any mitigation or condition pursuant to Section 5 of FINSA, that is unacceptable to either Party in its sole discretion.

(d)          As soon as practicable after the date of this Agreement (but in any event no later than one (1) Business Day following the date hereof), the Buyer and the Company shall notify DSS and, to the extent applicable, any other Governmental Authority, of the transaction contemplated under this Agreement pursuant to the NISPOM and any other applicable national or industrial security regulations, and submit and request approval under any foreign ownership, control, or influence (“FOCI”)-related requirements and similar requirements included in any Government Contract, or where any FOCI may, in the opinion of any Governmental Authority, adversely impact security requirements; provided that the Buyer shall not be obligated to enter into any proposed FOCI mitigation agreement that is unacceptable to the Buyer in the reasonable exercise of its discretion. The intended FOCI mitigation proposal shall be a Security Control Agreement. A Proxy Agreement shall be considered unacceptable to the Buyer. In the event that DSS requires a Special Security Agreement as the form of FOCI mitigation over the Company and its Subsidiaries, then the Buyer and the Company shall take all commercially reasonable steps advisable, necessary or desirable to obtain assurances, acceptable to the Buyer in the reasonable exercise of its discretion, from each applicable Government Contracting Activity (as defined in the NISPOM), to the extent permitted by Law or agency practice, that favorable national interest determinations in accordance with the NISPOM, or similar determinations under any applicable national or industrial security regulations, will be granted authorizing access to proscribed or other information by the Company and its Subsidiaries following the Closing as may be necessary for the Company and its Subsidiaries to continue to perform their Government Contracts.

(e)          The Parties and the Stockholders’ Representative shall make all other necessary and appropriate filings with applicable agencies of the U.S. Government, including submission of notification of the transactions contemplated by this Agreement to the U.S. Department of State at least sixty (60) days in advance of the Closing pursuant to 22 C.F.R. § 122.4(b), if required by Law.

(f)          Subject to the provisions of Section 6.7(a)-(d) above, none of the Parties shall take any action that would reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any Governmental Authority, or the expiration of any required waiting periods under the HSR Act or any other applicable Antitrust Law filing made in any other jurisdiction.

6.8          Rule 14d-10(d) Matters. Prior to the Special Meeting, the Buyer shall take all such steps as may be required to cause each “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act entered into by the Buyer or a subsidiary of the Buyer on the date hereof with any officer, director or employee pursuant to which consideration is payable to such officer, director or employee to be approved in accordance with the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

6.9          Payment of Obligations. Except as set forth on Schedule 6.9, prior to the Closing, each of the Stockholders and their respective Affiliates and each of the officers, directors, employees and Affiliates of the Company and each of its Subsidiaries shall repay in full, in accordance with their terms, all debts and other obligations, if any, owed to the Company or any of its Subsidiaries, as applicable.

6.10        No Solicitation; No Trading.

(a)          No Seller Party shall, and the Company shall cause its Subsidiaries not to, and each Seller Party shall cause its Representatives not to, solicit or encourage the initiation or submission of interest, offers, inquiries or proposals (or consider or entertain any of the foregoing) from any Person (including by way of providing any non-public information concerning the Company or its Subsidiaries, their businesses or assets to any Person or otherwise), initiate or participate in any negotiations or discussions, or enter into, accept or authorize any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any expression of interest, offer, proposal to acquire, purchase, license or lease (i) all or a substantial portion of the Company’s or any of its Subsidiaries’ business or assets, or (ii) the Company’s or any of its Subsidiaries’ capital stock or other securities, in each case whether by stock purchase, merger, consolidation, combination, reorganization, recapitalization, purchase of assets, tender offer, lease, license or otherwise (any of the foregoing, a “Competing Transaction”). Each Seller Party shall, and each Seller Party shall cause its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with the Buyer) relating to a possible Competing Transaction, and shall promptly provide the Buyer with an oral and a written notice of any expression of interest, proposal or offer relating to a possible Competing Transaction that is received by such Seller Party, any Subsidiaries of the Company or any of their respective Representatives from any Person, which notice shall contain the nature of the proposal and the material terms of the proposal and include copies of any such notice, inquiry or proposal. Each Seller Party represents and warrants to the Buyer that this Section 6.10 does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which any Seller Party, its Affiliates or the Company’s or any of its Subsidiaries’ officers, employees, agents or Affiliates are currently bound.

(b)          Each of the Seller Parties acknowledges and agrees that each is aware, and that the Subsidiaries of the Company are aware, (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Buyer, will be advised) of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a public company. The Stockholders’ Representative and each of the Seller Parties hereby agrees that, while any of them are in possession of such material nonpublic information, none of such Person or Persons shall purchase or sell any securities of the Buyer, communicate such information to any third party, take any other action with respect to the Buyer in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.11        Security Clearances. The Seller Parties (i) shall provide adequate assurances to the Buyer that the Seller Parties have contacted each of DSS and any other Governmental Authority responsible for the maintenance of the Company’s and its Subsidiaries’ facility security clearances concerning the Stock Purchase and have not received any information from such agency that the agency has indicated in substance that it will terminate, suspend, revoke or in any way materially change either the Government Contracts with the Company or any of its Subsidiaries or the Company’s or its Subsidiaries’ facility security clearance with respect to such Government Contracts as a result of this Agreement or the consummation of the transactions contemplated hereby, and (ii) shall have taken and shall continue to take any and all requisite steps to cause each of the Seller Parties (as applicable) to retain, as required by the Buyer, and to assist the Buyer (and its officers, directors, employees and agents) in obtaining, the requisite facility and personnel security clearances for the Buyer to own and operate the Company and its Subsidiaries (and any successor thereto) and its business as currently conducted without delay or interruption.

6.12        Proxy Statements; Special Meetings.

(a)          As soon as is reasonably practicable after receipt by the Buyer from the Company of all financial and other information relating to the Company as the Buyer may reasonably request for its preparation, the Buyer shall prepare with the assistance of the Company and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, materials in the form of a proxy statement to be used for the purpose of soliciting proxies (the “Proxy Solicitation”) from holders of Buyer Common Stock for the matters to be acted upon at the Special Meeting and providing such holders an opportunity to have their shares of Buyer Common Stock redeemed (the “Redemption Offer”) in conjunction with the stockholder vote on the Required Approval Matters (the “Proxy Statement”). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from holders of Buyer Common Stock to vote, at a meeting of holders of Buyer Common Stock to be called and held for such purpose (the “Special Meeting”), in favor of resolutions (i) approving this Agreement, the transactions contemplated hereby and such other matters as set forth on Schedule 6.12(a) that the Parties shall mutually determine to be necessary or appropriate in order to effect the transactions contemplated hereby, (such approvals, collectively, the “Required Approval Matters”), and (ii) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of the Buyer (collectively, the “Buyer Voting Matters”). The Buyer, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use commercially reasonable efforts to cause the Proxy Statement to be approved by the SEC for mailing to the holders of Buyer Common Stock as promptly as practicable. The Buyer shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(b)          Promptly following the date hereof, the Buyer shall prepare with the assistance of the Company and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, materials in the form of a proxy statement to be used for the purpose of soliciting proxies (the “Extension Proxy Solicitation”) from the holders of Buyer Common Stock to approve, at a Special Meeting (the “Extension Special Meeting”), an amendment to the Buyer Certificate of Incorporation to extend the deadline for the Buyer to consummate its initial business combination (and, if applicable, each amendment set forth therein) (the “Extension”), and providing such holders with a Redemption Offer in connection therewith (the “Extension Proxy Statement”). The Buyer, with the assistance of the Company, shall promptly respond to any SEC comments on the Extension Proxy Statement and shall otherwise use commercially reasonable efforts to cause the Extension Proxy Statement to be approved by the SEC for mailing to the holders of Buyer Common Stock as promptly as practicable. The Buyer shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(c)          The Buyer shall also take any and all actions required to satisfy the requirements of the Exchange Act and other applicable Laws in connection therewith. The Buyer and the Company shall each promptly correct any information provided by it for use in the Proxy Statement and the Extension Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Buyer shall amend or supplement the Proxy Statement and the Extension Proxy Statement and cause the Proxy Statement and the Extension Proxy Statement, each as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Buyer Common Stock, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Buyer Certificate of Incorporation and the bylaws of the Buyer. The Buyer shall provide the Seller Parties with copies of any written comments, and shall inform them of any material oral comments, that the Buyer or any of its Representatives receive from the SEC or its staff with respect to the Proxy Solicitation, the Extension Proxy Solicitation or Redemption Offer promptly after the receipt of such comments and shall give the Seller Parties a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d)          As soon as practicable following approval by the SEC, the Buyer shall distribute the Proxy Statement and the Extension Proxy Statement to the holders of Buyer Common Stock and, pursuant thereto, shall call the applicable Special Meeting or Extension Special Meeting in accordance with the Delaware General Corporation Law, as amended, for a date no later than thirty (30) days following the approval of the Proxy Statement or the Extension Proxy Statement, as applicable, by the SEC. The Buyer, acting through its board of directors, shall include in the Proxy Statement and the Extension Proxy Statement the recommendation of its board of directors that the holders of Buyer Common Stock vote in favor of the Buyer Voting Matters or the Extension, as the case may be, and shall otherwise use commercially reasonable efforts to obtain such stockholder approval, including by soliciting proxies from the holders of Buyer Common Stock to vote in favor of the Buyer Voting Matters or the Extension, as the case may be.

(e)          The Buyer shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the Buyer Certificate of Incorporation, the bylaws of the Buyer and this Agreement in the preparation, filing and distribution of the Proxy Statement and the Extension Proxy Statement, the solicitation of proxies thereunder, the calling and holding of the applicable Special Meeting, Extension Special Meeting and Redemption Offer (and in the consummation of the Extension and the transactions contemplated by this Agreement, as applicable, upon receipt of the requisite stockholder approval).

6.13         Board of Directors. Effective and contingent upon the Closing, the Buyer shall cause Dale Davis to resign as a director from its board of directors and Simon Lee to be elected to fill such vacancy and to be appointed as Chairman of the board of directors following the Closing. The Buyer shall use commercially reasonable efforts to call and hold its annual meeting of stockholders for 2016, which will include the election of directors as provided in the Buyer Certificate of Incorporation and the bylaws of the Buyer, no later than June 30, 2016.

6.14         Name Change. On or prior to the Closing, the Buyer shall change its name to a name that is a variation of the Company’s name, as mutually agreed by the Buyer and the Company.

6.15         Dividend Indebtedness. Prior to the Closing, the Company shall dividend to the Stockholders the Dividend Indebtedness, and promptly following the Closing, the Buyer shall cause the Company to satisfy the Dividend Indebtedness out of proceeds of other borrowings of the Company (including borrowings from the Buyer, to the extent necessary).

6.16         Representation and Warranty Insurance. The Seller Parties shall cooperate with the Buyer to obtain a buyer-side representations and warranties insurance policy issued by an insurer or insurers reasonably acceptable to the Buyer on such terms and conditions that are reasonably acceptable to the Buyer and the Company (the “R&W Insurance Policy”), which insurance policy shall contain industry standard terms and conditions that are customary in transactions of this type, shall include an irrevocable, unconditional waiver of the insurer thereunder of such insurer’s subrogation rights against the Seller Parties and shall have a limit of not less than Twenty-Five Million Dollars ($25,000,000) in the aggregate. The Buyer agrees to not seek to make, enter into or consent to, any amendment to the R&W Insurance Policy following the Closing without the Stockholders’ Representative’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.17         Financing Cooperation. The Financing to be incurred in connection with the Stock Purchase and the other transactions contemplated hereby by the Buyer shall be subject to the Stockholders’ Representative’s prior consent, such consent not to be unreasonably withheld. Prior to the Closing, the Company shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause each of its Subsidiaries to provide, and shall use commercially reasonable efforts to cause its Representatives to provide, on a timely basis, all reasonable cooperation requested by the Buyer and that is customary in connection with the arrangement of the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company), including using commercially reasonable efforts to (i) facilitate the provision of a credit agreement, guarantees, pledges of collateral and other customary documents in connection with the Financing (in each case, effective as of the Closing), (ii) provide financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested in writing by the Buyer in order to consummate the Financing, (iii) provide information with respect to the properties and assets of the Company and its Subsidiaries as may be reasonably requested by the Buyer, (iv) participate in a reasonable number of informational and other meetings in connection with the Financing and (v) assist the Buyer and its financing sources in the preparation of all agreements (including review of schedules for completeness), offering documents, an offering memorandum and other marketing materials for the Financing, it being understood and agreed that information and documents provided by the Company may be delivered to agents and lenders under documents in connection with the Financing and their Representatives (subject to customary arrangements for confidentiality that are acceptable to the Company), including consenting to the use of the Company’s and its Subsidiaries’ logos (provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries).

6.18         Equity Financing. In connection with the Closing the Buyer may enter into a contract for and consummate the issuance of capital stock of the Buyer other than the Stock Purchase (an “Equity Financing”); provided, however, such Equity Financing shall be subject to the Stockholders’ Representative’s prior consent (which consent not to be unreasonably withheld, conditioned or delayed) unless (i) the Equity Financing is necessary to ensure that the Transaction and the Contribution Agreements will satisfy the Control Requirement and (ii) the total number of shares of capital stock of the Buyer issued (as determined on an as converted to common stock basis) in the Equity Financing does not exceed the total number of shares of common stock redeemed by the stockholders of the Company pursuant to the Redemption Offer.

6.19         Directors’ & Officers’ Indemnification.

 (a)          From and after the Closing for a period of six (6) years from the Closing Date, the Buyer, the Company and its Subsidiaries shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted by Law, each present and former director, manager or officer of the Company and each of its Subsidiaries (collectively, the “D&O Indemnified Parties”) against all Damages paid in connection with any Proceeding (whether arising before or after the Closing), whether civil, administrative, criminal or investigative, arising out of or pertaining to (i) any action or omission in their capacities as directors, officers, managers, managing directors, trustees, partners, fiduciaries, employees or agents or (ii) this Agreement and the transactions contemplated hereby. From and after the Closing for a period of six (6) years from the Closing Date, the Buyer, the Company and each of its Subsidiaries shall advance to any D&O Indemnified Party all costs and expenses (including reasonable attorneys’ fees) that are incurred or paid by or on behalf of such D&O Indemnified Party within ten (10) days after receipt by the Buyer, the Company or any of its Subsidiaries of a statement or statements from such D&O Indemnified Party requesting such advance or advances from time to time, whether before or after final disposition of such Proceeding, such advances to be unsecured and interest-free. Without limiting the foregoing, the Buyer agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of the D&O Indemnified Parties as provided in the organizational documents of the Company and its Subsidiaries as in effect on the date of this Agreement shall survive the Closing and shall continue in full force and effect in accordance with their respective terms. The right to indemnification, the right to advancement of expenses and the other rights conferred hereby shall be contract rights expressly permitted by Law.

(b)          For a period of six (6) years after the Closing Date (and such additional period of time as may be necessary to fully and finally resolve any claims for indemnification that have been duly submitted prior to the six (6) year anniversary of the Closing Date), unless otherwise required by applicable Law, the certificate of incorporation and bylaws (or equivalent organizational documents) of the Company and its Subsidiaries with respect to indemnification, exculpation and advancement of expenses shall not be amended or altered.

(c)          Prior to the Closing, the Company shall have obtained, a prepaid policy or policies (i.e., a “tail” insurance policy), which shall be effective as of the Closing Date, with a claims period of six (6) years from and after the Closing Date, the material terms of which, including terms, conditions, retentions and levels of coverage, are no less favorable to the Company’s and its Subsidiaries’ officers and directors than the Company’s and its Subsidiaries’ existing officers’ and directors’ liability insurance and fiduciary liability insurance in effect as of the date hereof (copies of which have been made available by the Company to the Buyer and its Representatives) with respect to matters existing or occurring at or prior to the Closing Date (including in connection with this Agreement or the transactions contemplated hereby).

6.20        Benefit Plans.

(a)          Until the first (1st) anniversary of the Closing Date, the Buyer shall cause the Company to provide to the Company Employees who remain employed by the Company and its Subsidiaries following the Closing: (i) base compensation and incentive opportunities (exclusive of any equity-based compensation) that are no less favorable in the aggregate than the base compensation and incentive opportunities provided to such employees by the Company immediately prior to the Closing Date and (ii) employee benefits that, taken as a whole, are no less favorable to such employees in the aggregate than those provided to such employees under the Benefit Plans. Such compensation and employee benefits may be provided through the Company’s continuation of one or more of the Benefit Plans, through the admission of the Company Employees to any one or more employee benefit policies, plans or programs maintained by the Buyer or its Affiliates from time to time (each, a “Buyer Plan”), or through a combination of the foregoing alternatives, as determined in the Buyer’s sole and absolute discretion.

(b)          With respect to any Buyer Plan that is an “employee benefit plan”, as defined in Section 3(3) of ERISA and including any vacation, paid time off and severance plans whether or not subject to ERISA, in which any Company Employees participate after the Closing, for all purposes (other than for purposes of any defined benefit pension plan), including determining eligibility to participate, level of benefits, benefit accruals and vesting, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any of its Subsidiaries to the extent service with such predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with the Buyer; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or service credit under a newly established plan for which prior service is not taken into account for employees of the Buyer generally. Prior to the Closing, the Company shall make no payments to Company Employees with respect to any percentage of accrued paid time off under any Benefit Plan, other than in connection with the termination of an employee in the Ordinary Course of Business.

(c)          Nothing expressed or implied in this Agreement, including this Section 6.20, is intended or shall be construed to (i) confer upon or give any Person, other than the parties hereto, any right or remedy under or by reason of this Agreement or (ii) amend any Benefit Plan.

6.21        Buyer Financial Information.

(a)          Prior to the Closing, upon the reasonable request of the Stockholders’ Representative, the Buyer shall provide the Stockholders’ Representative with copies of the then-current interim balance sheet and the unaudited statements of income, cash flows and retained earnings of the Buyer and its Subsidiaries and such other financial information regarding the Buyer as the Stockholders’ Representative shall reasonably request.

(b)          The Buyer shall provide to the Stockholders’ Representative such information, data and analyses reasonably requested by the Stockholders’ Representative for the purpose of determining whether the Share Consideration receivable by the Stockholders (as adjusted pursuant to Section 1.2(c)), when combined with the transactions contemplated by the Contribution Agreements will result in the Transaction qualifying for treatment under Section 351 of the Code.

6.22       Closing Date Actions. The Buyer covenants that except for transactions in the Ordinary Course of Business or as expressly contemplated by this Agreement, it will not, and will not cause or permit the Company and its Subsidiaries, to (a) take any action on the Closing Date, (b) on the Closing Date, distribute Cash or any other assets of the Company or its Subsidiaries, pay dividends, incur Indebtedness for Borrowed Money or Non-Ordinary Course Liabilities that would affect Closing Working Capital or make cash payments to, incur Liabilities from or enter into transactions with, the Buyer or an Affiliate of the Buyer or with any other Person or (c) take or fail to take any action that would result in a reduction of, or a decrease in, or otherwise affect Closing Working Capital on the Closing Date.

6.23       Further Assurances. Following the Closing, the Stockholders’ Representative, each of the Stockholders and the Company shall, and the Company shall cause its Subsidiaries to, execute such further documents, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be required by the Buyer to consummate the Stock Purchase, to vest the Buyer with full title to all capital stock of the Company and its Subsidiaries and all of their respective assets, properties, privileges, rights, approvals, immunities, franchises and businesses, and to effect the other purposes of this Agreement.

ARTICLE VII
CONDITIONS TO THE BUYER’S OBLIGATIONS

All obligations of the Buyer under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time of the Closing, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, to the extent permitted by Law, by the Buyer in writing.

7.1          Representations and Warranties.

(a)          (i) Each representation and warranty of the Company contained in this Agreement and in any certificate delivered by the Company or any of the Stockholders hereto (other than the Fundamental Representations) that is qualified by reference to a Material Adverse Effect on the Company shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representation and warranty is expressly made as of an earlier date (in which case on and as of such earlier date), and (ii) each representation and warranty of the Company (other than the Fundamental Representations) contained in this Agreement and in any certificate delivered by the Company or any of the Stockholders hereto that is not qualified by reference to a Material Adverse Effect on the Company shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent that any such representation or warranty is expressly made as of earlier date (in which case on and as of such earlier date), other than for such failures to be so true and correct (without giving effect to any limitation as to materiality, Material Adverse Effect on the Company or similar qualification set forth therein) that would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect on the Company.

(b)          Each of the Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been true and correct in all respects as of such earlier date).

7.2          Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by any Seller Party on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects on or before such date and each Seller Party shall have executed and delivered to the Buyer a certificate as of the Closing to such effect.

7.3           No Injunction or Litigation. No temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder or limiting or restricting the conduct or operation of the Company or any of its Subsidiaries following the Closing shall be in effect, nor shall any Proceeding seeking any of the foregoing be pending. There shall be no Proceeding of any nature, pending or threatened, against the Buyer, any Seller Party or any Subsidiary of the Company, their respective properties or any of their respective officers or directors that would reasonably be expected have a Material Adverse Effect on the Company or the Buyer; provided, that such Proceeding was not initiated by or at the direction of the Buyer.

7.4           No Material Adverse Effect. Following the date hereof, there shall have been (a) no effect, event or change that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Buyer, and (b) no resignations or terminations of, or indications of an intention or plan to resign or terminate, employment by any Executive Employee or a material number of Company Employees.

7.5           Governmental, Regulatory Consents and Approvals. All confirmations, consents, assurances, approvals, assignments and actions of, filings with and notices to any Governmental Authority required of any Seller Party or the Buyer to consummate the Closing and the other matters contemplated hereby shall have been obtained, including (a) written confirmation by CFIUS that it has completed its review (or, if applicable, investigation) under FINSA and determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement (or the President shall have made a determination under FINSA not to block the transaction), and, notwithstanding such written confirmation, CFIUS shall not have required any mitigation arrangement or imposed any condition on the Buyer or the Company, including mitigation or conditions pursuant to Section 5 of FINSA, that are unacceptable to either Party in its sole discretion; (b) written approval of DSS to operate the business of the Company and its Subsidiaries pursuant to a FOCI mitigation agreement that satisfies Section 6.7(d); (c) assurances, to the extent permitted by Law or agency practice, if a Special Security Agreement is required by DSS, deemed sufficient by the Buyer, using its reasonable discretion, that favorable national interest determinations in accordance with the NISPOM, or similar determinations under any applicable national or industrial security regulations, will be granted; and (d) the expiration or termination without the objection of any of the relevant Governmental Authorities of all applicable waiting periods (and any extensions thereof) under the HSR Act and any filings made under any applicable competition, antitrust or similar Governmental Authority filing made in any other jurisdiction with a mandatory waiting period. Notwithstanding anything to the contrary contained herein, the Buyer shall not be required to agree to sell, divest, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that could reasonably be expected to materially limit its freedom of action with respect to, or ability to retain, one or more of the Company’s businesses, product lines or assets.

7.6           Representation and Warranty Insurance. The R&W Insurance Policy shall have been issued to the Buyer and shall be in full force and effect.

7.7           Closing Deliveries of the Stockholders and the Company. At the Closing, the Company and the Stockholders, as appropriate, shall have performed and/or delivered, as applicable, the following, subject to waiver, in part or in full, by the Buyer:

(a)          each of the Stockholders shall have delivered the certificate(s) representing the Shares that such Stockholder owns, free and clear of any Encumbrance, all of which certificates delivered by the Stockholders represent, in the aggregate, all of the issued and outstanding shares of capital stock of the Company, each such certificate accompanied by a stock power duly endorsed in blank or accompanied by a duly executed instrument of transfer;

(b)          all of the Indebtedness for Borrowed Money and all Non-Ordinary Course Liabilities of the Company and its Subsidiaries shall have been repaid or satisfied (including through payment on behalf of the Seller Parties by reduction of the Closing Cash Consideration in accordance with Section 1.4(a)); and the Company shall have delivered, and shall have caused each of its Subsidiaries to deliver, full releases of record, to the reasonable satisfaction of the Buyer, of all Encumbrances securing any such Liabilities of the Company and each of its Subsidiaries that have been paid in full prior to or at the Closing, and shall deliver termination statements relating to all financing statements relating to such Liabilities;

(c)          the Stockholders’ Representative and the Escrow Agent shall have executed and delivered the Indemnity Escrow Agreement;

(d)          each of the Stockholders and each of the officers, directors, employees and Affiliates of the Company and its Subsidiaries shall have delivered evidence of repayment in full in accordance with their terms of all debts and other obligations, if any, owed by any of them to the Company or any of its Subsidiaries;

(e)          to the extent requested by the Buyer, each director of the Company and its Subsidiaries shall have delivered to the Company or its Subsidiary, as applicable, his or her respective resignation as a director of the Company or its Subsidiary and his or her respective revocation of any power of attorney, all of which shall be effective as of the Closing;

(f)          the Company and the Stockholders shall have delivered, and the Company shall have caused each of its Subsidiaries to deliver, to the Buyer the original stock records of the Company and its Subsidiaries, books of account, minute books, minutes and other records of all meetings of the Company and its Subsidiaries, the corporate seals of the Company and its Subsidiaries and such other documents, records, keys and other items as shall be necessary or desirable for the operation of the businesses of the Company and its Subsidiaries;

(g)          the Company shall have executed and delivered to the Buyer a certificate of its secretary, setting forth its certified certificate of incorporation, bylaws and resolutions of its board of directors (or other evidence reasonably satisfactory to the Buyer) authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that (i) such certificate of incorporation, bylaws and resolutions have not been amended or rescinded and are in full force and effect, (ii) its officers executing this Agreement and other documents delivered pursuant to this Agreement are incumbent officers and the specimen signatures on the certificate are their genuine signatures and (iii) the conditions specified in this ARTICLE VII have been satisfied;

(h)          the Company shall have delivered to the Buyer a good standing certificate from the jurisdiction of its and each of its Subsidiaries’ incorporation and from each state in which it and each of its Subsidiaries is qualified to do business, each dated as of a date reasonably close to the date hereof;

(i)          the Company shall have delivered to the Buyer all consents, licenses, permits and approvals as set forth or required to be set forth on Schedule 7.7(i), and the Stockholders shall have delivered to the Buyer such consents as set forth or required to be set forth on Schedule 7.7(i);

(j)          each of the Stockholder and the Company shall have executed and delivered, and the Company shall have caused each of its Subsidiaries to execute and deliver, an agreement, in form and substance satisfactory to the Buyer in its sole discretion, pursuant to which all agreements between the Company or any of its Subsidiaries, on the one hand, and any of the Stockholders or any Affiliate or Related Party of any of the Stockholders, on the other hand, shall have been terminated and of no further force and effect;

(k)          the Company shall have delivered to the Buyer Certificates of Insurance issued by the insurers under the insurance policies listed on Schedule 7.7(k), certifying that (i) each such insurance policy is in full force and effect on the Closing Date and (ii) the Buyer has been added as an additional insured and such insurance coverage shall continue for all claims or occurrences occurring on or prior to the Closing Date;

(l)          each Stockholder shall have delivered a FIRPTA certification, which (i) states that such Stockholder is not a foreign person, (ii) sets forth such Stockholder’s name, identifying number and home address (in the case of an individual) or office address (in the case of an entity), and (iii) is signed by such Stockholder under penalties of perjury, meeting the requirement of Treasury Regulations Section 1.1445-2(b)(2);

(m)          the Company shall have delivered to the Buyer Public Company Accounting Oversight Board compliant audited financials of the Company, as required to be included in a proxy statement for the Buyer’s stockholders;

(n)          each of the Executive Employees shall have executed and delivered an employment agreement, effective as of the Closing, in form and substance reasonably satisfactory to the Buyer and the Company;

(o)          each of the Key Employees shall have executed and delivered a confidentiality, non-competition and non-solicitation agreement, effective as of the Closing, in form and substance reasonably satisfactory to the Buyer and the Company;

(p)          each of the Stockholders shall have executed and delivered a registration rights agreement, effective as of the Closing, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”); and

(q)          each of the Stockholders and the Company shall have executed and delivered a voting agreement in the form attached hereto as Exhibit C (the “Voting Agreement”).

7.8           Required Buyer Stockholder Approval. The Required Buyer Stockholder Approval shall have been obtained, in accordance with the Buyer Certificate of Incorporation and the terms of this Agreement.

7.9           Sponsor Transfer. The Sponsor Transfer shall have occurred as of immediately prior to the Closing.

ARTICLE VIII
CONDITIONS TO THE COMPANY’S AND THE STOCKHOLDERS’ OBLIGATIONS

All obligations of the Company and each the Stockholders under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time of the Closing, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, to the extent permitted by Law, by the Stockholders’ Representative in writing.

8.1           Representations and Warranties True at the Closing Date. (a) Each representation and warranty of the Buyer contained in this Agreement and in any certificate delivered by the Buyer that is qualified by reference to a Material Adverse Effect on the Buyer shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representation and warranty is expressly made as of an earlier date (in which case on and as of such earlier date), and (b) each representation and warranty of the Buyer contained in this Agreement and in any certificate delivered by the Buyer hereto that is not qualified by reference to a Material Adverse Effect on the Buyer shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent that any such representation or warranty is expressly made as of earlier date (in which case on and as of such earlier date), other than for such failures to be so true and correct (without giving effect to any limitation as to materiality, Material Adverse Effect on the Company or similar qualification set forth therein) that would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect on the Buyer.

8.2           Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects on or before such date and the Buyer shall have executed and delivered to the Stockholders a certificate as of the Closing to such effect.

8.3           No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder shall be in effect, nor shall any Proceeding seeking any of the foregoing be pending.

8.4           Closing Deliveries of the Buyer. At the Closing, the Buyer shall have performed and delivered the following, subject to waiver, in part or in full, by the Stockholders’ Representative:

(a)          the Buyer shall have executed and delivered a certificate of its secretary, setting forth the resolutions of its board of directors (or other evidence reasonably satisfactory to the Stockholders’ Representative) authorizing the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect;

(b)          the Buyer shall have executed and delivered the Registration Rights Agreement, effective as of the Closing;

(c)          the Buyer and the Escrow Agent shall have executed and delivered the Indemnity Escrow Agreement; and

(d)          the Buyer shall have executed and delivered the Voting Agreement.

8.5          Required Buyer Stockholder Approval. The Required Buyer Stockholder Approval shall have been obtained, in accordance with the Buyer Certificate of Incorporation and the terms of this Agreement.

8.6          Contribution Agreements. The Contribution Agreements shall have been entered into by the Buyer in accordance with the terms of this Agreement and the transactions contemplated thereby shall have been consummated prior to, or will be consummated simultaneously with, the Closing hereunder. The Share Consideration receivable by the Stockholders (as adjusted pursuant to Section 1.2(c)), when combined with the transactions contemplated by the Contribution Agreements and any shares issued in connection with the Equity Financing, will result in the Transaction qualifying for treatment under Section 351 of the Code (other than by reason of any action or agreement entered into by any of the Stockholders regarding their right to continued ownership of the Buyer Common Stock issued under this Agreement that would prevent such qualification).

ARTICLE IX
INDEMNITY

9.1          General Indemnification.

(a)          The Buyer covenants and agrees to indemnify, defend, protect and hold harmless the Seller Indemnified Parties from, against and in respect of all Damages in connection with, resulting from or arising out of, directly or indirectly (whether or not involving a third party claim): from, against and in respect of all Damages suffered or incurred by such party in connection with, resulting from or arising out of (whether or not involving a third party claim): (i) the breach of any representation or warranty made by the Buyer set forth in this Agreement or in any other agreement or any certificate delivered or provided in connection with the Closing; and (ii) the breach of any covenant or agreement on the part of the Buyer set forth in this Agreement or in any agreement or certificate executed and delivered by the Buyer pursuant to this Agreement or in the transactions contemplated hereby.

(b)          Each of the Stockholders (the “Indemnifying Securityholders”) covenants and agrees, jointly and severally, to indemnify, defend, protect and hold harmless the Buyer Indemnified Parties from, against and in respect of all Damages in connection with, resulting from or arising out of, directly or indirectly (whether or not involving a third party claim): (i) the breach of any representation or warranty made by any Seller Party set forth in this Agreement or in any other agreement or any certificate delivered or provided in connection with the Closing; (ii) the breach of any covenant or agreement on the part of any Seller Party set forth in this Agreement or in any agreement or certificate executed and delivered by any Seller Party pursuant to this Agreement or in the transactions contemplated hereby; (iii) any Indebtedness for Borrowed Money or Non-Ordinary Course Liabilities of the Company and its Subsidiaries not paid or satisfied as of or at the Closing; (iv) any Taxes (other than Closing Date Income Tax) (A) imposed on the Company or any of its Subsidiaries with respect to any taxable period ending on or before the Closing Date or the portion of any Straddle Period ending on the Closing Date (determined, with respect to Straddle Periods, in accordance with the allocation provisions of Section 6.5(b)) over the amount of such Taxes included as a Liability in computing the Closing Adjustment, (B) owing by any Person (other than the Company and its Subsidiaries) for which the Company or any of its Subsidiaries is liable (but only if the Liability of the Company or any of its Subsidiaries for such Taxes with respect to any taxable period that includes a taxable period or portion of a Straddle Period of the Company or any of its Subsidiaries ending on or before the Closing Date) (x) in respect of Taxes payable by any Stockholder, (y) under Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law), or (z) as a transferee or successor, including by Contract (other than Taxes in connection with a lease, loan or similar Contract entered into in the Ordinary Course of Business, if such agreement’s a primary purpose is not the sharing of Taxes and the provisions dealing with Taxes are of a type typically included in such agreements, and such agreement is not an employment agreement or agreement for acquisition of a substantial part of a business or an entity), (C) the Section 481 Adjustment Liability or (D) resulting from a breach by any Seller Party of any provision of Section 6.5; and (v) enforcing the indemnification rights of the Indemnified Parties hereunder.

9.2           Indemnification Procedures.

(a)          In the event of the assertion or commencement by any Person of any claim, demand or Proceeding (whether against an Indemnified Party or against any other Person) with respect to which any Indemnified Party may be entitled to indemnification pursuant to this ARTICLE IX, the Indemnified Party shall give the Indemnifying Party prompt notice after it becomes aware of the commencement of any such claim, demand or Proceeding (whether against an Indemnified Party or against any other Person); provided, however, that any failure on the part of the Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party, or any of the rights of any Indemnified Party, under this ARTICLE IX (except to the extent that such failure materially adversely prejudices the defense of such claim, demand or Proceeding). The Indemnifying Party shall have the right, at its election, to proceed assume the defense of any such claim, demand or Proceeding; provided, however, that if the Indemnified Party does not elect to proceed with the defense (including settlement or compromise) of any such claim, demand or Proceeding, the Indemnifying Party may proceed with the defense of such claim, demand or Proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, further, that the Indemnifying Party may not settle or compromise any such claim, demand or Proceeding without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld), unless the Indemnifying Party conclusively acknowledges in writing that (A) it has an indemnity obligation for all of the Damages resulting from such claim, demand or Proceeding, (B) it shall hold the Indemnified Party harmless from and against the full amount of any Damages resulting therefrom (subject to the limitations and other terms and conditions of this Agreement), and (C) such settlement is solely for the payment of money and does not impose any injunctive or equitable relief against the Indemnified Party nor require any admission or acknowledgement of liability or fault on the part of the Indemnified Party. If the Indemnified Party settles or compromises any such claim, demand or Proceeding without the consent of the Indemnifying Party, such settlement or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnified Party in connection with such claim, demand or Proceeding (it being understood that if the Indemnified Party requests that the Indemnifying Party consent to a settlement or compromise, the Indemnifying Party shall not unreasonably withhold, burden or delay such consent). No Indemnified Party (other than the Buyer or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Buyer (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy. Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands or Damages; provided that the notice of such claim sets forth the basis for any such potential or contingent claim or demand or Damage to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

(b)          In the event that any Indemnified Party desires to seek indemnification under this ARTICLE IX, the Indemnified Party shall notify the Indemnifying Party in writing; provided, however, that any failure on the part of the Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party, or any of the rights of the Indemnified Party, under this ARTICLE IX (except to the extent that such failure materially adversely prejudices the Indemnifying Party). If the Indemnifying Party disputes a claim for indemnification or any portion thereof, the Indemnifying Party shall notify the Indemnified Party in writing (which writing shall set forth the grounds for such objection) within ten (10) Business Days after its receipt of notice of such claim for indemnification, whereupon the Indemnified Party and the Indemnifying Party shall meet and attempt in good faith to resolve their differences with respect to such claim or any portion of such claim for indemnification. If the dispute has not been resolved within thirty (30) days after the Indemnifying Party’s notice of such dispute, either the Indemnifying Party or the Indemnified Party may proceed with pursuing the remedies provided herein to resolve such dispute. With respect to an indemnification claim by a Seller Indemnified Party, if the Indemnifying Party does not dispute such claim or any portion of such claim for indemnification, the Indemnifying Party shall promptly pay the Seller Indemnified Party an amount in cash equal to the amount of such claim. With respect to an indemnification claim by a Buyer Indemnified Party, if the Indemnifying Party does not dispute such claim or any portion of such claim for indemnification, the Buyer Indemnified Party may offset the amount thereof pursuant to Section 9.3 and/ or, upon the Buyer Indemnified Party’s request, the Escrow Agent shall promptly pay the Buyer Indemnified Party an amount in cash equal to the amount of such claim. In the event that no written notice disputing or objecting to such claim or any portion of such claim for indemnification is delivered by the Indemnifying Party prior to the expiration of the ten (10) Business Days in which the Indemnifying Party may dispute such claim for indemnification, the claim(s) stated by the Indemnified Party shall be conclusively deemed to be approved by the Indemnifying Party.

9.3           Indemnity Escrow. In the event that the Indemnifying Party does not dispute a claim for indemnification hereunder or shall have an indemnification obligation to any Buyer Indemnified Party, the Buyer Indemnified Party shall have the right, following prior written notice delivered by the Buyer Indemnified Party to the Indemnifying Party, to offset the amount thereof against any portion of the Indemnity Escrowed Funds in accordance with the Indemnity Escrow Agreement. If the Indemnifying Party has disputed any claim for Damages by any Buyer Indemnified Party in accordance herewith and such dispute has not been resolved, the Buyer Indemnified Party shall have the right, following prior written notice delivered by the Buyer Indemnified Party to the Indemnifying Party, to offset the amount of such Damages against any portion of the Indemnity Escrowed Funds in accordance with the Indemnity Escrow Agreement, until such claim has been resolved pursuant to (a) a written settlement agreement entered into by the Buyer Indemnified Party and the Indemnifying Party or (b) a final decision, order or award issued in accordance with Section 13.9. No exercise of, nor failure to exercise, the rights set forth in this Section 9.3 shall constitute an election of remedies or limit such Buyer Indemnified Party’s other rights hereunder or otherwise.

9.4           Survival of Representations, Warranties and Covenants. Each covenant and agreement contained in this Agreement or in any agreement or other document delivered pursuant hereto that is to be performed prior to the Closing shall survive and be enforceable until the date eighteen (18) months from the Closing Date, and each covenant and agreement contained in this Agreement or in any agreement or other document delivered pursuant hereto that is to be performed following the Closing shall survive and be enforceable until such covenant or agreement has been fully performed. All representations and warranties contained in this Agreement or in any agreement or other document delivered pursuant hereto shall survive the Closing until the date that is eighteen (18) months after the Closing Date, and shall thereafter expire. The limitations on survival set forth in this Section 9.4 shall not apply to (a) the representations and warranties set forth in Sections 3.1 (Organization and Corporate Power), 3.2 (Authority for Agreement), 3.4 (Capitalization), 3.23 (Brokers), 4.1 (Authority for Agreement), 4.3 (Ownership) and 4.5 (Brokers) (collectively, the “Fundamental Representations”), all of which shall survive until ninety (90) days after expiration of the applicable statute of limitations, including waivers and extensions thereof, (b) the representations and warranties set forth in Section 3.15 (Government Contracts and Bids), which shall survive until the date three (3) years from the Closing Date, or (c) claims based on criminal matters or fraud, which shall survive without limitation. Notwithstanding anything to the contrary in this Section 9.4, any representation or warranty with respect to which a claim has been made for a breach thereon prior to any of the foregoing dates shall survive until such claim is resolved.

9.5          Limitations on Indemnification.

(a)          The Indemnifying Securityholders shall have no liability for Damages pursuant to Section 9.1(b)(i) or pursuant to Section 9.1(b)(ii) by reason of breach of Section 6.4(a) and the Buyer shall have no liability for Damages pursuant to Section 9.1(a)(i), unless and until the aggregate amount of all Damages for all claims asserted by the Indemnified Parties exceeds Nine Hundred Ninety-Three Thousand Dollars ($993,000), respectively; provided, however, that after such amount of Damages exceeds Nine Hundred Ninety-Three Thousand Dollars ($993,000), any Damages in excess of such amount shall be recoverable by the Indemnified Parties; provided, further, that the foregoing limitations shall not apply to (i) the Fundamental Representations or (ii) claims based on criminal matters or fraud, with respect to which, in each case, all Damages in connection therewith shall be recoverable from the first dollar and shall be counted in determining whether the thresholds in this Section 9.5(a) have been exceeded. For purposes of determining the amount of any Damages with respect to (but not for purposes of determining the existence of) any breach of any representation, warranty or covenant for purposes of indemnification under this ARTICLE IX, any qualification or limitation of a representation, warranty or covenant by reference to materiality of matters stated therein or as to matters having or not having “Material Adverse Effect,” “materiality” or words of similar effect, shall be disregarded.

(b)          The indemnification obligations of the Indemnifying Securityholders pursuant to Section 9.1(b)(i) or pursuant to Section 9.1(b)(ii) by reason of breach of Section 6.4(a) and the indemnification obligations of the Buyer pursuant to Section 9.1(a)(i) shall be limited to an amount equal to the Indemnity Escrowed Funds, respectively; provided that the foregoing limitation shall not apply to (i) the Fundamental Representations, which shall be limited to an amount equal to the sum of the Cash Consideration plus the amount of the Dividend Indebtedness, or (ii) claims based on criminal matters or fraud, which shall not be limited in amount.

(c)          The Indemnified Party shall use commercially reasonable efforts to seek recovery for Damages arising under this ARTICLE IX (i) first, against the Indemnity Escrowed Funds and (ii) second, against the R&W Insurance Policy; provided, however, that exhaustion of all such efforts by the Indemnified Party shall not be a precondition to recovery of Damages by such Indemnified Party in accordance with this ARTICLE IX. To the extent that any indemnification claim pursuant to this ARTICLE IX (1) is not recoverable against the Indemnity Escrowed Funds or the R&W Insurance Policy and (2) arises from (A) any breach of, or any inaccuracy in, any Fundamental Representation or (B) claims based on criminal matters or fraud, the Indemnified Party may seek satisfaction of its claim for indemnification by pursuing such claim directly against the Buyer or the Indemnifying Securityholders, as applicable (subject to the limitations set forth in Section 9.5(b)).

9.6          Exclusive Remedy. The Parties acknowledge and agree that the remedies set forth in this ARTICLE IX shall be the sole and exclusive remedies of the Parties for any and all Damages incurred by the Parties or their successors and assigns arising out of, resulting from or in connection with this Agreement or any certificate delivered at Closing or the Stock Purchase or otherwise arising out of, resulting from or in connection with the transactions contemplated hereby; provided, however, that the foregoing indemnification provisions in this Section 9 do not (a) waive or affect any claims for fraud or relating to criminal investigations or proceedings, or relieve or limit the liability of any party or any officer or director of such party from any liability arising out of or resulting from criminal investigations or proceedings or fraud in connection with the transactions contemplated by this Agreement or in connection with the delivery of any of the documents referred to herein or (b) waive or affect any equitable remedies to which a party may be entitled pursuant to Section 13.3.

9.7          Mitigation.

(a)          The Indemnified Party shall, and is obligated to, take all commercially reasonable steps to mitigate all indemnifiable Damages upon and after becoming aware of any event that could reasonably be expected to give rise to any Damages hereunder, and the Indemnified Party shall use commercially reasonable efforts to seek recovery under all available insurance policies covering any Damages for which such Indemnified Party is seeking indemnification; provided, however, that the exhaustion of all such efforts by the Indemnified Party shall not be a precondition to recovery of Damages by such Indemnified Party in accordance with this ARTICLE IX; provided, further, that, except with respect to claims made against the R&W Insurance Policy, if the Indemnified Party has first acknowledged that it is responsible for all Damages with respect to such claim. No Indemnified Party shall be obligated to commence or threaten to commence a Proceeding pursuant to this Section 9.7, other than Proceedings against the R&W Insurance Policy, unless the Indemnifying Party (i) shall have reasonably requested in writing that the Indemnified Party commence such Proceeding, (ii) acknowledges in writing that it is liable for all costs and expenses of such Proceeding and (iii) pays all such costs and expenses as and when incurred in connection with pursuing such Proceeding; it being acknowledged and agreed that, if the Indemnifying Party fails to pay all such costs and expenses as and when incurred, the Indemnified Party shall not be obligated to continue to pursue such Proceeding.

(b)          The amount of any Damages indemnifiable under this ARTICLE IX shall be net of any amounts actually recovered by the Indemnified Party under insurance policies, third party indemnities or other collateral sources with respect to such Damages. In the event any amounts recovered from such sources or otherwise are not received before a claim for indemnification is paid by the Indemnifying Party pursuant to this ARTICLE IX then the amount of such recovery shall be applied first, to reimburse the Indemnified Party and the Indemnifying Party, on a pro rata basis, for any out-of-pocket expenses (including reasonable attorney’s fees and expenses) expended by them in pursuing such recovery or defending any claims arising therefrom, second, to refund any payments made by the Indemnifying Party which would not have been so paid had such recovery been obtained prior to such payment (taking into account the first sentence of this Section 9.7(b)) and, third, any excess to the Indemnifying Party, to the extent of the amount actually paid by the Indemnifying Party pursuant to ARTICLE IX.

(c)          In the event that the Sublease Accrual was taken into account in the calculation of the Closing Adjustment, or the Buyer has otherwise been fully compensated on a dollar-for-dollar basis for the amount of the Sublease Accrual pursuant to the Closing Adjustment or as Damages under this ARTICLE IX, and following the Closing the Company enters into an amendment to the lease relating to the Sublease Accrual to reduce or eliminate the liability associated with the accrual, the Buyer shall reimburse the Stockholders to the extent of the amount of the Sublease Accrual included in the Closing Adjustment or as Damages.

(d)          The amount of Damages with respect to which an Indemnified Party is to be indemnified pursuant to this Agreement shall initially be determined and paid to the Indemnified Party without adjustment for Tax benefit or detriment to the Indemnified Party by reason of the incurrence of the indemnified portion of such Damages and any Tax detriment attributable to receipt of any indemnification payment in respect of such Damages.  However, if the Indemnified Party or any of its Affiliates actually receives a Tax benefit by reason of the incurrence of the Damages (either by refund of a Tax overpayment or reduction or credit against Tax otherwise due and payable) or actually incurs a Tax detriment (by an increase in Tax liability over that otherwise required to be paid) attributable to receipt of any indemnification payment, the Indemnified Party (in the case of a Tax benefit) or the Indemnifying Party (in the case of a Tax detriment) shall promptly pay to the other party the amount of such benefit or detriment upon receipt of such refund or notice of application of such Tax reduction or credit (in the case of a Tax benefit), or on the date that such Tax detriment becomes due and payable.  All payments pursuant to this Section 9.7(d) shall be treated as an adjustment to the initially determined indemnity obligation under this Agreement. To the extent permissible by Law, any indemnification payment by the Seller Parties pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the consideration paid to the Stockholders pursuant to this Agreement.

(e)          The Stockholders shall have no right of subrogation, reimbursement or similar right against the Buyer, the Company or its Subsidiaries with respect to such Indemnifying Party’s obligations under this Agreement. Upon making an indemnification payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of any claim (both third party claims and direct claims) to which the payment related to the extent not otherwise subrogated to the rights of the insurer of the R&W Insurance Policy; provided, however, that no Stockholder shall have any such right of subrogation against any then-current customer or employee of any of the Buyer, the Company or any of its Subsidiaries or any Company or Buyer insurance policy, and promptly following the Indemnifying Party’s request, the Indemnified Party will take all commercially reasonable actions to accomplish the foregoing.

9.8           No Double Recovery. Notwithstanding the fact that any Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect to any fact, event, condition or circumstance, no Person shall be entitled to recover the amount of any Damages suffered by such Person more than once under this Agreement in respect of such fact, event, condition or circumstance, and an Indemnifying Party shall not be liable for indemnification to the extent that the amount of the Damage incurred is included as a liability on the Closing Balance Sheet and taken into account in the calculation of the Closing Adjustment, or the Indemnified Party has otherwise been fully compensated on a dollar-for-dollar basis for such Damages pursuant to the Closing Adjustment set forth in Section 1.4.

9.9           Waiver, Release and Discharge. Except as expressly set forth in this Agreement, each of the Stockholders, in each case for itself and its Affiliates, hereby irrevocably waives, releases and discharges the Company and each of its Subsidiaries, the Buyer and their respective Affiliates, directors, officers and employees from any and all Liabilities and obligations to such Indemnifying Securityholder of any kind or nature whatsoever, whether in its capacity as an Indemnifying Securityholder hereunder, as a stockholder, option holder, officer, director or employee of the Company or any of its Subsidiaries or otherwise (including in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising hereunder or under any other agreement or understanding, at law or equity, or otherwise, and no Indemnifying Securityholder shall seek to recover any amounts in connection therewith or thereunder from the Company or any of its Subsidiaries; provided, however, that the Parties acknowledge and agree that this Section 9.9 does not apply to, and shall not constitute a waiver, release or discharge of, (i) any obligations of any released party set forth in this Agreement or in any other agreement or instrument entered into in connection with the Closing (including the indemnification obligations set forth in Section 9 of this Agreement), subject to the limitations and conditions provided in this Agreement or such applicable agreement or instrument, (ii) to the extent that such releasing party is a director or officer of the Company or any of its Subsidiaries, such releasing party’s right to any Damages in connection with indemnification obligations of the Company or any of its Subsidiaries pursuant to the organizational documents of the Company and its Subsidiaries as in effect on the date of this Agreement or any Contracts between such releasing party and the Company or any of its Subsidiaries as in effect on the date of this Agreement or (iii) to the extent that such releasing party is an employee of the Company or any of its Subsidiaries, such releasing party’s right to any salary or wages, and entitlements to employee expense reimbursements and contributions to Benefit Plans, in each case to the extent accrued, earned or otherwise due to such releasing party prior to the Closing. Each of the Stockholders waives, and acknowledges and agrees that no Indemnifying Securityholder may have or may exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Company, any of its Subsidiaries or the Buyer in connection with any actual or alleged breach of any representation, warranty or obligation of any Seller Party set forth in this Agreement.

9.10         Stockholders’ Representative.

 (a)          Each of the Stockholders designates Simon Lee as such Indemnifying Securityholder’s representative (the “Stockholders’ Representative”) for purposes of this Agreement, and Simon Lee agrees to act as the Stockholders’ Representative as set forth herein. Each of the Stockholders and each of their respective successors shall be deemed to have approved, and shall be bound by, any and all actions taken by the Stockholders’ Representative on their behalf under or otherwise relating to this Agreement and the transactions contemplated hereunder as if such actions were expressly ratified and confirmed by each of them. In the event that the Stockholders’ Representative is unable or unwilling to serve or shall resign, a successor Stockholders’ Representative shall be selected by the holders of a majority of the Shares outstanding immediately prior to the Closing. A Stockholders’ Representative may not resign, except upon thirty (30) days’ prior written notice to the Buyer. In the event of a notice of proposed resignation, or any death, disability or other replacement of a Stockholders’ Representative, a successor shall be appointed effective immediately thereafter (and, in the case of death of a Stockholders’ Representative, the executor or other Representative of such Stockholders’ Representative’s estate shall be deemed to be the successor), and the Buyer shall be notified promptly of such appointment by such successor Stockholders’ Representative. No resignation, nor any other replacement, of any Stockholders’ Representative is effective against the Buyer until selection of a successor and prior written notice to the Buyer of such selection. Each successor Stockholders’ Representative shall have all of the power, rights, authority and privileges hereby conferred upon the original Stockholders’ Representative.

(b)          The Buyer shall be entitled to rely upon any communication or writing given or executed by the Stockholders’ Representative on behalf of the Indemnifying Securityholders. All communications or writings to be sent to the Indemnifying Securityholders pursuant to this Agreement may be addressed to the Stockholders’ Representative and any communication or writing so sent shall be deemed notice to all of the Indemnifying Securityholders hereunder. Each Indemnifying Securityholder hereby consents and agrees that the Stockholders’ Representative is authorized to accept deliveries, including any notice, on behalf of each Indemnifying Securityholder pursuant hereto.

(c)          The Stockholders’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder with full power of substitution in such Indemnifying Securityholder’s name and on such Indemnifying Securityholder’s behalf to act according to the terms of this Agreement and the other documents contemplated hereby in the absolute discretion of the Stockholders’ Representative; and in general to do all things and to perform all acts including executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable in connection with this Agreement, including this ARTICLE IX and the other documents contemplated hereby. This power of attorney and all authority hereby conferred is granted subject to the interest of the other Indemnifying Securityholders hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Indemnifying Securityholder, by operation of Law, by such Indemnifying Securityholder’s death or disability, or by any other event.

ARTICLE X
COVENANT NOT TO COMPETE

Each of the Stockholders and Simon Lee agrees to comply with the obligations, terms and conditions set forth in Appendix B.

ARTICLE XI
TERMINATION

11.1        Termination.

(a)          This Agreement may, by notice given on or prior to the Closing, in the manner hereinafter provided, be terminated and abandoned at any time prior to the Closing, as follows:

(i)          by the Stockholders’ Representative if there has been a misrepresentation or a default or breach by the Buyer with respect to its representations in this Agreement or in any ancillary document or the due and timely performance by the Buyer of any of the Buyer’s covenants and agreements contained in this Agreement or in any ancillary document, which misrepresentation, default or breach (A) would give rise to the failure of a condition set forth in Section 8.1 or 8.2 and (B) is incapable of being cured by the Buyer by the Outside Date or, if capable of being cured shall not have been cured within five (5) days after receipt by the Buyer of notice specifying particularly such misrepresentation, default or breach; provided, however, that the Stockholders’ Representative’s right to terminate this Agreement under this Section 11.1(a)(i) shall not be available if any Seller Party is in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of a condition set forth in ARTICLE VII;

(ii)         by the Buyer if there has been a misrepresentation or a default or breach by any Seller Party with respect to any of their respective representations in this Agreement or in any ancillary document or the due and timely performance by any Seller Party of any of their respective covenants and agreements contained in this Agreement or in any ancillary document, which misrepresentation, default or breach (A) would give rise to the failure of a condition set forth in Section 7.1 or 7.2 and (B) is incapable of being cured by the Seller Party by the Outside Date or, if capable of being cured shall not have been cured shall not have been cured within five (5) days after receipt by the Stockholders’ Representative of notice specifying particularly such misrepresentation, default or breach; provided, however, that the Buyer’s right to terminate this Agreement under this Section 11.1(a)(ii) shall not be available if the Buyer is in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of a condition set forth in ARTICLE VIII;

(iii)        by mutual written agreement of the Stockholders’ Representative and the Buyer;

(iv)        by either the Stockholders’ Representative or the Buyer if the Closing shall not have occurred on or before the one hundred eightieth (180th) day after the date hereof (the “Outside Date”); provided, however, that the party seeking to terminate this Agreement shall not because of its (and in the case of the Stockholders’ Representative, the Company, any Stockholder’s or the Stockholders’ Representative’s) intentional breach or violation of any representation, warranty or covenant contained herein have caused the Closing not to have occurred; provided, further, that in the event that the Closing has not occurred by the one hundred and eightieth (180th) day after the date hereof solely due to the failure to satisfy the condition to the Closing set forth in Section 7.5(a), Section 7.5(b) or Section 7.5(c), the Buyer may, in its sole discretion, extend such date one or more times for an aggregate additional period of up to sixty (60) days;

(v)         by either the Stockholders’ Representative or the Buyer if the Special Meeting (including any adjournments or postponements thereof) shall have concluded and the Required Buyer Stockholder Approval shall not have been obtained;

(vi)        by either the Stockholders’ Representative or the Buyer if the Extension Special Meeting (including any adjournments or postponements thereof) shall have concluded and the Required Buyer Stockholder Extension Approval shall not have been obtained;

(vii)       by the Buyer if following the date hereof there shall have occurred (i) an effect, event or change that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries or the Buyer or (ii) any resignation or termination of employment (or indications of an intention or plan to resign) by any Executive Employee or a material number of Company Employees; or

(viii)      by the Stockholders’ Representative, on the one hand, or by the Buyer, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Authority that would make the consummation of the transactions illegal.

(b)          In the event of the termination of this Agreement pursuant to Section 11.1(a), (i) the Stock Purchase shall be abandoned; (ii) the provisions of ARTICLE IX, this ARTICLE XI and ARTICLE XIII shall remain in full force and effect and survive any termination of this Agreement; and (iii) each Party shall remain liable for any fraud or intentional breach of this Agreement prior to its termination.

ARTICLE XII
TRUST FUND WAIVER

12.1         Trust Fund Waiver. Reference is made to the final prospectus of the Buyer dated October 24, 2013 (File No. 333-191195) (the “Prospectus”). Each of the Seller Parties warrants and represents, jointly and severally, that such Seller Party has read the Prospectus and understands that the Buyer has established the Trust Fund containing the proceeds of the IPO initially in the amount of at least Seventy-Two Million Seven Hundred Ninety-Five Thousand Dollars ($72,795,000) for the benefit of the Buyer’s public stockholders and certain other parties (including the underwriters of the IPO) and that the Buyer may disburse monies from the Trust Fund, including any proceeds therefrom, only as provided in the Prospectus. For and in consideration of the Buyer agreeing to enter into this Agreement, each of the Seller Parties agrees that, notwithstanding any provisions contained in this Agreement, such Seller Party does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, any asset contained therein or any Additional Person, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company or any of its Subsidiaries, on the one hand, and the Buyer, on the other hand, this Agreement or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each of the Seller Parties (for itself and on behalf of its Affiliates and direct and indirect subsidiaries and stockholders, and its and their respective successors and assigns, and any Person claiming by or through such Seller Party) hereby irrevocably waives any and all rights, titles, interests and claims of any kind that such Seller Party may have, now or in the future (in each case, however, prior to the consummation of a business combination), and shall not take any action or suit, make any claim or demand or seek recovery of any Liability or recourse against, the Trust Fund or any Additional Person for any reason whatsoever in respect thereof. Each of the Seller Parties agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer to induce it to enter into this Agreement. Each of the Seller Parties further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent that any of the Seller Parties or the Stockholders’ Representative commences any action or Proceeding based upon, in connection with, relating to or arising out of any matter relating to the Buyer or any Additional Person, which Proceeding seeks, in whole or in part, monetary relief against the Buyer or any Additional Person, each of the Seller Parties hereby acknowledges and agrees that such Seller Party’s sole remedy shall be against the Buyer’s funds held outside of the Trust Fund and that such claim shall not permit such Seller Party (or any party claiming on such Seller Party’s behalf or in lieu of such Seller Party) to have any claim against any Additional Person or the Trust Fund or any amounts contained therein. In the event that any of the Seller Parties or the Stockholders’ Representative commences any action or Proceeding based upon, in connection with, relating to or arising out of any matter relating to the Buyer or any Additional Person, which Proceeding seeks, in whole or in part, relief against the Trust Fund, the Buyer’s public stockholders or any Additional Person, whether in the form of money damages or injunctive relief, the Buyer shall be entitled to recover from the Stockholders’ Representative the associated legal fees and costs in connection with any such action, in the event the Buyer prevails in such action or Proceeding.

ARTICLE XIII
MISCELLANEOUS

13.1         Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Seller Parties and their respective successors and assigns; provided, however, that the Seller Parties may not make any assignment of this Agreement or any interest herein without the prior written consent of the Buyer. Any such purported assignment without such prior written consent shall be void and of no force or effect. This Agreement or any of the severable rights or obligations inuring to the benefit of or to be performed by the Buyer hereunder may be assigned by the Buyer to a third party, in whole or in part, in which case the Buyer shall remain responsible for the purposes of conferring the benefits, and performing the obligations required of the Buyer and assigned by the Buyer.

13.2         Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware, without regard to its conflicts of laws principles.

13.3         Specific Performance; Remedies.

(a)          Each Party acknowledges that the other Parties shall be irreparably harmed and that there shall be no adequate remedy at Law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, subject to Section 13.3(b), in addition to, but not in lieu of, any other remedies that may be available upon the breach of any such covenants or agreements (including monetary Damages), each Party shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in this Agreement. All rights and remedies of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

(b)          Notwithstanding anything in this Agreement to the contrary (including Section 13.3(a)), the Parties explicitly agree that no Seller Party shall be entitled to seek an injunction or other form of specific performance or equitable relief described in Section 13.3(a), to cause (x) the Closing to be consummated or (y) the Cash Consideration and the Share Consideration, or any portion thereof, to be paid, unless each of the following conditions has been satisfied:

(i)          all of the conditions set forth in ARTICLE VII and ARTICLE VIII shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, which conditions shall be capable of being satisfied);

(ii)         the Buyer is required to complete the Closing pursuant to the terms of this Agreement and the Buyer fails to complete the Closing in accordance with the terms hereof; and

(iii)        the Seller Parties have irrevocably and unconditionally confirmed to the Buyer in writing that if specific performance is granted, then the Closing will occur.

13.4         Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect; provided, however, that if such unlawful provision is so material to the Party for whose benefit the provision was originally included so that such Party would not have entered into this Agreement without such unlawful provision, the Parties will attempt in good faith to agree to replace such unlawful provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other potential purposes of such unlawful provision. The preceding sentence is in addition to and not in place of the severability provisions in ARTICLE X (including Appendix B).

13.5         Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Buyer and the Stockholders’ Representative.

13.6         Waiver. Either the Buyer, on the one hand, or any Seller Party or the Stockholders’ Representative, on the other hand, may to the extent permitted by applicable Law (a) extend the time for the performance of any of the obligations or other acts of the Seller Parties, the Stockholders’ Representative or the Buyer, as applicable, (b) waive any inaccuracies in the representations and warranties of the Seller Parties, the Stockholders’ Representative or the Buyer, as applicable, contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements of the Seller Parties, the Stockholders’ Representative or the Buyer, as applicable, contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.

13.7         Notices. All notices, requests, consents, waivers and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery, (b) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery, (c) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery, or (d) if sent by electronic mail, upon confirmation of delivery. All notices, consents, waivers or other communications required or permitted to be given hereunder shall be addressed as follows:

(a)          If to the Company after the Closing or the Buyer:

Global Defense & National Security Systems, Inc.

11921 Freedom Drive, Suite 550

Two Fountain Square

Reston, Virginia 20190

Attention:   Dale Davis

Telephone: (202) 800-4333

E-mail:        dale.davis@globalgroup.com

with a copy to:

Morrison & Foerster LLP

1650 Tysons Boulevard, Suite 400

McLean, Virginia 22102

Attention:     Lawrence T. Yanowitch, Esq.

 Charles W. Katz, Esq.

Telephone:   (703) 760-7318

E-mail:          lyanowitch@mofo.com

 ckatz@mofo.com

(b)          If to the Company prior to the Closing, any Stockholder or the Stockholders’ Representative:

Simon Lee

STG, Inc.

12011 Sunset Hills Road, Suite 1200

Reston, Virginia 20190

Telephone: (703) 691-2480

E-mail:         SLee@stg.com

with a copy to:

Holland & Knight LLP

1600 Tysons Boulevard, Suite 700

McLean, Virginia 22102

Attention:	William J. Mutryn Jonathan F. Wolcott

Telephone:     (703) 720-8069

E-mail:	william.mutryn@hklaw.com jonathan.wolcott@hklaw.com

or at such other address or addresses as the Party or the Stockholders’ Representative addressed may from time to time designate in writing pursuant to notice given in accordance with this Section 13.7.

13.8         Expenses. Except with respect to the R&W Insurance Policy and as otherwise provided in ARTICLE IX, all fees and expenses of the Company, the Stockholders and the Stockholders’ Representative (including all obligations to financial advisors under an engagement letter, and fees and expenses of brokers, finders, accountants and lawyers) incurred by the Company, the Stockholders and the Stockholders’ Representative in connection with the transactions contemplated hereby shall be borne by the Stockholders, except to the extent such costs and expenses represent Damages indemnifiable by the Buyer under this Agreement. Except with respect to the R&W Insurance Policy and as otherwise provided in ARTICLE IX, all fees and expenses of the Buyer (including all obligations to financial advisors under an engagement letter, and fees and expenses of brokers, finders, accountants and lawyers) incurred by the Buyer in connection with the transactions contemplated hereby shall be borne by the Buyer, except to the extent such costs and expenses represent Damages indemnifiable by the Indemnifying Securityholders under this Agreement. The Stockholders shall be responsible for seventy-five percent (75%) of the premium payment for the R&W Insurance Policy, and the Buyer shall be responsible for twenty-five percent (25%) of such premium payment. The Stockholders’ Representative may direct the Buyer to satisfy any of the Stockholders’ or the Stockholders’ Representative’s obligations under this Section 13.8 at the Closing pursuant to the flow of funds memorandum referred to in Section 1.4(b), in which case the Closing Cash Consideration shall be reduced by a corresponding amount.

13.9         Jurisdiction; Waiver of Jury Trial. Except for disputes to be resolved under Section 1.4, the Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Eastern District of Virginia or any Virginia state court with jurisdiction over Fairfax County, Virginia, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.7 shall be deemed effective service of process on such Party. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.10         Complete Agreement. This Agreement, those documents expressly referred to herein, including all appendices, exhibits and schedules hereto, and the other documents of even date herewith, embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof, including the Confidentiality Agreement, dated as of February 18, 2015, between the Company and the Buyer and the Letter of Intent, dated as of April 23, 2015, between the Buyer and the Company. Notwithstanding the right of the Buyer to investigate the assets, properties, books, records and financial condition of the Company and its Subsidiaries, and notwithstanding any knowledge obtained or obtainable by the Buyer as a result of such investigation, the Buyer has the unqualified right to rely upon, and has relied upon, each of the representations and warranties made by the Company and the Stockholders in this Agreement or pursuant hereto. No information or knowledge obtained in any investigation by the Buyer shall affect or be deemed to modify any representation or warranty of the Company or the Stockholders contained herein (or in any list, certificate, schedule or other instrument, document, agreement or writing furnished or to be furnished to or made with the Buyer pursuant hereto) or the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement.

13.11         Exhibits and Disclosure Schedules. The Exhibits and Disclosure Schedules are a material part of this Agreement. Nothing in the Disclosure Schedules shall be deemed to disclose an exception to a representation or warranty made herein unless it describes the relevant facts in such reasonable detail as the context requires. The Disclosure Schedules shall be arranged by the applicable Parties in paragraphs corresponding to the subsections contained herein. A fact or matter disclosed in the Disclosure Schedules with respect to one subsection shall be deemed to be disclosed with respect to each other subsection where it is reasonably apparent that such disclosure is appropriate from reading such Disclosure Schedules that such disclosure is applicable to such other sections; provided, that, an agreement or other document which is merely listed or identified in any section shall not be deemed to be disclosure with respect to any other section except if an express cross-reference to another section is made.

13.12         Absence of Third Party Beneficiary Rights. Except for ARTICLE IX (which shall be for the benefit of the Indemnified Parties), no provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, option holder, employee or partner of any Party or any other Person.

13.13         Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party, but according to the application of the rules of interpretation of contracts.

13.14         Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the Tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representations or statements made by any other Party as to such Tax and securities consequences.

13.15         Interpretation. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. Unless the context clearly indicates otherwise, where appropriate, the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings. The words “including,” “include” or “includes” shall mean including without limitation. Any reference in this Agreement to a statute shall be to such statute, as amended from time to time prior to the Closing, and to the rules and regulations promulgated thereunder. When reference is made in this Agreement to an Exhibit, Appendix, Article, Section or subsection, such reference shall be to an Exhibit, Appendix, Article, Section or subsection to or of this Agreement unless otherwise indicated.

13.16         Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Agreement and any document or schedule required hereby may be executed by electronic or facsimile signature, which shall be considered legally binding for all purposes.

13.17         Waiver of Conflict. The Parties acknowledge that at and prior to the Closing, Holland & Knight LLP (“Holland & Knight”) has acted as counsel for the Company and agree that subsequent to the Closing, any Stockholder or the Stockholders’ Representative shall have the right to retain Holland & Knight to represent its respective interests, including, without limitation, in any dispute relating in any manner to this Agreement or the transactions contemplated herein or thereby (a “Dispute”). The Buyer irrevocably waives, consents to and covenants not to assert (and agrees following Closing to cause the Company to waive, and not to assert) any objection, based on conflict of interest or otherwise, to any representation of any Stockholder or the Stockholders’ Representative by Holland & Knight, including, without limitation, in connection with any Dispute.

[Signatures appear on following page(s).]

IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this Stock Purchase Agreement as of the date first above written.

BUYER:

GLOBAL DEFENSE & NATIONAL SECURITY SYSTEMS, INC.

By:		/s/ Damian Perl
Name: Damian Perl
Title: Chairman of the Board of Directors

SPONSOR:

GLOBAL DEFENSE & NATIONAL SECURITY HOLDINGS LLC

By:		Black Marlin Ltd, its Manager

	By:	/s/ Damian Perl
Name: Damian Perl
Title: Manager

COMPANY:

STG GROUP, INC.

By:		/s/ Simon Lee
Name: Simon Lee
Title: Chairman and Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE:

/s/ Simon Lee
Simon Lee

[Signature Page to Stock Purchase Agreement]

STOCKHOLDERS:

SIMON S. LEE MANAGEMENT TRUST

By:	/s/ Simon Lee
Name:
Title:

SIMON S. LEE FAMILY TRUST

By:	/s/ Julie Lee
Name:
Title:

AHL DESCENDANTS TRUST

By:	/s/ Julie Lee
Name:
Title:

JSL DESCENDANTS TRUST

By:	/s/ Simon Lee
Name:
Title:

BRIAN LEE FAMILY TRUST

By:	/s/ Simon Lee
Name:
Title:

[Signature Page to Stock Purchase Agreement]

ANNEX

Annex A	Stockholders

APPENDICES

Appendix A	Defined Terms

Appendix B	Restrictive Provisions

Appendix C	Reference Balance Sheet

EXHIBITS

Exhibit A	Form of Indemnity Escrow Agreement

Exhibit B	Form of Registration Rights Agreement

Exhibit C	Form of Voting Agreement

APPENDIX A

DEFINED TERMS

(1) “Accounting Firm” means BDO USA, LLP or an accounting firm mutually satisfactory to the Buyer and the Stockholders’ Representative.

(2) “Additional Persons” means Global Strategies Group (Luxembourg) SA, Global Defense & National Security Holdings LLC and Damian Perl, together with, as applicable, each of their respective officers, directors, employees, stockholders, assigns, successors, Affiliates, heirs and Representatives.

(3) “Affiliate” means as to any Party, any Person that directly or indirectly, is in control of, is controlled by, or is under common control with, such Party, including any Person who would be treated as a member of a controlled group under Section 414 of the Code and any officer or director of such Party. For purposes of this definition, an entity shall be deemed to be “controlled by” a Person if the Person possesses, directly or indirectly, power either to (a) vote ten percent (10%) or more of the securities (including convertible securities) of such entity having ordinary voting power or (b) direct or cause the direction of the management or policies of such entity whether by contract or otherwise; and, as to a Party who is a natural person, such person’s spouse, parents, siblings and lineal descendants. For the avoidance of doubt, from and after the Closing, the Buyer’s Affiliates shall include the Company and its Subsidiaries.

(4) “Aggregate Overage” has the meaning given to such term in Section 1.4(h).

(5) “Agreement” has the meaning given to such term in the Preamble.

(6) “Antitrust Division” has the meaning given to such term in Section 6.7(b).

(7) “Antitrust Laws” has the meaning given to such term in Section 3.3.

(8) “Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries at December 31, 2014.

(9) “Balance Sheet Date” means the date of the Balance Sheet.

(10) “Benefit Plan” means each pension, profit-sharing, savings, retirement, employment, compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any of its Subsidiaries is the owner, the beneficiary or both), Section 125 of the Code “cafeteria” or “flexible” benefit, employee loan, educational assistance or material fringe plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each such “employee benefit plan” within the meaning of Section 3(3) of ERISA, and other such employee benefit plan, program, policy, practice, agreement, or arrangement, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) (i) under which any current or former employee, director, consultant or independent contractor of the Company, any of its Subsidiaries or any ERISA Affiliate has any present or future right to benefits or (ii) that is maintained, sponsored or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate, or that the Company, any of its Subsidiaries or any ERISA Affiliate has, in the last six (6) years had, any obligation to maintain, sponsor or contribute.

(11) “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the Commonwealth of Virginia are closed.

(12) “Buyer” has the meaning given to such term in the Preamble.

(13) “Buyer Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Buyer.

(14) “Buyer Common Stock” means the common stock, $0.0001 par value per share, of the Buyer.

(15) “Buyer Confidential Information” means all documents and information concerning the Buyer or any of their respective Representatives (and following the Closing, the Company or its Subsidiaries or their respective Representatives) furnished in connection with this Agreement or the transactions contemplated hereby (including any claim or dispute arising out of or related to this Agreement or the transactions contemplated hereby, or the interpretation, making, performance, breach or termination thereof).

(16) “Buyer Disclosure Schedules” has the meaning given to such term in ARTICLE V.

(17) “Buyer Indemnified Party” means the Buyer and its officers, directors, employees, stockholders, assigns, successors and Affiliates.

(18) “Buyer Per Share Price” has the meaning given to such term in Section 1.2(a).

(19) “Buyer SEC Reports” has the meaning given to such term in Section 5.4(a).

(20) “Buyer Shares” means the shares of Buyer Common Stock.

(21) “Buyer Voting Matters” has the meaning given to such term in Section 6.12(a).

(22) “Cash” means all cash on hand or in bank accounts, cash equivalents and short-term investments, plus (i) deposits in transit and deposits not yet cleared, minus (ii) the aggregate balance of all outstanding checks or other debit instruments written against such accounts, in each case, to the extent not included as part of accounts receivable or accounts payable in Estimated Working Capital and Closing Working Capital, as applicable.

(23) “Cash Consideration” has the meaning given to such term in Section 1.2(a).

(24) “CFIUS” has the meaning given to such term in Section 3.3.

(25) “Closing” means the closing of the transactions contemplated by this Agreement.

(26) “Closing Adjustment” means an amount equal to the sum of (i) the Indebtedness for Borrowed Money of the Company and its Subsidiaries on the Estimated Closing Statement minus the Indebtedness for Borrowed Money of the Company and its Subsidiaries on the Closing Statement, (ii) the Non-Ordinary Course Liabilities of the Company and its Subsidiaries on the Estimated Closing Statement minus the Non-Ordinary Course Liabilities of the Company and its Subsidiaries on the Closing Statement and (iii) the Closing Working Capital minus the Estimated Working Capital. If the Closing Adjustment is a positive number, the Closing Adjustment is in the Stockholders’ favor, and if the Closing Adjustment is a negative number, the Closing Adjustment is in the Buyer’s favor.

(27) “Closing Balance Sheet” means a balance sheet of the Company and its Subsidiaries prepared as of 11:59 p.m., Eastern Time, on the Closing Date in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the practices and procedures of the Company and its Subsidiaries, in each case, in accordance with the form, methodology and principles used in preparing the Reference Balance Sheet.

(28) “Closing Cash Consideration” has the meaning given to such term in Section 1.2(b).

(29) “Closing Date” means the date on which the Closing occurs.

(30) “Closing Date Income Tax” means the portion of any corporate income Tax liability that would otherwise be allocable to the Closing Date if that day were treated as a one-day short taxable period under the principles of Section 6.5(b) by reason of the termination of the S corporation status of the Company on the day before the Closing Date.

(31) “Closing Filing” means a Form 8-K announcing the completion of the Special Meeting, together with, or incorporating by reference such other information that may be required to be disclosed with respect to such results in any report or form to be filed with the SEC.

(32) “Closing Statement” has the meaning given to such term in Section 1.4(c).

(33) “Closing Press Release” means a press release, mutually agreed upon by the Buyer and the Company, announcing the results of the Special Meeting.

(34) “Closing Working Capital” means the total current assets of the Company and its Subsidiaries (including accounts receivable, unbilled accounts receivable, other receivables, inventory and prepaid expenses, and including any Tax assets of the Company and its Subsidiaries but only to the extent that such asset is creditable against a current tax liability of the Company and its Subsidiaries, or is properly taken into account in computing the deferred income tax liability of the Company and its Subsidiaries attributable to the Section 481 Adjustment Amount, but excluding Cash, deposits and rent receivable of the Company and its Subsidiaries), less the total current liabilities of the Company and its Subsidiaries, including deferred revenue (excluding Indebtedness for Borrowed Money and Non-Ordinary Course Liabilities of the Company and its Subsidiaries, in each case to the extent that such item reduces the Closing Consideration pursuant to Section 1.4, and any Closing Date Income Tax and deferred rent), in each case determined as of 11:59 p.m., Eastern Time, on the Closing Date in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the practices and procedures of the Company and its Subsidiaries, in each case, in accordance with the form, methodology and principles used in preparing the Reference Balance Sheet; provided that current liabilities shall include the net present value (based upon a discount rate of 5%) of the Section 481 Adjustment Liability (taking into consideration the fact that the Company will pay such Section 481 Adjustment Liability over a four (4) year period) to the extent that such amount would be reflected as a deferred tax liability of the Company under GAAP as of the Closing Date.

(35) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(36) “Company” has the meaning given to such term in the Preamble.

(37) “Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

(38) “Company Disclosure Schedules” has the meaning given to such term in ARTICLE III.

(39) “Company Employees” has the meaning given to such term in Section 3.9(a).

(40) “Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

(41) “Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or any of its Subsidiaries by any third party.

(42) “Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, in whole or in part.

(43) “Company Registered Intellectual Property” means United States and foreign Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing that are registered or filed in the name of the Company or any of its Subsidiaries, alone or jointly with others.

(44) “Competing Business” has the meaning given to such term in Section 2.1 of Appendix B.

(45) “Competing Transaction” has the meaning given to such term in Section 6.10(a).

(46) “Compliant” means, with respect to the Required Information, that such Required Information, taken as a whole and in each case with respect to the Company or its Subsidiaries, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not materially misleading under the circumstances.

(47) “Confidential Information” has the meaning given to such term in Section 3.1 of Appendix B.

(48) “Contract” means any note, bond, mortgage, debt instrument, security agreement, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, purchase and sale order, or other agreement or arrangement, oral or written, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or property are bound, including any and all amendments, waivers or other changes thereto, which, in each case, have any continuing obligations by any party thereto.

(49) “Contribution Agreements” means any written agreement under which the Buyer will exchange Buyer Shares for cash or property (including any agreement for an Equity Financing) that (a) is entered into or becomes binding after the execution of this Agreement and before the Closing, and (b) is not a transfer to the Buyer described in Treasury Regulations Section 1.351-1(a)(ii).

(50) “Control Requirement” means the aggregate ownership of Buyer Shares by the Stockholders and all Persons receiving capital stock of the Company pursuant to the Contribution Agreements, in the aggregate, that possesses at least eighty percent (80%) of the total combined voting power of all classes of stock of the Buyer entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the Buyer; provided that, for such purpose, (a) the ownership of stock of the Buyer shall be determined “immediately after” the Closing of the Transaction and the Contribution Agreements (within the meaning of section 351 of the Code), and (b) all Buyer Shares issued to the Stockholders, including the Escrow Shares, shall be counted as stock of the Buyer owned by the Stockholders immediately after the Transaction.

(51) “Current Government Contracts” has the meaning given to such term in Section 3.15(a).

(52) “Damages” means all Liabilities, losses, claims, damages (including incidental and consequential damages to the extent reasonably foreseeable), punitive damages, causes of actions, demands, assessments, judgments, settlement payments, deficiencies, penalties, fines, Taxes, interest (including interest from the date of such damages) and costs and expenses (including reasonable attorneys’ fees and disbursements of every kind, nature and description). For avoidance of doubt, if any Party incurs expenses to investigate, contest, defend, litigate or settle an asserted or threatened third party claim involving potential claims for Damages for which such Party would be entitled to indemnification hereunder from another Party (if such claim were determined adversely), Damages shall include the amount of the reasonable attorneys’ fees and other reasonable expenses of investigating, contesting, defending, litigating or settling such claims that are incurred by such Party, and shall be paid by the indemnifying Parties to such indemnified Party promptly following the presentation to the indemnifying Party or Parties of itemized bills for such attorneys’ fees and other expenses. Notwithstanding the foregoing, unless such Damages are awarded, paid or required to be paid to a third party in connection with a third party claim, Damages shall not include any punitive or exemplary damages.

(53) “DCAA” has the meaning given to such term in Section 3.15(j).

(54) “Disclosure Schedules” means, collectively, the Company Disclosure Schedules, the Stockholder Disclosure Schedules and the Buyer Disclosure Schedules.

(55) “Direct Costs” has the meaning given to such term in 48 C.F.R. Section 2.101.

(56) “Dispute” has the meaning given to such term in Section 13.17.

(57) “Dividend Indebtedness” means the aggregate amount due under those certain promissory notes distributed by the Company to the Stockholders immediately prior to the Closing, which promissory notes shall be in amounts at least sufficient to reduce each Stockholder’s tax basis in its Company Common Stock (as calculated immediately prior to the dividend, taking into account the Company’s income and gain through the date of such dividend) to zero, but shall in no event have a principal amount in excess of Sixty-Five Million Dollars ($65,000,000).

(58) “DSS” means Defense Security Service of the United States Department of Defense.

(59) “Encumbrance” means any claim, lien, pledge, assignment, option, charge, easement, security interest, right-of-way, encumbrance, mortgage or other right (including with respect to any shares of Company Common Stock or Buyer Common Stock, any preemptive right, right of first refusal, put, call or other restriction on transfer).

(60) “Environment” means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

(61) “Environmental Laws” means, to the extent applicable to the businesses of the Company or any of its Subsidiaries, all Laws, ordinances, regulations, codes, orders, judgments, injunctions, awards or decrees relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., the Occupational Safety and Health Act, 29 USC. Section 651 et. seq., the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990.

(62) “Equity Financing” has the meaning given to such term in Section 6.18.

(63) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(64) “ERISA Affiliate” means each Person that is or was required to be treated as a single employer with the Company or their current or former subsidiaries under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

(65) “Escrow Agent” has the meaning given to such term in Section 1.3.

(66) “Estimated Closing Adjustment” has the meaning given to such term in Section 1.4(a).

(67) “Estimated Closing Balance Sheet” means an estimated balance sheet of the Company and its Subsidiaries prepared as of 11:59 p.m., Eastern Time, on the Closing Date in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the practices and procedures of the Company and its Subsidiaries, in each case, in accordance with the form, methodology and principles used in preparing the Reference Balance Sheet.

(68) “Estimated Closing Statement” has the meaning given to such term in Section 1.4(a).

(69) “Estimated Closing Working Capital” means the estimated total current assets of the Company and its Subsidiaries (including accounts receivable, unbilled accounts receivable, other receivables, inventory and prepaid expenses, and including any Tax assets of the Company and its Subsidiaries but only to the extent that such asset is creditable against a current tax liability of the Company and its Subsidiaries, or is properly taken into account in computing the deferred income tax liability of the Company and its Subsidiaries attributable to the Section 481 Adjustment Amount, but excluding Cash, deposits and rent receivable of the Company and its Subsidiaries), less the estimated total current liabilities of the Company and its Subsidiaries, including deferred revenue (excluding Indebtedness for Borrowed Money and Non-Ordinary Course Liabilities of the Company and its Subsidiaries, in each case to the extent that such item would reduce the Closing Consideration pursuant to Section 1.4, and excluding any Closing Date Income Tax and deferred rent), in each case determined as of 11:59 p.m., Eastern Time, on the Closing Date in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the practices and procedures of the Company and its Subsidiaries, in each case, in accordance with the form, methodology and principles used in preparing the Reference Balance Sheet; provided that current liabilities shall include the net present value (based upon a discount rate of 5%) of the Section 481 Adjustment Liability (taking into consideration the fact that the Company will pay such Section 481 Adjustment Liability over a four (4) year period) to the extent that such amount would be reflected as a deferred tax liability of the Company under GAAP as of the Closing Date.

(70) “Estimated Working Capital Deficit” means the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital.

(71) “Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital.

(72) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(73) “Executive Employees” means the following persons: Simon Lee and Paul Fernandes.

(74) “Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

(75) “Extension” has the meaning given to such term in Section 6.12(b).

(76) “Extension Proxy Solicitation” has the meaning given to such term in Section 6.12(b).

(77) “Extension Proxy Statement” has the meaning given to such term in Section 6.12(b).

(78) “Extension Special Meeting” has the meaning given to such term in Section 6.12(b).

(79) “Facilities” has the meaning given to such term in Section 3.11(a).

(80) “FAR Ethics Rules” has the meaning given to such term in Section 3.15(y).

(81) “Federal Acquisition Regulation” (“FAR”) has the meaning set forth in 48 C.F.R. § 1.101.

(82) “Financial Statements” means the Year-End Financials and the Interim Financials.

(83) “Financing” means a debt financing by a lender or lenders on such terms and conditions that are reasonably acceptable to the Buyer and the Company.

(84) “FINSA” has the meaning given to such term in Section 3.3.

(85) “FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980, as amended.

(86) “Foreign Interest” has the meaning given to the term in Section 5.7.

(87) “Forfeited Shares” means the number of shares of Buyer Shares, in an amount mutually agreed upon by the Sponsor and the Company, forfeited by the Sponsor to the Company for cancellation or otherwise transferred to third parties in connection with the transactions contemplated by this Agreement, if any.

(88) “FTC” has the meaning given to such term in Section 6.7(b).

(89) “Fully Diluted Share Number” means the sum, without duplication, of (a) the aggregate number of shares of Company Common Stock that are outstanding as of immediately prior to the Closing and (b) the aggregate number of shares of Company Common Stock for which all rights to acquire or receive shares of Company Common Stock, whether vested or unvested, outstanding as of immediately prior to the Closing, could be exercised.

(90) “Fundamental Representations” has the meaning given to the term in Section 9.4.

(91) “GAAP” means United States generally accepted accounting principles, consistently applied.

(92) “Governmental Authority” means any nation or government, any state or other instrumentality or political subdivision thereof (including any county or city), and any entity exercising executive, legislative, judicial, military, regulatory or administrative functions of or pertaining to government.

(93) “Government Contract” means any Contract between the Company or any of its Subsidiaries and the U.S. Government or any other Governmental Authority, as well as any subcontract or other arrangement by which (a) the Company or any of its Subsidiaries has agreed to provide goods or services to a prime contractor, to a Governmental Authority or to a higher-tier subcontractor or (b) a subcontractor or vendor has agreed to provide goods or services to the Company or any of its Subsidiaries, where, in either event, such goods or services ultimately will directly benefit or be used by a Governmental Authority, including any closed Contract or subcontract as to which the right of the U.S. Government or a higher-tier contractor to review, audit or investigate has not expired. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract for purposes of this definition, but will be part of the Government Contract to which it relates.

(94) “Government Contract Bids” has the meaning given to such term in Section 3.15(a).

(95) “Hazardous Substance” means any toxic waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Environmental Law.

(96) “Holland & Knight” has the meaning given to such term in Section 13.17.

(97) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(98) “Inbound License” means the agreement, license or other arrangement pursuant to which the Company has rights to use Company Licensed Intellectual Property.

(99) “Indebtedness for Borrowed Money” of any Person means, without duplication, (a) all obligations of such Person and its Subsidiaries for borrowed money (including the Dividend Indebtedness with respect to the Company), (b) any deficit balance in Cash of such Person and its Subsidiaries taken together, (c) all obligations of such Person and its Subsidiaries evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person or any of its Subsidiaries is responsible or liable, (d) all obligations of such Person and its Subsidiaries issued or assumed for deferred purchase price payments, (e) all obligations of such Person and its Subsidiaries under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person and its Subsidiaries, (f) all obligations of such Person and its Subsidiaries for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person or any of its Subsidiaries, whether periodically or upon the happening of a contingency, (h) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (i) all obligations of such Person or any of its Subsidiaries or another Person secured by an Encumbrance on any asset of such first Person or any of its Subsidiaries, whether or not such obligation is assumed by such first Person or any of its Subsidiaries, (j) any prepayment fees or other fees, costs or expenses associated with payment of any Indebtedness for Borrowed Money of such Person or its Subsidiaries and (k) any guaranty by such Person or its Subsidiaries of any Indebtedness for Borrowed Money of any other Person; provided, however, that “Indebtedness for Borrowed Money” specifically excludes trade payables and amounts owed to Company employees for unreimbursed business expenses incurred in the Ordinary Course of Business to the extent such payables and amounts are taken into account in the determination of Closing Working Capital.

(100) “Indemnified Party” means any Person entitled to seek indemnification pursuant to ARTICLE IX.

(101) “Indemnifying Party” means any Person against whom indemnification may be sought pursuant to ARTICLE IX.

(102) “Indemnifying Securityholders” has the meaning given to such term in Section 9.1(b).

(103) “Indemnity Escrow Agreement” has the meaning given to the term in Section 1.3.

(104) “Indemnity Escrow Deposit” has the meaning given to the term in Section 1.3.

(105) “Indemnity Escrowed Funds” means the Indemnity Escrow Deposit, plus the amount of any interest, dividends and other income resulting from the investment of the Indemnity Escrow Deposit and earnings thereon and proceeds thereof.

(106) “Indirect Costs” has the meaning given to such term in 48 C.F.R. Section 2.101.

(107) “Intellectual Property” means the following subsisting throughout the world: (a) Patent Rights; (b) Trademarks and all goodwill in the Trademarks; (c) copyrights, works of authorship, copyrightable works (including, but not limited to, Software), database rights and registrations and applications for registration thereof, including moral rights of authors; (d) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, including, to the extent proprietary: know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (e) other intellectual property rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all applicable jurisdictions), including, but not limited to, rights to recover for past, present and future violations thereof.

(108) “Interim Financials” means the unaudited balance sheet and the unaudited statements of income, cash flows and retained earnings of the Company and its Subsidiaries for the three (3)-month period ended March 31, 2015, each on a consolidated basis.

(109) “Internal Systems” shall mean the Software and the computer, communications and network systems (both desktop and enterprise-wide), servers, hardware, equipment, materials and apparatus owned or controlled by the Company or any of its Subsidiaries and used by the Company or any of its Subsidiaries in its business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the products manufactured, distributed, licensed or sold by the Company or any of its Subsidiaries, whether located on the premises of the Company or any of its Subsidiaries or hosted at a third party site, but excluding (i) government furnished equipment and information and (ii) any of the foregoing made available at government facilities for the performance of Government Contracts.

(110) “IPO” means the Buyer’s initial public offering that closed on October 29, 2013.

(111) “IRS” means the Internal Revenue Service or any successor agency thereto.

(112) “ITAR” has the meaning given to such term in Section 3.3.

(113) “Key Employees” means the employees and consultants of the Company and its Subsidiaries listed on Schedule 7.7(o).

(114) “Knowledge of the Company” means the actual knowledge of Simon Lee, Paul Fernandes, Keith Lynch, Cheryl Garrison and Marlene Emmons, and such knowledge as would reasonably be expected to be discovered by any of the foregoing Persons in the ordinary course of performing their respective responsibilities for the Company or any of its Subsidiaries.

(115) “Laws” means all laws, statutes, ordinances, rules and regulations of any Governmental Authority, including all orders, judgments, injunctions, awards, decisions or decrees of any court having effect of law.

(116) “Liability” or “Liabilities” means, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

(117) “made available” means, with respect to any statement in this Agreement or the Disclosure Schedules to the effect that any information, document or other material has been “made available” a Party, that such information, document or material was: (i) made available for review by such Party and its Representatives in the virtual data room established in connection with this Agreement at least twenty-four (24) hours prior to the execution of this Agreement or (ii) actually delivered (whether by physical or electronic delivery) to such Party or its Representatives at least twenty-four (24) hours prior to the execution of this Agreement.

(118) “Marketing Period” means the first period of twenty (20) consecutive days after the date hereof throughout which the Buyer shall have the Required Information and such Required Information is Compliant; provided that if the Company in good faith reasonably believes that it has delivered the Required Information and that the Required Information is Compliant, the Company may (but shall not be obligated to) deliver to Buyer a written notice to that effect (stating the date on which it believes it completed such delivery), in which case the Company shall be deemed to have complied with the requirement to deliver Required Information that is Compliant, unless Buyer in good faith reasonably determines that the Company has not completed the delivery of Required Information that is Compliant and, within three (3) Business Days after its receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Buyer believes the Company has not delivered or is not Compliant at that time); provided, further, that the Marketing Period shall exclude the periods starting on September 2, 2015 and ending on September 8, 2015, starting on November 23, 2015 and ending on November 27, 2015 and starting on December 21, 2015 and ending on January 4, 2016, and the Marketing Period shall commence no earlier than June 30, 2015. Notwithstanding the foregoing, the Marketing Period shall not be deemed to have commenced if, prior to the completion of such twenty (20) consecutive day period, (a) the Company’s auditor shall have withdrawn its audit opinion with respect to any financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements of the Company and its Subsidiaries for the applicable periods by the applicable independent accountants or another independent public accounting firm reasonably acceptable to the Buyer, (b) the Company shall have determined that it must restate any financial statements or other financial information included in the Required Information, in which case the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended and updated, or (c) any Required Information is not Compliant, in which case a new twenty (20) consecutive calendar day period shall commence upon the Buyer receiving Required Information that is Compliant (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such twenty (20) consecutive calendar day period, then the Marketing Period shall be deemed not to have occurred).

(119) “Material Adverse Effect” with respect to any Person means any effect, event, change, circumstance, development or other matter that, individually or in the aggregate, has, or would reasonably be expected to have, or give rise to, a material adverse effect on, or material adverse change to, (a) the assets, business, condition (financial or otherwise), operating results, properties, Liabilities, reserves, working capital, earnings, technology or relations with customers, suppliers, distributors, employees or regulators of such Person, together with its Subsidiaries, taken as a whole, or (b) the right or ability of such Person to consummate the transactions contemplated hereby, except to the extent resulting from (i) changes in general local, domestic, foreign or international economic conditions, including changes in interest or exchange rates, (ii) changes affecting generally the industries or markets in which such Person operates, including any U.S. Government shutdown or slowdown, (iii) acts of war, sabotage or terrorism, military actions or the escalation thereof, (iv) any changes in applicable Laws or accounting rules or principles, including changes in GAAP, (v) any action required by this Agreement or at the request of or with the consent of the Buyer or its Affiliates and/or Representatives, (vi) the announcement of the transactions contemplated by this Agreement, (vii) earthquakes, floods, hurricanes, or other natural disasters, or (viii) any failure to meet internal revenue or earning projections or predications (provided, the underlying causes of such failure shall not be so included unless such cause is already excluded under this definition); provided that in the case of clauses (i), (ii), (iii), (iv) and (vii), such effect, event, change, circumstance, development or other matter does not affect such Person in a substantially disproportionate manner compared to similar companies.

(120) “Material Contract” means each of the following Contracts of the Company or any of its Subsidiaries in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party: (a) any agreement that could require aggregate payments by or to the Company or any of its Subsidiaries, or involve an unperformed commitment or services having a value, in excess of Fifty Thousand Dollars ($50,000); (b) any agreement pursuant to which the Company or any of its Subsidiaries has made or will make loans or advances, or has incurred or will incur Indebtedness for Borrowed Money; (c) any agreement that is an indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or lease of personal property having value in the aggregate exceeding Fifty Thousand Dollars ($50,000); (d) any partnership agreement, joint venture agreement, or strategic alliance agreement (other than teaming agreements); (e) any agreement containing material restrictions relating to the Company or any of its Subsidiaries or their respective businesses with respect to the geographical area of operations or scope or type of business of the Company and its Subsidiaries or the Company’s or any of its Subsidiaries’ right to hire or solicit any Person as an employee, consultant or independent contractor (excluding customary scope of use restrictions contained in any Inbound Licenses); (f) any power of attorney, agency agreement or written agreement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company and its Subsidiaries or any Seller Party; (g) any agreement which requires performance by the Company or any of its Subsidiaries beyond one (1) year from the date of this Agreement (excluding commercially available, off-the shelf Inbound Licenses that are terminable upon no more than thirty (30) days’ notice); (h) any agreement outside the Ordinary Course of Business that contains express warranties with respect to the products manufactured and sold or services rendered by the Company or any of its Subsidiaries; (i) any agreement that provides for the acquisition, directly or indirectly (by merger or otherwise), of material assets (whether tangible or intangible) or the capital stock of another Person; (j) any written employment agreement not involving employment at-will, consulting or professional advisor agreement providing for annual compensation or remuneration exceeding One Hundred Thousand Dollars ($100,000); (k) any agreement that cannot be terminated without penalty or payment on less than ninety (90) days’ notice; (l) any agreement that involves the sale, issuance or repurchase of any capital stock or securities of the Company or any of its Subsidiaries or the securities of any other Person; (m) any agreement not listed on Schedule 3.15(a) with any Governmental Authority; (n) any written agreement that requires the consent of any other party in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby; (o) any agreement containing a most favored nation or similar price-related provisions in favor of any customer or other counterparty; (p) any agreement that is not made in the Ordinary Course of Business and which is to be performed at or after the date of this Agreement; (q) any agreement obligating the Company or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party; or (r) any agreement to enter into an off-balance sheet transaction within the meaning of Item 303(a)(4)(ii)(B) of Regulation S-K.

(121) “Nasdaq” means the Nasdaq Capital Market.

(122) “NISPOM” has the meaning given to such term in Section 3.3.

(123) “Non-Ordinary Course Liabilities” of the Company or any of its Subsidiaries means (a) any Liability for severance or other compensation provided or payable to employees or consultants of the Company or any of its Subsidiaries (incurred in connection with the Stock Purchase and the other transactions contemplated hereby and including severance or bonus payments to employees or consultants in connection with the transactions contemplated hereby (whether or not in combination with any other event) as set forth in any employment agreement) and, in each case, any employee withholding Taxes and any employer payroll Taxes thereon, (b) any transaction fees and expenses of the Company or any of its Subsidiaries related to the Stock Purchase and the other transactions contemplated hereby, including financial advisory fees, legal fees and expenses, broker and finder fees and expenses of accountants and (c) any other Liability of the Company or any of its Subsidiaries not incurred in the Ordinary Course of Business.

(124) “Notice of Disagreement” has the meaning given to such term in Section 1.4(d).

(125) “Ordinary Course of Business” means an action taken by the Company or any of its Subsidiaries if such action is recurring in nature, is consistent in all material respects with the past practices of the Company or any of its Subsidiaries, as applicable, and is taken in the ordinary course of the day-to-day operations of the Company or any of its Subsidiaries.

(126) “Party” and “Parties” have the meaning given to such terms in the Preamble.

(127) “Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, renewals, extensions, provisionals, reissues and reexaminations).

(128) “Permitted Encumbrance” means:

(a) Any Encumbrance granted under Indebtedness for Borrowed Money reflected and properly accounted for on the Balance Sheet;

(b) Any Encumbrance for unpaid Taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) are being challenged or contested in good faith and for which sufficient reserves have been made;

(c) Any Encumbrance arising out of a judgment, award or order entered or made on or before the date of this Agreement; and

(d) any statutory Encumbrance existed as of the Closing Date.

(129) “Per Share Portion” means, with respect to any Stockholder, a fraction (x) the numerator of which is the number of shares of Company Common Stock held by such Stockholder as of immediately before the Closing and (y) the denominator of which is the Fully Diluted Share Number.

(130) “Person” means any person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, group, Governmental Authority or other entity.

(131) “Proceeding” means any action, arbitration, audit, claim, demand, hearing, investigation, litigation, proceeding or suit, whether civil, criminal, administrative, investigative, or informal and whether commenced, brought, conducted or heard by or before or otherwise involving any Governmental Authority or arbitrator.

(132) “Product” means any software (including software provided for use as a service), hardware, firmware or other product now or within the past four (4) years offered for sale or license by the Company or any of its Subsidiaries, together with all user documentation, scripts, macros, modules and other files supplied, sold or licensed by the Company or its Subsidiaries with such software, hardware, firmware or other product.

(133) “Prospectus” has the meaning given to such term in Section 12.1.

(134) “Proxy Solicitation” has the meaning given to such term in Section 6.12(a).

(135) “Proxy Statement” has the meaning given to such term in Section 6.12(a).

(136) “Public Disclosure Documents” means the Extension Proxy Statement, the Proxy Statement, the Signing Filing, the Signing Press Release, the Closing Filing, the Closing Press Release and each other form, statement or report required to be furnished to or filed by the Buyer with the SEC prior to the Closing or in connection with the transactions contemplated by this Agreement or the Extension.

(137) “R&W Insurance Policy” has the meaning given to such term in Section 6.16.

(138) “Redemption Offer” has the meaning given to such term in Section 6.12(a).

(139) “Reference Balance Sheet” means the reference balance sheet and sample Closing Statement as set forth in Appendix C.

(140) “Registration Rights Agreement” has the meaning given to such term in Section 7.7(p).

(141) “Regulation S-K” means Regulation S-K as promulgated by the SEC, as amended.

(142) “Related Party” means any Seller Party, any trustee or other Affiliate of any Seller Party, any officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries, any individual related by blood, marriage or adoption to any of the foregoing individuals or any entity in which any such Person owns any beneficial interest.

(143) “Related Party Arrangement” has the meaning given to such term in Section 3.20.

(144) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into, onto or through the indoor or outdoor Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

(145) “Representatives”, with respect to any Person, means the directors, officers, employees, consultants, agents or other representatives thereof (including legal counsel, accountants, financial advisors, investment bankers and brokers).

(146) “Required Approval Matters” has the meaning given to such term in Section 6.12(a).

(147) “Required Buyer Stockholder Approval” means the approval of the Required Approval Matters by the requisite vote of the stockholders of the Buyer.

(148) “Required Buyer Stockholder Extension Approval” means the approval of the Extension and the other matters presented for stockholder approval in the Extension Proxy Statement by the requisite vote of the stockholders of the Buyer.

(149) “Required Information” means all financial and other information regarding the Company and its Subsidiaries of the type and form customarily included in marketing documents used to obtain debt financing, including syndicated credit facilities, or as may be reasonably requested in writing by the Buyer in connection therewith, including financial statements prepared in accordance with GAAP, information, projections and audit reports; provided that in no event shall the Required Information be deemed to include or shall the Company otherwise be required to provide (A) pro forma statements or pro forma adjustments (including regarding any pro forma cost savings, synergies, capitalization and other post-Closing or pro forma adjustments), which shall be the responsibility of the Buyer, (B) any description of all or any component of the Financing, (C) risk factors relating to all or any component of the Financing, or (D) separate financial statements in respect of its Subsidiaries.

(150) “Restricted Party” has the meaning given to such term in Section 2.7 of Appendix B.

(151) “SEC” means the Securities and Exchange Commission.

(152) “Section 481 Adjustment Liability” means the excess of the amount of corporate income tax required to be paid by the Buyer and the Company by reason of the required inclusion in income under Section 481 of the Code arising from the Company’s change in method of accounting from the cash method to the accrual method as of the Closing Date over One Million Six Hundred Thousand Dollars ($1,600,000).

(153) “Securities Act” means the Securities Act of 1933, as amended.

(154) “Seller Confidential Information” means all documents and information concerning (i) prior to the Closing, the Seller Parties and the Stockholders’ Representative and (ii) following the Closing, the Stockholders’ Representative or any of the Stockholders or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby (including any claim or dispute arising out of or related to this Agreement or the transactions contemplated hereby, or the interpretation, making, performance, breach or termination thereof).

(155) “Seller Indemnified Party” means the Stockholders and their trustees, assigns, successors and Affiliates.

(156) “Seller Party” and “Seller Parties” have the meaning given to such terms in the Preamble.

(157) “Seller Prepared Return” has the meaning given to such term in Section 6.5(a)(i).

(158) “Shares” means all of the issued and outstanding shares of the capital stock of the Company.

(159) “Share Consideration” has the meaning given to such term in Section 1.2(a).

(160) “Signing Filing” means a Report on Form 8-K pursuant to the Exchange Act, prepared and filed by the Buyer immediately after the issuance of the Signing Press Release, to report the execution of this Agreement.

(161) “Signing Press Release” means a press release, mutually agreed upon by the Buyer and the Company, announcing the execution of this Agreement.

(162) “Software” means computer software code, applications, utilities, diagnostics and databases, whether in source code, interpreted code or object code form.

(163) “Special Meeting” has the meaning given to such term in Section 6.12(a).

(164) “Sponsor” has the meaning given to such term in the Preamble.

(165) “Sponsor Shares” has the meaning given to such term in Section 1.2(a).

(166) “Sponsor Transfer” has the meaning given to such term in Section 1.2(a).

(167) “Stockholders” has the meaning given to such term in the Preamble.

(168) “Stockholders Disclosure Schedules” has the meaning given to such term in ARTICLE IV.

(169) “Stockholders’ Representative” has the meaning given to such term in Section 9.10(a).

(170) “Stock Purchase” has the meaning given to such term in the Recitals.

(171) “Straddle Period” has the meaning given to such term in Section 6.5(b).

(172) “Straddle Period Tax Return” has the meaning given to such term in Section 6.5(a)(ii).

(173) “Sublease Accrual” means any accrual for losses associated with the difference between amounts owed under the facility lease located at 12011 Sunset Hills Road, Suite 1200, Reston, Virginia and the amounts receivable for the sublease of such space, which is included as a liability on the balance sheet of the Company as of the Closing as a result of the Company vacating such property.

(174) “Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least fifty percent (50%) of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of such other Person, whether by Contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

(175) “Target Working Capital” means Ten Million One Hundred Thousand Dollars ($10,100,000).

(176) “Tax” or “Taxes” means any tax or duty or similar governmental fee, levy, assessment or charge of any kind whatsoever imposed by a Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, together with any penalties, additions to tax or additional amounts arising with respect to the foregoing or the obligation to file Tax Returns, and any interest on any of the foregoing.

(177) “Tax Arbitrator” has the meaning given to such term in Section 6.5(a)(iv).

(178) “Taxing Authority” means any Governmental Authority responsible for the assessment, determination, collection or administration of any Tax.

(179) “Tax Return” means any report, return, statement, claim for refund, election, declaration or other information with respect to any Tax required to be filed or actually filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

(180) “Tax Statement Dispute” has the meaning given to such term in Section 6.5(a)(iv).

(181) “Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

(182) “Transaction” means the exchange of all of the capital stock of the Company with the Buyer for consideration that includes the Share Consideration.

(183) “Transaction Tax Deductions” means any tax deductions relating to (i) Non-Ordinary Course Liabilities, (ii) repayment of Indebtedness for Borrowed Money, including any unamortized deferred financing fees in connection with any Indebtedness, and (iii) any other item that has the effect of reducing the consideration payable under Section 1.2.

(184) “Trust Fund” means the trust fund established by the Buyer for the benefit of its public stockholders in accordance with the terms of the governing investment management trust agreement.

(185) “Voting Agreement” has the meaning given to such term in Section 7.7(q).

(186) “Year-End Financials” means the audited balance sheets of the Company and its Subsidiaries and the audited statements of income, cash flows and retained earnings of the Company and its Subsidiaries at and for the fiscal years ended December 31, 2012, 2013 and 2014, each on a consolidated basis.

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